Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

by and among

ALPHAVEST ACQUISITION CORP,

as Purchaser,

AV MERGER SUB,

as Merger Sub,

and

WANSHUN TECHNOLOGY INDUSTRIAL GROUP LIMITED,

as the Company,

Dated as of August 11, 2023

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ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		23
4.1	Organization and Standing	23
4.2	Authorization: Binding Agreement	24
4.3	Capitalization	24
4.4	Subsidiaries	25
4.5	Governmental Approvals	26
4.6	Non-Contravention	26
4.7	Financial Statements	27
4.8	Absence of Certain Changes	28
4.9	Compliance with Laws	28
4.10	Company Permits	28
4.11	Litigation	29
4.12	Material Contracts	29
4.13	Intellectual Property	31
4.14	Privacy and Data Security	33
4.15	Taxes and Returns	34
4.16	Title; Real Property	37
4.17	Employee and Labor Matters	38
4.18	Benefit Plans	39
4.19	Transactions with Related Persons	40
4.20	Certain Business Practices	40
4.21	Investment Company Act	41
4.22	Finders and Brokers	41
4.23	Insurance	41
4.24	Information Supplied	42
4.25	Independent Investigation	42
4.26	EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES	42

ARTICLE V COVENANTS		43
5.1	Access and Information	43
5.2	Conduct of Business of the Company	44
5.3	Conduct of Business of Purchaser	47
5.4	Purchaser Public Filings	50
5.5	No Solicitation	50
5.6	No Trading	51
5.7	Notification of Certain Matters.	51
5.8	Efforts	52
5.9	Further Assurances	53
5.10	The Registration Statement	54
5.11	Required Company Shareholder Approval	56
5.13	Public Announcements	57
5.14	Confidential Information	58

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5.15	Post-Closing Board of Directors and Executive Officers	59
5.16	Purchaser Equity Plan	60
5.17	Indemnification of Directors and Officers	60
5.18	Section 16 Matters	61
5.19	Trust Account Proceeds	61
5.20	Tax Matters	62
5.21	Financials	63
5.22	Transaction Financing	63
5.23	Regulatory Delay	64
5.24	Termination Fee Escrow	64
5.25	Sponsor Promote Escrow	64

ARTICLE VI INDEMNIFICATION; SURVIVAL		64
6.1	Indemnification.	64
6.2	Indemnity Escrow Agreement.	65
6.3	Indemnification Procedure.	65
6.4	Escrow of Indemnity Escrow Shares by the Principal Shareholder.	67
6.5	Payment of Indemnification.	67
6.6	Insurance.	67
6.8	Sole and Exclusive Remedy	68

ARTICLE VII CLOSING CONDITIONS		68
7.1	Conditions to Each Party’s Obligations	68
7.2	Conditions to Obligations of the Company	69
7.3	Conditions to Obligations of Purchaser	70
7.4	Frustration of Conditions	74

ARTICLE VIII TERMINATION AND EXPENSES		74
8.1	Termination	74
8.2	Effect of Termination	75
8.3	Fees and Expenses	76

ARTICLE IX WAIVERS AND RELEASES		76
9.1	Waiver of Claims Against Trust	76

ARTICLE X MISCELLANEOUS		77
10.1	Notices	77
10.2	Binding Effect: Assignment	77
10.3	Third Parties	77
10.4	Governing Law; Jurisdiction	78
10.5	WAIVER OF JURY TRIAL	78
10.6	Specific Performance	79
10.7	Severability	79
10.8	Amendment	79
10.9	Waiver	79
10.10	Entire Agreement	79
10.11	Interpretation	80
10.12	Counterparts	81
10.13	No Recourse	81
10.14	Legal Representation	81

ARTICLE XI DEFINITIONS		82
11.1	Certain Definitions	82
11.2	Section References	98

INDEX OF EXHIBITS

Exhibit	Description
Exhibit A-1	Form of Registration Rights Agreement
Exhibit A-2	Form of Company Lock-Up Agreement
Exhibit B	Form of Amended Purchaser Charter

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BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of August 11, 2023 by and among AlphaVest Acquisition Corp, a Cayman Islands exempted company (together with its successors, “Purchaser”), AV Merger Sub, a Cayman Islands exempted company and a direct wholly owned subsidiary of Purchaser (“Merger Sub”), and Wanshun Technology Industrial Group Limited, a Cayman Islands exempted company (the “Company”). Purchaser, Merger Sub and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS:

WHEREAS, Purchaser is a blank check company and was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, Merger Sub is a newly incorporated Cayman Islands exempted company, wholly owned by Purchaser, and was formed for the purpose of effectuating the Merger;

WHEREAS, the Parties desire and intend to effect a business combination transaction whereby Merger Sub will merge with and into the Company (the “Merger”) with the Company being the surviving entity and becoming a wholly owned subsidiary of Purchaser, such Merger to occur upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Cayman Act;

WHEREAS, simultaneously with the execution and delivery of this Agreement, the Company Shareholders have entered into a Support Agreement with Purchaser and the Company (the “Company Shareholder Support Agreement”);

WHEREAS, simultaneously with the execution and delivery of this Agreement, Sponsor, certain Affiliates of Purchaser and the Sponsor and other parties, have entered into a Support Agreement with Purchaser and the Company (the “Sponsor Support Agreement”);

WHEREAS, in connection with the consummation of the Merger, certain equityholders of Purchaser and certain shareholders of the Company will, on or prior to the Closing, enter into an amended and restated registration rights agreement to, among other matters, have such rights apply to the Purchaser Securities, and provide those shareholders of the Company with registration rights, the form of which is attached as Exhibit A-1 hereto (the “Registration Rights Agreement”);

WHEREAS, the boards of directors of Purchaser, Merger Sub and the Company have each (a) determined that the Merger and the other transactions contemplated by this Agreement and the Ancillary Documents (the “Transactions”) are fair, advisable and in the best interests of their respective companies and shareholders, and (b) approved this Agreement and the Transactions, upon the terms and subject to the conditions set forth herein;

WHEREAS, Purchaser, as the sole shareholder of Merger Sub, has approved this Agreement and the Transactions, upon the terms and subject to the conditions set forth herein; and

WHEREAS, certain capitalized terms used herein are defined in Article XI hereof.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger.

(a) Closing. As promptly as practicable following (and in any event no later than the third Business Day) the satisfaction or (to the extent permitted by applicable Law) waiver of all the conditions set forth in Sections 7.1 to 7.3 (other than any conditions that by their terms or nature are to be satisfied at the Closing) the consummation of the transactions contemplated by this Agreement with respect to the Merger (the “Closing”) shall take place electronically by the mutual exchange of electronic signatures (including portable document format (.PDF)) (the date on which the Closing is actually held being the “Closing Date”). On the Merger Effective Date, and subject to and upon the terms and conditions of this Agreement, and in accordance with the Cayman Act, the Company and Merger Sub shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into the Company with the Company being the surviving entity, following which the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving company. The Company, as the surviving company after the Merger, is hereinafter sometimes referred to as the “Surviving Company” (provided, that references to the Company for periods after the Merger Effective Date shall include the Surviving Company).

(b) Merger Effective Date. On the terms and subject to the conditions set forth herein and in accordance with the Cayman Act, on or before the Closing Date, the Company and Merger Sub shall cause a plan of merger, in a form reasonably satisfactory to the Company and Purchaser (with such modifications, amendments or supplements thereto as may be required to comply with the Cayman Act), along with all other documentation and declarations required under the Cayman Act in connection with the Merger, to be duly executed and properly filed with the Cayman Registrar, in accordance with the relevant provisions of the Cayman Act (together, the “Merger Documents”). The Merger shall become effective on the date and time at which the Merger Documents have been duly filed with, and registered by, the Cayman Registrar or on a subsequent date and time as is agreed by Purchaser and the Company and specified in the Merger Documents in accordance with the Cayman Act; provided that such date shall not be a date later than the ninetieth day after the date of the registration of the Merger Documents by the Cayman Registrar (the time the Merger becomes effective being referred to herein as the “Merger Effective Date”).

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(c) Effect of the Merger. On and after the Merger Effective Date, the effect of the Merger shall be as provided in this Agreement, the Merger Documents and the applicable provisions of the Cayman Act. Without limiting the generality of the foregoing, and subject thereto, under the Cayman Act, on the Merger Effective Date, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Company, which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of Merger Sub and the Company set forth in this Agreement to be performed after the Merger Effective Date, and the Surviving Company shall continue its existence as a wholly-owned Subsidiary of Purchaser.

(d) Organizational Documents of the Surviving Company. On the Merger Effective Date, in accordance with the Merger Documents, the memorandum and articles of association of the Merger Sub shall be the memorandum and articles of association of Surviving Company, until thereafter amended in accordance with the applicable provisions of the Cayman Act and such memorandum and articles of association.

(e) Directors and Officers of the Surviving Company. On the Merger Effective Date, the board of directors and officers of Merger Sub shall cease to hold office, and the board of directors and the officers of the Surviving Company shall be appointed as determined by the Company, each to hold office in accordance with the memorandum and articles of association of the Surviving Company until their respective successors are duly elected or appointed and qualified.

(f) Effect of the Merger on Issued Securities of the Company. Subject to ARTICLE VI, on the Merger Effective Date, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of securities of the Company or Merger Sub:

(i) [Intentionally Omitted.]

(ii) Company Ordinary Shares. Every issued and outstanding Company Ordinary Share (other than the Dissenting Company Shares and Company Ordinary Shares described in Section 1.1(f)(iii)) shall be exchanged into such number of newly issued Purchaser Ordinary Shares that is equal to the Exchange Ratio; provided, that notwithstanding anything to the contrary contained herein, no fraction of a Purchaser Ordinary Share will be issued by virtue of the Merger or the other Transactions, and each Person who would otherwise be entitled to a fraction of a Purchaser Ordinary Share (after aggregating all fractional shares of the applicable class of Purchaser Ordinary Shares that otherwise would be received by such Person) shall instead have the number of Purchaser Ordinary Shares issued to such Person rounded up in the aggregate to the nearest whole Purchaser Ordinary Share, following which, all such Company Ordinary Shares shall cease to be outstanding and shall automatically be canceled and shall cease to exist.

(iii) Cancellation of Share Capital Owned by the Company. On the Merger Effective Date, if there are any issued shares of the Company that are owned by the Company as treasury shares, such shares shall be canceled and extinguished without any conversion thereof or payment therefor.

(iv) No Liability. Notwithstanding anything to the contrary in this Section 1.1(f), none of the Surviving Company, Purchaser or any other Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

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(g) Effect of the Merger on Merger Sub Shares. On the Merger Effective Date, by virtue of the Merger and without any action on the part of any Party or any equityholder of Merger Sub, all Merger Sub Ordinary Shares issued and outstanding immediately prior to the Merger Effective Date shall be converted into an equal number of ordinary shares of the Surviving Company, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of the Surviving Company.

(h) Taking of Necessary Action; Further Action. If, at any time after the Merger Effective Date, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective entities to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

1.2 Closing Statements.

(a) Three (3) Business Days prior to the Closing, Purchaser shall deliver to the Company a statement (the “Purchaser Closing Statement”) setting forth, in each case as of the Reference Time: (i) the aggregate amount of cash in the Trust Account (prior to giving effect to the Redemption), (ii) the aggregate amount of all payments required to be made in connection with the Redemption, (iii) the net cash of Purchaser, after giving effect to the Redemption, (iv) the Purchaser Transaction Expenses, including the amount owed to each payee thereof and payment instructions therefor, and (v) the Purchaser Indebtedness.

(b) Three (3) Business Days prior to the Closing, but in any case following receipt of the Purchaser Closing Statement, the Company shall deliver to Purchaser a statement (the “Company Closing Statement”) setting forth, in each case as of the Reference Time, (i) the Closing Company Cash, (ii) the Company Indebtedness, and (iii) the Company Transaction Expenses, including the amount owed to each payee thereof and payment instructions therefor.

(c) From and after the delivery of the Purchaser Closing Statement or the Company Closing Statement, as the case may be, until the Closing Date, each of the Company and Purchaser shall (i) provide the other Parties and their Representatives with reasonable access to information reasonably requested by the Company or Purchaser or any of their respective Representatives in connection with the review of the Purchaser Closing Statement or the Company Closing Statement, as the case may be, (ii) consider in good faith any comments to the Purchaser Closing Statement or the Company Closing Statement, as the case may be, provided by any other Party prior to the Closing Date, and (iii) revise the Purchaser Closing Statement or the Company Closing Statement, as the case may be, as needed to reflect any reasonable comments and any other comments that, based on its good faith assessment, are warranted or appropriate and deliver such revised Purchaser Closing Statement or Company Closing Statement, as the case may be, to any other Party prior to the Closing Date reflecting any such changes. It is understood and agreed that whether or not the Parties have fully resolved all comments to the Company Closing Statement or the Purchaser Closing Statement, such failure shall not affect, condition or delay the Closing, and the Closing shall occur based on the information set forth in the last agreed upon version of the Purchaser Closing Statement and the Company Closing Statement, as applicable.

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1.3 Withholding. Each of Purchaser, the Surviving Company, Merger Sub and the Exchange Agent (and each of their respective Affiliates) shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. Other than in respect of amounts subject to compensatory withholding, each of the Parties (or their respective Affiliates) shall use commercially reasonable efforts to notify the Person in respect of which such deduction and withholding is expected to be made at least five (5) Business Days prior to making any such deduction or withholding, which notice shall be in writing and include the amount of and basis for such deduction or withholding. Each of the Parties (or their Affiliates), as applicable, shall use commercially reasonable efforts to cooperate with such Person to reduce or eliminate any such deduction or withholding to the extent permitted by applicable Law. To the extent that amounts are so withheld and timely remitted to the applicable Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

1.4 Dissenter’s Rights. Notwithstanding any provision of this Agreement to the contrary and to the extent available under the Cayman Act, Company Shares that are outstanding immediately prior to the Merger Effective Date and that are held by shareholders of the Company who shall have demanded properly in writing dissenters’ rights for such Company Shares in accordance with Section 238 of the Cayman Act and otherwise complied with all of the provisions of the Cayman Act relevant to the exercise and perfection of dissenters’ rights (the “Dissenting Company Shares”) shall not be converted into, and such shareholders shall have no right to receive, the applicable merger consideration unless and until such shareholder fails to perfect or withdraws or otherwise loses his, her or its right to dissenters’ rights under the Cayman Act. The Company Shares owned by any shareholder of the Company who fails to perfect or who effectively withdraws or otherwise loses his, her or its dissenters’ rights pursuant to the Cayman Act shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Merger Effective Date, the right to receive the applicable merger consideration, without any interest thereon. Prior to the Closing, the Company shall give Purchaser (i) prompt notice of any demands for dissenters’ rights received by the Company and any withdrawals of such demands and any other instruments served pursuant to the Cayman Act and received by the Company relating to the exercise of any rights of dissent from the Merger or appraisal rights and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such notice of dissenter right or demand for appraisal under the Cayman Act. The Company shall not, except with the prior written consent of Purchaser, make any offers or payment with respect to any exercise by a shareholder of its rights to dissent from the Merger or any demands for appraisal or offer to settle or settle any such demands or approve any withdrawal of any such demands.

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1.5 Exchange Agent.

(a) Prior to the Merger Effective Date, Purchaser shall appoint an exchange agent reasonably acceptable to the Company and Purchaser (in such capacity, the “Exchange Agent”), for the purpose of exchanging Company Shares for a number of Purchaser Ordinary Shares in accordance with the provisions of this Agreement and the Merger Documents, as applicable. At or prior to the Merger Effective Date, Purchaser shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of Company Shares, for exchange in accordance with Section 1.1(f), the Purchaser Ordinary Shares to be issued pursuant to Section 1.1(f). At or as promptly as practicable following the Merger Effective Date, Purchaser shall send, or shall cause the Exchange Agent to send, to each holder of Company Shares a letter of transmittal for use in such exchange, in a form reasonably acceptable to the Company and Purchaser (a “Letter of Transmittal”).

(b) Notwithstanding any other provision of this Section 1.5, any obligation on Purchaser under this Agreement to issue Purchaser Ordinary Shares to any holder of Company Shares entitled to receive Purchaser Ordinary Shares shall be satisfied by Purchaser issuing such Purchaser Ordinary Shares to the Depositary Trust Company (“DTC”) or to such other clearing service or issuer of depositary receipts (or their nominees, in either case) as may be necessary or expedient, and each holder of Company Shares shall hold such Purchaser Ordinary Shares in book-entry form or through a holding of depositary receipts and the DTC or its nominee or the relevant clearing service or issuer of depositary receipts (or their nominees, as the case may be), will be the holder of record of such Purchaser Ordinary Shares.

(c) Subject to ARTICLE VI, each holder of Company Shares shall be entitled to receive Purchaser Ordinary Shares, as set forth in Section 1.1(f)(ii) (excluding any Company Shares described in Section 1.1(f)(iii) or Dissenting Company Shares), as soon as reasonably practicable after the Merger Effective Date, but subject to the delivery to the Exchange Agent of the following items prior thereto: (i) the certificate(s), if any, representing such Company Shares (the “Shareholder Certificates”) or a Lost Certificate Affidavit, and (ii) a properly completed and duly executed Letter of Transmittal which shall (A) have customary representations and warranties as to title, authorization, execution and delivery, (B) have a customary release of all claims against Purchaser and the Company arising out of or related to such holder’s ownership of Company Ordinary Shares, (C) include the agreement of the Company Shareholders to the appointment of the Company Shareholder Representative with respect to matters relating to the Earnout Shares (including, without limitation, the surrender thereof), and (D) specify that delivery shall be effected, and risk of loss and title to the Company Ordinary Shares shall pass, only upon delivery of the Company Ordinary Shares to Purchaser (including all certificates representing Company Ordinary Shares) (the documents to be submitted to the Exchange Agent pursuant to this sentence may be referred to herein collectively as the “Transmittal Documents”). Until so surrendered, each such Shareholder Certificate shall represent after the Merger Effective Date for all purposes only the right to receive either Purchaser Ordinary Shares, as set forth in Section 1.1(f)(ii).

(d) If any Purchaser Ordinary Share is to be delivered or issued to a Person other than the Person in whose name the surrendered Shareholder Certificate is registered immediately prior to the Merger Effective Date, it shall be a condition to such delivery that (i) the transfer of such Company Shares shall have been permitted in accordance with the terms of the Organizational Documents of the Company, (ii) the recipient of such Purchaser Ordinary Share, or the Person in whose name such Purchaser Ordinary Share is delivered or issued, shall have already executed and delivered duly executed counterparts to the applicable Transmittal Documents as are reasonably deemed necessary by the Exchange Agent, and (iii) the Person requesting such delivery shall have paid to the Exchange Agent any transfer or other Taxes required as a result of such delivery to a Person other than the registered holder of such Shareholder Certificate, or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

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(e) Notwithstanding anything to the contrary contained herein, in the event that any Shareholder Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Shareholder Certificate to the Exchange Agent, the holder of Company Shares may instead deliver to the Exchange Agent an affidavit of lost certificate and indemnity of loss in form and substance reasonably acceptable to Purchaser (a “Lost Certificate Affidavit”), which at the reasonable discretion of Purchaser may include a requirement that the owner of such lost, stolen or destroyed Shareholder Certificate deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Purchaser or the Surviving Company with respect to the Company Shares represented by the Shareholder Certificates alleged to have been lost, stolen or destroyed. Any Lost Certificate Affidavit properly executed and delivered in accordance with this Section 1.5(e) shall, unless the context otherwise requires, be treated as a Shareholder Certificate for all purposes of this Agreement.

(f) After the Merger Effective Date, the register of members of the Company shall be closed, and thereafter there shall be no further registration on the register of members of the Surviving Company of transfers of Company Shares that were issued and outstanding immediately prior to the Merger Effective Date. No dividends or other distributions declared or made after the date of this Agreement with respect to Purchaser Ordinary Shares with a record date after the Merger Effective Date will be paid to the holders of any Company Shares that were issued and outstanding immediately prior to the Merger Effective Date until the holders of record of such Company Shares shall have provided the applicable Transmittal Documents in accordance with Section 1.5(c). Subject to applicable Law, following the delivery of the applicable Transmittal Documents, the Exchange Agent shall promptly deliver to the record holders thereof, without interest, the applicable Purchaser Ordinary Shares and the amount of any such dividends or other distributions with a record date after the Merger Effective Date theretofore paid with respect to such Purchaser Ordinary Shares.

(g) All securities issued upon the surrender of Shareholder Certificates (or delivery of a Lost Certificate Affidavit) in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to Company Shares represented by such Shareholder Certificates. Any Purchaser Ordinary Shares made available to the Exchange Agent pursuant to Section 1.5(a) that remains unclaimed by any holder of Company Shares one year after the Merger Effective Date shall be returned to Purchaser, upon demand, and any such holder of Company Shares who has not exchanged its Company Shares for the applicable number of Purchaser Ordinary Shares in accordance with this Section 1.5 prior to that time shall thereafter look only to Purchaser for payment in respect of such Company Shares without any interest thereon (but with any dividends paid with respect thereto). Notwithstanding the foregoing, none of the Surviving Company, Purchaser or any party hereto or any Representative of any of the foregoing shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

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1.6 Earnout.

(a) At the Closing, 400,000,000 additional Purchaser Ordinary Shares (the “Earnout Shares”) will be issued by Purchaser to the Company Shareholders (other than holders of Dissenting Company Shares) and placed in an escrow account with Continental (the “Earnout Escrow Account” and such Earnout Shares placed in the Earnout Escrow Account, the “Escrowed Earnout Shares”) for the benefit of such Company Shareholders pursuant to an Escrow Agreement between Purchaser, Continental and Mr. Zhou Zhengqing (the “Company Shareholder Representative”) as the representative of the Company Shareholders (the “Earnout Escrow Agreement”); provided that Mr. Zhou Zhengqing shall only be a party to the Earnout Escrow Agreement, the Sponsor Promote Escrow Agreement, and the Termination Fee Escrow Agreement in his capacity as the Company Shareholder Representative if duly appointed by the Company Shareholders. Each Company Shareholder (other than holders of Dissenting Company Shares) shall be shown as the registered owner of its pro rata portion of the Escrowed Earnout Shares on the books and records of Purchaser, as set forth on Schedule 1.6 of the Company Disclosure Schedules (in respect of each Company Shareholder, its “Pro Rata Portion”), and shall be entitled to exercise voting rights and all share rights with respect to such Escrowed Earnout Shares.

(b) Subject to adjustment pursuant to Section 1.6(c) below, the Company Shareholders shall have the right to receive their Pro Rata Portion of the Escrowed Earnout Shares after the Closing Date in accordance with this Section 1.6. In the event that the Revenue Target is achieved, the Escrowed Earnout Shares will be released from the Earnout Escrow Account to the Company Shareholders on the later of January 31, 2024 or the Closing Date (the “Earnout Release Date”). Any Escrowed Earnout Shares remaining in the Earnout Escrow Account following the Earnout Release Date, will be surrendered back to Purchaser without consideration by the Company Shareholders executing an irrevocable surrender of shares. The Company Shareholder Representative, on behalf of the Company Shareholders, shall instruct Continental to unconditionally release the surrendered portion of such Escrowed Earnout Shares from the Earnout Escrow Account to Purchaser, and Purchaser shall cancel such surrendered portion of such Escrowed Earnout Shares in accordance with the Earnout Escrow Agreement and the Company Shareholder Representative shall execute an Irrevocable Surrender of Shares on behalf of the Company Shareholders in form and substance satisfactory to the Sponsor and surrender such Earnout Shares to Purchaser without consideration.

(c) The applicable number of Earnout Shares, if any, shall be subject to equitable adjustment for share splits, share dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the Purchaser Ordinary Shares after the Closing and prior to the Earnout Release Date.

(d) Notwithstanding anything contained in this Section 1.6, if during the Interim Period, the Company obtains transaction financing in the aggregate amount of at least $215,000,000, in the form of firm written commitments from investors recognized and accepted by Purchaser or in the form of no less than $107,500,000 good faith deposit made by investors for a private placement of equity, debt or other alternative financing to Purchaser, each Company Shareholder (other than holders of Dissenting Company Shares) shall be entitled to receive its Pro Rata Portion of the Earnout Shares on the Closing Date, regardless of whether the Revenue Target is achieved.

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ARTICLE II

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in the disclosure schedules delivered by Purchaser to the Company on the date of this Agreement (the “Purchaser Disclosure Schedules”), each section of which qualifies the correspondingly numbered representation or warranty specified therein and such other representation or warranty where its relevance as an exception to (or disclosure for purposes of) such other representation or warranty is reasonably apparent on the face of such disclosure, or other than with respect to Sections 2.1 to 2.5 and 2.16, the SEC Reports that are available on the SEC’s website through EDGAR and at least two (2) Business Days prior to the date of this Agreement (excluding any risk factors, forward-looking statements or similar predictive statements), Purchaser represents and warrants to the Company, as of the date of this Agreement and as of the Closing, as follows:

2.1 Organization and Standing. Purchaser is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Purchaser is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Purchaser has made available to the Company true, accurate and complete copies of its Organizational Documents, each as currently in effect. Purchaser is, and at all times has been, not in violation of any provision of its Organizational Documents in any material respect.

2.2 Authorization; Binding Agreement. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Purchaser Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of Purchaser and (b) other than the Required Purchaser Shareholder Approval, no other corporate proceedings, other than as set forth elsewhere in the Agreement (including, without limitation, the filing of the Amended Purchaser Charter), on the part of Purchaser are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. On or prior to the date of this Agreement, Purchaser’s board of directors, either at a duly called and held meeting or by a resolution in writing, unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of Purchaser’s shareholders in accordance with the Cayman Act, (ii) approved and adopted this Agreement, (iii) recommended that Purchaser’s shareholders vote in favor of the approval of this Agreement, the Merger and the other Purchaser Shareholder Approval Matters in accordance with the Cayman Act and the Purchaser Charter (the “Purchaser Recommendation”) and (iv) directed that this Agreement and the Purchaser Shareholder Approval Matters be submitted to Purchaser’s shareholders for their approval. This Agreement has been, and each Ancillary Document to which Purchaser is a party shall be when delivered, duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally and subject to general principles of equity (collectively, the “Enforceability Exceptions”).

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2.3 Governmental Approvals. Except as otherwise described in Schedule 2.3 of the Purchaser Disclosure Schedules, no Consent of or with any Governmental Authority, is required to be obtained or made in connection with the execution, delivery or performance by Purchaser of this Agreement and each Ancillary Document to which it is a party or the consummation by Purchaser of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as expressly contemplated by this Agreement (including the filing of the Amended Purchaser Charter), (c) any filings required with NASDAQ or the SEC with respect to the Transactions, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not have a Material Adverse Effect on Purchaser or impair or delay the ability of Purchaser to consummate the Transactions.

2.4 Non-Contravention. Except as otherwise described in Schedule 2.4 of the Purchaser Disclosure Schedules, the execution and delivery by Purchaser of this Agreement and each Ancillary Document to which it is a party, the consummation by Purchaser of the transactions contemplated hereby and thereby, and compliance by Purchaser with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of Purchaser’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 2.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to Purchaser or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Purchaser under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than Permitted Lien) upon any of the properties or assets of Purchaser under, (viii) give rise to any obligation to obtain any third party Consent from any Person or (ix) give any Person the right to declare a default, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Purchaser Material Contract, except for any deviations from any of the foregoing clauses (b) or (c) that would not have a Material Adverse Effect on Purchaser or impair or delay the ability of Purchaser to consummate the Transactions.

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2.5 Capitalization.

(a) Purchaser is authorized to issue 2,000,000 Purchaser Preferred Shares, of which none are issued and outstanding, and 200,000,000 Purchaser Ordinary Shares, of which 2,280,500 are issued and outstanding. All outstanding Purchaser Shares are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, right of first refusal, transfer restrictions, preemptive right, subscription right or any similar right under any provision of the Cayman Act, Purchaser’s Organizational Documents or any Contract to which Purchaser is a party. None of the outstanding Purchaser Securities has been issued in violation of any applicable securities Laws. Prior to giving effect to the transactions contemplated by this Agreement, Purchaser does not have, and has not had, any Subsidiaries or own any equity interests in any other Person other than Merger Sub. Purchaser does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, company, partnership, joint venture, business, trust or other entity. Except as contemplated by this Agreement, Purchaser has no interests, rights, obligations or liabilities with respect to, or is party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a business combination.

(b) Except as set forth in Schedule 2.5(b) of the Purchaser Disclosure Schedules, there are no (i) outstanding options, warrants, puts, calls, convertible or exchangeable securities, “phantom” share rights, share appreciation rights, share-based units, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued securities of Purchaser or (B) obligating Purchaser to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for any capital shares, or (C) obligating Purchaser to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for any capital shares. Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of Purchaser to repurchase, redeem or otherwise acquire any shares of Purchaser or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule 2.5(b) of the Purchaser Disclosure Schedules, there are no shareholders agreements, voting trusts or other agreements or understandings to which Purchaser is a party with respect to the voting of any shares of Purchaser.

(c) Since the date of formation of Purchaser, and except as contemplated by this Agreement, Purchaser has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and Purchaser’s board of directors has not authorized any of the foregoing.

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2.6 SEC Filings; Purchaser Financials; Internal Controls.

(a) Purchaser, since the IPO, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by Purchaser with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s web site through EDGAR, Purchaser has delivered to the Company copies in the form filed with the SEC of all of the following: (i) Purchaser’s Form S-l, (ii) Purchaser’s annual reports on Form 10-K for each fiscal year of Purchaser beginning with the first year Purchaser was required to file such a form, (iii) Purchaser’s quarterly reports on Form 10-Q for each fiscal quarter that Purchaser filed such reports to disclose its quarterly financial results in each of the fiscal years of Purchaser referred to in clause (ii) above, (iv) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by Purchaser with the SEC since the beginning of the first fiscal year referred to in clause (ii) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (ii), (iii) and (iv) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”) and (v) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (ii) above (collectively, the “Public Certifications”). The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Public Certifications are each true as of their respective dates of filing. As used in this Section 2.6. the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) As of the date of this Agreement, (A) the Purchaser Units, the Purchaser Preferred Shares and the Purchaser Ordinary Shares are listed on NASDAQ, (B) Purchaser has not received any written deficiency notice from NASDAQ relating to the continued listing requirements of such Purchaser Securities, (C) there are no Actions pending or, to the Knowledge of the Purchaser, threatened against Purchaser by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Purchaser Securities on NASDAQ and (D) such Purchaser Securities are in compliance with all of the applicable corporate governance rules of NASDAQ.

(c) The financial statements and notes of Purchaser contained or incorporated by reference in the SEC Reports (the “Purchaser Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of Purchaser at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved, (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable), and (iii) audited in accordance with the standards of the Public Company Accounting Oversight Board.

(d) Except as and to the extent reflected or reserved against in the Purchaser Financials, Purchaser has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that is not adequately reflected or reserved on or provided for in the Purchaser Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since Purchaser’s formation in the ordinary course of business consistent with past practice. Purchaser does not maintain any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K of the Securities Act. As of the date of this Agreement, no financial statements other than those of Purchaser are required by GAAP to be included in the financial statements of Purchaser.

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(e) Since the IPO, Purchaser has not received from its independent auditors any written notification of any (i) “significant deficiency” in the internal controls over financial reporting of Purchaser, (ii) “material weakness” in the internal controls over financial reporting of Purchaser or (iii) Fraud, whether or not material, that involves management or other employees of Purchaser who have a significant role in the internal controls over financial reporting of Purchaser.

(f) Except as not required in reliance on exemptions from various reporting requirements by virtue of Purchaser’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, since the IPO, (i) Purchaser has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Purchaser’s financial reporting and the preparation of the Purchaser’s financial statements for external purposes in accordance with GAAP and (ii) Purchaser has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to Purchaser is made known to Purchaser’s principal executive officer and principal financial officer by others within Purchaser, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared.

(g) Purchaser has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h) Notwithstanding anything in this Section 2.6 or otherwise in this Agreement, no representation or warranty is made as to the accounting treatment of Purchaser’s issued and outstanding warrants, or as to any deficiencies in disclosure (including with respect to accounting and disclosure controls) arising from the treatment of such warrants as equity rather than liabilities in Purchaser’s financial statements.

2.7 Absence of Certain Changes. As of the date of this Agreement, except as set forth in Schedule 2.7 of the Purchaser Disclosure Schedules, Purchaser has (a) since its formation, conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related activities, (b) since its formation, not been subject to a Material Adverse Effect and (c) since December 31, 2022, not taken any action or committed or agreed to take any action that would be prohibited by Section 5.3 (without giving effect to Schedule 5.3) if such action were taken on or after the date of this Agreement without the consent of Purchaser.

2.8 Compliance with Laws. Purchaser is, and has since its formation been, in material compliance with all Laws applicable to it and the conduct of its business, and Purchaser has not received written notice alleging any violation of applicable Law in any material respect by Purchaser.

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2.9 Actions; Orders; Permits. There is no pending or, to the Knowledge of the Purchaser, threatened Action to which Purchaser is subject. There is no Action that Purchaser has pending against any other Person. Purchaser is not subject to any Orders of any Governmental Authority, nor, to the Knowledge of the Purchaser, are any such Orders pending. Purchaser holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect.

2.10 Taxes and Returns.

(a) Purchaser has timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP. Purchaser is not subject to Tax in a country other than the country of its incorporation or formation solely by virtue of having a permanent establishment in such other country. There are no claims, assessments, audits, examinations, investigations or other Actions pending against Purchaser in respect of any material Tax, and Purchaser has not been notified in writing of any material proposed Tax claims or assessments against Purchaser (other than, in each case, claims or assessments for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP). There are no Liens with respect to any Taxes upon any of Purchaser’s assets, other than Permitted Liens. Purchaser has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by Purchaser for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return outside of the ordinary course of business. Purchaser is not, and never has been, (A) a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, or (B) a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes.

(b) Since the date of its formation, Purchaser has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax Liability or refund.

(c) Purchaser is not nor has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U. S. income Tax Law).

(d) Purchaser has neither taken nor agreed to take any action not contemplated by this Agreement and/or any Ancillary Document that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. To the Knowledge of the Purchaser, no facts or circumstances exist that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

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(e) Purchaser is treated as a corporation for U.S. federal (and applicable U.S. state and local) income Tax purposes.

(f) Notwithstanding anything to the contrary herein, the representations and warranties in this Section 2.10 and Section 2.11 are the sole and exclusive representations and warranties of Purchaser concerning Tax matters.

2.11 Employees and Employee Benefit Plans. Except as set forth on Schedule 2.11 of the Purchaser Disclosure Schedules, Purchaser does not, and has not ever, (a) had any employees directors, officers, or other individual service provider, or (b) maintained, sponsored, contributed to, or otherwise had any Liability (contingent or otherwise) under, any Benefit Plan or Foreign Plan. Neither the execution and delivery of this Agreement or the Ancillary Documents nor the consummation of the transactions contemplated by this Agreement and the Ancillary Documents (either alone or in conjunction with any other event) will (i) result in any payment or benefit (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer, employee or other individual service provider of Purchaser, (ii) result in the acceleration of the time of payment or vesting of any such payment or benefit, or (iii) result in any “parachute payment” under Section 280G of the Code.

2.12 Properties. Purchaser does not own, license or otherwise have any right, title or interest in any material Intellectual Property. Purchaser does not own or lease any material real property or Personal Property.

2.13 Material Contracts.

(a) Except as set forth on Schedule 2.13(a) of the Purchaser Disclosure Schedules or the Purchaser SEC Reports, other than this Agreement and the Ancillary Documents, there are no Contracts to which Purchaser is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $1 million, or (ii) prohibits, prevents, restricts or impairs in any material respect any business practice of Purchaser or any acquisition of material property by Purchaser, or restricts in any material respect the ability of Purchaser from engaging in business as conducted as of the date of this Agreement by it (each, a “Purchaser Material Contract”).

(b) With respect to each Purchaser Material Contract: (i) the Purchaser Material Contract was entered into at arm’s length and in the ordinary course of business consistent with past practice; (ii) the Purchaser Material Contract is legal, valid, binding and enforceable in all material respects against Purchaser and, to the Knowledge of the Purchaser, the other parties t hereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) Purchaser is not in breach or default in any material respect, and to the Knowledge of the Purchaser, no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by Purchaser, or permit termination or acceleration by the other party, under such Purchaser Material Contract; and (iv) to the Knowledge of the Purchaser, no other party to any Purchaser Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by Purchaser under any Purchaser Material Contract.

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2.14 Transactions with Affiliates. Except as set forth on Schedule 2.14 of the Purchaser Disclosure Schedules, there are no Contracts or understandings between or binding on Purchaser on the one hand, and any Related Person of Purchaser, on the other hand, currently in effect or binding on Purchaser.

2.15 Investment Company Act; JOBS Act. Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case within the meaning of the Investment Company Act. Purchaser constitutes an “emerging growth company” within the meaning of the JOBS Act.

2.16 Finders and Brokers. Except as set forth in Schedule 2.16 of the Purchaser Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Purchaser.

2.17 Certain Business Practices.

(a) Neither Purchaser, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since the formation of Purchaser, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder Purchaser or assist it in connection with any actual or proposed transaction.

(b) The operations of Purchaser are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving Purchaser with respect to any of the foregoing is pending or, to the Knowledge of the Purchaser, threatened.

(c) None of Purchaser, any of its Subsidiaries, or any of their directors, officers or employees, or, to the Knowledge of the Purchaser, any other Representative acting on behalf of Purchaser is currently, or has been in the last five (5) years, (i) identified on the list of specially designated nationals or other blocked persons or otherwise currently subject to any sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), the U.S. Department of State, or other applicable Governmental Authority; (ii) organized, resident, or located in, or a national of a comprehensively sanctioned country (currently, Cuba, Iran, North Korea, and the Crimea region of Ukraine); or (iii) in the aggregate, fifty (50) percent or greater owned, directly or indirectly, or otherwise controlled, by a person identified in (i) or (ii); and Purchaser has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC or the U.S. Department of State in the last five (5) fiscal years.

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2.18 Information Supplied. None of the information supplied or to be supplied by Purchaser expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to Purchaser’s or Purchaser’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, no representation or warranty is made as to the accounting treatment of Purchaser’s issued and outstanding warrants, or as to any deficiencies in disclosure (including with respect to accounting and disclosure controls) arising from the treatment of such warrants as equity rather than liabilities in Purchaser’s financial statements. None of the information supplied or to be supplied by Purchaser expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Purchaser makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Purchaser, the Target Companies or any of their respective Affiliates.

2.19 Independent Investigation. Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Target Companies, Purchaser and Merger Sub and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies, Purchaser and Merger Sub for such purpose. Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company, Purchaser and Merger Sub set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to Purchaser pursuant hereto; and (b) none of the Company, Purchaser, Merger Sub or their respective Representatives have made any representation or warranty as to the Target Companies, Purchaser or Merger Sub or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to Purchaser pursuant hereto.

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2.20 Trust Account. As of June 30, 2023, Purchaser has an amount of assets in the Trust Account equal to $72,055,901. The funds held in the Trust Account are invested in U.S. government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act and held in trust pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Purchaser and the Trustee, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate in any material respect or, to the Knowledge of the Purchaser, that would entitle any Person (other than (i) in respect of deferred underwriting commissions or Taxes, (ii) the holders of Purchaser Securities prior to the Merger Effective Date who shall have elected to redeem their Purchaser Ordinary Shares pursuant to Purchaser’s Organizational Documents or (iii) if Purchaser fails to complete a Business Combination within the allotted time period and liquidates the Trust Account, subject to the terms of the Trust Agreement, Purchaser in limited amounts to permit Purchaser to pay the expenses of the Trust Account’s liquidation and dissolution, and then Purchaser’s public shareholders) to any portion of the funds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account have been released, except to pay Taxes, and to redeem Purchaser Ordinary Shares pursuant to Purchaser’s Organizational Documents. Purchaser has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent, in any material respect, in performance or any other respect (claimed or actual) in connection with, the Trust Agreement and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the date of this Agreement, there are no Actions pending or, to the Knowledge of the Purchaser, threatened with respect to the Trust Account. Purchaser has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Purchaser on the Closing Date.

2.21 Indebtedness. Except as set forth in Schedule.2.21 of the Purchaser Disclosure Schedules, as of the date hereof, Purchaser does not have, or have any Contract requiring it to enter into or incur, any obligations with respect to or under any Indebtedness.

2.22 Charter Provisions. As of the date of this Agreement, there is no shareholder rights plan, “poison pill” or similar anti-takeover agreement or plan in effect to which Purchaser is subject, party or otherwise bound.

2.23 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY, OR ANY OF ITS RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA). EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE II, NEITHER PURCHASER NOR ANY OTHER PERSON MAKES, AND PURCHASER EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE. EXPRESS OR IMPLIED, AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF PURCHASER AND ITS SUBSIDIARIES THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF PURCHASER AND ITS SUBSIDIARIES BY THE MANAGEMENT OF PURCHASER OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY. NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT OR ANY ANCILLARY DOCUMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE II, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY PURCHASER ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF PURCHASER, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT OR ANY ANCILLARY DOCUMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF MERGER SUB

Each of Purchaser and Merger Sub represents and warrants to the Company, as of the date of this Agreement and as of the Closing, as follows:

3.1 Organization and Standing. Merger Sub is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Merger Sub is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Purchaser has heretofore made available to the Company true, accurate and complete copies of the Organizational Documents of Merger Sub, as currently in effect. Merger Sub is not in violation of any provision of its Organizational Documents in any material respect.

3.2 Authorization: Binding Agreement. Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to the Required Merger Sub Shareholder Approval. Assuming that the Required Merger Sub Shareholder Approval has been obtained, the execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the board of directors and, as applicable, shareholders of Merger Sub in accordance with the Merger Sub’s Organizational Documents, the Cayman Act and any other applicable Law and (b) no other corporate proceedings, other than as expressly set forth elsewhere in the Agreement, on the part of Merger Sub are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which Merger Sub is a party has been or shall be when delivered, duly and validly executed and delivered and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto and the obtainment of the Required Merger Sub Shareholder Approval, constitutes, or when delivered shall constitute, the valid and binding obligation of the Merger Sub, enforceable against the Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

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3.3 Governmental Approvals. No Consent of or with any Governmental Authority, on the part of Merger Sub is required to be obtained or made in connection with the execution, delivery or performance by such Party of this Agreement and each Ancillary Document to which it is a party or the consummation by such Party of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as expressly contemplated by this Agreement, (c) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (d) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on Purchaser.

3.4 Non-Contravention. The execution and delivery by Purchaser and Merger Sub of this Agreement and each Ancillary Document to which it is a party, the consummation by such Party of the transactions contemplated hereby and thereby, and compliance by such Party with any of the provisions hereof and thereof, will not (a) subject to the filing of the Amended Purchaser Charter, conflict with or violate any provision of such Party’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to such Party or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Party under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than Permitted Lien) upon any of the properties or assets of such Party under, (viii) give rise to any obligation to obtain any third party Consent from any Person or (ix) give any Person the right to declare a default, exercise any remedy, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of such Party, except for any deviations from any of the foregoing clauses (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on Merger Sub.

3.5 Capitalization.

(a) As of the date of this Agreement, Merger Sub is authorized to issue 1,000 Merger Sub Ordinary Shares, of which 1,000 shares are issued and outstanding, and all of which are owned by Purchaser. All such issued and outstanding Shares have been, or will be prior to such issuance, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, transfer restrictions, preemptive right, subscription right, call option or any similar right. No other shares or other equity interests of Merger Sub are issued, reserved for issuance or outstanding. Prior to giving effect to the transactions contemplated by this Agreement, Merger Sub does not have any Subsidiaries or own any equity interests in any other Person and prior to giving effect to the transactions contemplated by this Agreement, Merger Sub do not have any Subsidiaries or own any equity interests in any other Person.

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(b) Except as set forth in its Organizational Documents, Merger Sub (i) has no obligation to issue, sell or transfer any equity securities of Merger Sub, (ii) is not party or subject to any contract that affects or relates to voting or giving of written consents with respect to, or the right to cause the redemption, or repurchase of, any equity interests of Merger Sub, (iii) has not granted any registration rights or information rights to any other Person, (iv) has not granted any phantom shares and there are no voting or similar agreements entered into by Merger Sub which relate to its capital or equity interests (v) has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for voting interests of Merger Sub or equity interests of Merger Sub) with the owners or holders of Merger Sub on any matter or any agreements to issues such bonds, debentures, notes or other obligations and (vi) has no outstanding contractual obligations to provide funds to, or make any investment (other than the Transactions contemplated herein) in, any other Person.

3.6 Merger Sub Activities. Since its formation, Merger Sub has not engaged in any business activities other than as contemplated by this Agreement, does not own or control, directly or indirectly, any ownership, equity, profits or voting interest in any Person and has no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which it is a party and the Transactions, and, as of the date of this Agreement, other than this Agreement and the Ancillary Documents to which it is a party, Merger Sub is not party to or bound by any Contract.

3.7 Compliance with Laws. Merger Sub, is not, and since the date of its formation, has not been, in conflict or non-compliance with, or in default or violation of, any Laws applicable to it. Merger Sub, has not, since the date of its formation, received any written or, to the Knowledge of the Purchaser, oral notice of, is under investigation with respect to, any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it is or was bound.

3.8 Actions; Orders. There is no pending or, to the Knowledge of the Purchaser, threatened Action to which Merger Sub is subject and no such Action has been brought or, to the Knowledge of the Purchaser, threatened since the date of its respective formation. There is no Action that Merger Sub has pending against any other Person. Merger Sub is not subject to any Orders of any Governmental Authority, nor, to the Knowledge of the Purchaser, are any such Orders pending and no such Order has been brought or, to the Knowledge of the Purchaser, has been threatened since the date of its respective formation.

3.9 Transactions with Related Persons. Except as set forth on Schedule 3.9 of the Purchaser Disclosure Schedules, there are no transactions, Contracts or understandings between Merger Sub, on the one hand, and any Related Person of Merger Sub, on the other hand currently in effect.

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3.10 Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Merger Sub.

3.11 Investment Company Act. Merger Sub is not an “investment company” or, a Person directly or indirectly controlled by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case within the meanings of the Investment Company Act.

3.12 Intended Tax Treatment. Merger Sub has not taken any action (nor permitted any action to be taken), and is not aware of any fact or circumstance, that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

3.13 Information Supplied. None of the information supplied or to be supplied by Merger Sub expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K or 6-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to Purchaser’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by Merger Sub expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Merger Sub makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Purchaser, the Target Companies or any of their respective Affiliates.

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3.14 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO PURCHASER, THE COMPANY, OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE III, MERGER SUB NOR ANY OTHER PERSON MAKES, AND MERGER SUB EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS MERGER SUB THAT HAVE BEEN MADE AVAILABLE TO PURCHASER OR THE COMPANY OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF MERGER SUB BY THE MANAGEMENT OF MERGER SUB OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY. NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY PURCHASER AND THE COMPANY IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT OR ANY ANCILLARY DOCUMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE III, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY MERGER SUB ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF MERGER SUB, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY PURCHASER AND THE COMPANY IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT OR ANY ANCILLARY DOCUMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to Purchaser on the date of this Agreement (the “Company Disclosure Schedules”), each section of which qualifies the correspondingly numbered representation or warranty specified therein and such other representation or warranty where its relevance as an exception to (or disclosure for purposes of) such other representation or warranty is reasonably apparent on the face of such disclosure or where specifically cross-referenced, the Company hereby represents and warrants to Purchaser and Merger Sub, as of the date of this Agreement and as of the Closing, as follows:

4.1 Organization and Standing. The Company is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. The Company has all requisite corporate or other entity power and authority to own, lease and operate its properties and assets and to carry on its business as being conducted on the date of this Agreement. Each other Target Company is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate or other entity power and authority to own, lease and operate its properties and assets and to carry on its business as being conducted as of the date of this Agreement. Each Target Company is duly qualified or licensed and in good standing (to the extent that such concept applies) in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary except if the failure to be so qualified or licensed or be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Schedule 4.1 list all jurisdictions in which any Target Company is so licensed to conduct business. The Company has made available to Purchaser accurate and complete copies of the Organizational Documents of each Target Company, each as amended to date and as currently in effect as of the date of this Agreement. No Target Company is in violation of any provision of its Organizational Documents in any material respect.

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4.2 Authorization: Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to the Required Company Shareholder Approval. Assuming that the Required Company Shareholder Approval has been obtained, the execution and delivery of this Agreement and each Ancillary Document to which the Company is a party, and, to the Knowledge of the Company, the Company shareholders party to the Company Shareholder Support Agreement, and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the Company (as applicable) in accordance with the Company’s Organizational Documents, the Cayman Act and any other applicable Law, and (b) no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party, and, to the Knowledge of the Company, the Company shareholders party to the Company Shareholder Support Agreement, or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Company is a party shall be, when delivered, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto and the obtainment of the Required Company Shareholder Approval, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, in each case, enforceable against the Company in accordance with its terms and subject to the Enforceability Exceptions, and, to the Knowledge of the Company, shareholders party to the Company Shareholder Support Agreement, enforceable against the Company shareholders, in accordance with its terms, subject to the Enforceability Exceptions. As of the date of this Agreement, the Company shareholders party to the Company Shareholder Support Agreement hold Company Shares representing the voting power sufficient to obtain the Required Company Shareholder Approval.

4.3 Capitalization.

(a) The authorized share capital of the Company is: $50,000.00 divided into: 50,000 Ordinary Shares (“Company Ordinary Shares”), with a par value of $1.00 per share. The issued and outstanding capital shares of the Company as of the date of this Agreement consists of 50,000 Company Ordinary Shares, and there are no other authorized, issued or outstanding equity interests of the Company. All of the outstanding shares and other equity interests of the Company (i) have been duly authorized and validly issued, will be fully paid and non-assessable before the Closing, (ii) except as set out in the Company’s Organizational Documents, are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Act, any other applicable Law or any Contract to which the Company is a party or by which the Company is bound and (iii) as of the date of this Agreement are owned legally and of record by the Persons set forth on Schedule 4.3(a) of the Company Disclosure Schedules. None of the outstanding Company Shares has been issued in violation of any applicable securities Laws. The only Company Shares that will be issued and outstanding immediately after the Closing will be the Company Shares owned by Purchaser.

(b) As of the date of this Agreement, the Company has no shares reserved for issuance to, among others, officers, directors, employees and consultants of the Company pursuant to any Company incentive plan or pursuant to any stand-alone compensatory equity grant.

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(c) Other than the Company Shares, or except as set forth in the Company’s Organizational Documents or Schedule 4.3(c) of the Company Disclosure Schedules, there are no (i) outstanding options, warrants, puts, calls, convertible or exchangeable securities, “phantom” share rights, share appreciation rights, share-based units, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents) (A) relating to the issued or unissued securities of the Company, (B) obligating the Company to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for any capital shares, or (C) obligating the Company to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for any capital shares. Other than as expressly set forth in this Agreement, there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any equity interests or shares of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth on Schedule 4.3(c) of the Company Disclosure Schedules, there are no shareholders agreements, voting trusts, proxies or other agreements or understandings with respect to the voting of the Company’s equity interests. Except as contemplated by this Agreement, as a result of the consummation of the transactions contemplated by this Agreement, no equity interests of the Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(d) Except as disclosed in the Company Financials or as set forth on Schedule 4.3(d) of the Company Disclosure Schedules, since the date of its formation, no Target Company has declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of such Target Company, and the board of directors (or the executive director, as applicable) or the assembly of shareholders (or the sole shareholder, as applicable) of such Target Company has not authorized any of the foregoing.

4.4 Subsidiaries. Schedule 4.4 of the Company Disclosure Schedules contains a complete and accurate list of each Subsidiary of the Company as of the date of this Agreement and, with respect to each Subsidiary, (a) its name and jurisdiction of organization, (b) its authorized shares or other equity interests (if applicable), and (c) the number of issued and outstanding shares or other equity interests and the record holders and beneficial owners thereof. All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, and were offered and delivered in compliance with all applicable securities Laws or pursuant to valid exemptions, and owned by one or more of the Target Companies free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents or applicable securities Laws). Save for Inactive Company PRC Subs, all of the outstanding equity securities and registered capital of each Subsidiary of the Company have been fully paid or will be fully paid and non-assessable (if applicable) prior to the Closing. The Company has provided Purchaser with all documentation relating to the issuance and the payment for the equity securities of the Subsidiaries. Except as otherwise described in Schedule 4.4 of the Company Disclosure Schedules, (i) any capital raising efforts in connection with an issuance of equity securities of the Subsidiaries was conducted in material compliance with all applicable Laws; (ii) there are no effective Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary; (iii) there are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are in effect or binding upon any Subsidiary of the Company providing for the issuance or redemption of any equity interests of any Subsidiary of the Company; and (iv) there are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company. As of the date of this Agreement, except for the equity interests of the Subsidiaries listed on Schedule 4.4 of the Company Disclosure Schedules, the Company does not own or have any rights to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person.

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4.5 Governmental Approvals. Except as otherwise described in Schedule 4.5 of the Company Disclosure Schedules, no Consent of or with any Governmental Authority on the part of any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the transactions contemplated hereby or thereby other than (a) such filings as expressly contemplated by this Agreement, (b) pursuant to Antitrust Laws, (c) any filings required with NASDAQ or the SEC with respect to the Transactions, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company.

4.6 Non-Contravention. Except as otherwise described in Schedule 4.6 of the Company Disclosure Schedules, the execution and delivery by the Company (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which any Target Company is a party, and the consummation by any Target Company of the transactions contemplated hereby and thereby and compliance by any Target Company with any of the provisions hereof and thereof, will not (a) conflict with or violate, or constitute a default under, any provision of such Target Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.5 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to such Target Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Target Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than Permitted Lien) upon any of the properties or assets of such Target Company under, (viii) give rise to any obligation to provide notice to or obtain any third party Consent from, any Person or (ix) give any Person the right to declare a default, exercise any remedy, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract, except for any deviations from any of the foregoing clauses (b) or (c) that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company.

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4.7 Financial Statements.

(a) Schedule 4.7(a) of the Company Disclosure Schedules contains true and correct copies of the unaudited consolidated financial statements of the Target Companies as at September 30, 2021 and September 30, 2022 and the unaudited consolidated financial statements of the Target Companies as at May 31, 2023. Such financial statements (A) were prepared from the books and records of the Target Companies as of the times and for the periods referred to therein, and (B) fairly present in all material respects the consolidated financial position of the Target Companies as of the respective dates thereof and the consolidated results of the operations of the Target Companies for the periods indicated.

(b) The PCAOB Audited Financial Statements when delivered by the Company in accordance with Section 5.21 will, when so delivered, (A) be prepared from the books and records of the Target Companies as of the times and for the periods referred to therein, (B) be prepared in accordance with GAAP, consistently applied throughout and among the periods involved (except as may be indicated in the notes thereto), (C) fairly present in all material respects the consolidated financial position of the Target Companies as of the respective dates thereof and the consolidated results of the operations and cash flows of the Target Companies for the periods indicated, and (D) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC and the Securities Act in effect as of such date.

(c) No Target Company is subject to any Liabilities except (i) as required to be set forth on the consolidated balance sheet of the Company and its Subsidiaries as of the Interim Balance Sheet Date contained in the Company Financials, (ii) as set forth on Schedule 4.7(c) of the Company Disclosure Schedules, (iii) for Liabilities incurred after the Interim Balance Sheet Date in the Ordinary Course of Business, which Liabilities are not, individually or in the aggregate, material to the Target Companies taken as a whole, and (iv) for Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Document, the performance of their respective covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby.

(d) The Company maintains a system of accounting and internal controls designed to provide reasonable assurances regarding the reliability of the financial reporting and the preparation of the financial statements of the Company in accordance in all material respects with GAAP. Since January 31, 2022, the Company (including the Company’s personnel and independent accountants who participated in the preparation or review of financial statements or the internal accounting controls employed by the Company) has not identified nor been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves management of the Company or any personnel involved in financial reporting or (iii) any written claim or allegation regarding any of the foregoing.

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4.8 Absence of Certain Changes.

(a) Except as set forth on Schedule 4.8 of the Company Disclosure Schedules or for actions expressly contemplated by this Agreement, since the date of its formation to the date of this Agreement, each Target Company has (i) conducted its business in all material respects in the Ordinary Course of Business, (ii) has not sold, assigned, transferred, licensed, or otherwise disposed of or abandoned or allowed to lapse any Owned Intellectual Property other than nonexclusive licenses granted by the Target Company in the Ordinary Course of Business, and (iii) not been subject to a Material Adverse Effect.

(b) Since the Balance Sheet Date and except as expressly required by this Agreement, (i) the Company has not entered into any material transactions outside the Ordinary Course of Business and (ii) no action has been taken by the Company that would require Consent under Section 5.2 if such action were taken after signing of this Agreement and prior to Closing.

4.9 Compliance with Laws. Except as set forth on Schedule 4.9 of the Company Disclosure Schedules, no Target Company is, or since the date of its formation, has been, in conflict or non-compliance with, or in default or violation of, any Laws applicable to it or the conduct of its business, except as would not, individually or in the aggregate, reasonably be expected to result in Liabilities that are material to the Target Companies taken as a whole. No Target Company has, since the date of its formation, received any written or, to the Knowledge of the Company, oral notice that it is under investigation with respect to, any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it is or was bound, except as would not, individually or in the aggregate, reasonably be expected to result in Liabilities that are material to the Target Companies taken as a whole.

4.10 Company Permits. Each Target Company (and, to the Knowledge of the Company, its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with any Target Company), holds all Permits necessary to lawfully conduct its business as conducted as of the date of this Agreement and to own, lease and operate its assets and properties (collectively, the “Company Permits”), all of which are in full force and effect, except where the failure to hold such Company Permits would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Schedule 4.10 of the Company Disclosure Schedules correctly lists each material Company Permit, together with the name of the Government Authority issuing the same. No Target Company is in violation of the terms of any Company Permit except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Since the date of its formation, no Target Company has received any written or, to the Knowledge of the Company, oral notice of any Actions relating to the revocation or modification of any Company Permit except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. None of the Company Permits will, assuming any related third-party Consents set forth on Schedule 4.10 of the Company Disclosure Schedules have been obtained or waived prior to the Closing Date, if applicable, be terminated or become terminable as a result of the transactions contemplated hereby.

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4.11 Litigation. Except as described on Schedule 4.11 of the Company Disclosure Schedules, as of the date of this Agreement, there is no material (a) Action of any nature currently pending or, to the Knowledge of the Company, threatened (and no such Action has been brought or, to the Knowledge of the Company, threatened since the date of its formation), including any proceeding relating to any Target Company’s information privacy or data security practices relating to personal information of consumers, including with respect to the access, disclosure or use of personal information maintained by or on behalf of any Target Company or (b) Order now pending or outstanding or that was rendered by a Governmental Authority since the date of its formation, in either case of (a) or (b), against any Target Company, or its directors or officers (in their capacity as such) or its business or assets or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transaction contemplated hereby or by any Ancillary Document. Since its formation, to the Knowledge of the Company, none of the officers, senior management or directors of any Target Company have been the subject of any proceeding with a Governmental Authority involving the indictment for, or conviction of, (i) any felony or (ii) any crime involving Fraud.

4.12 Material Contracts.

(a) Schedule 4.12(a) of the Company Disclosure Schedules sets forth a true, correct and complete list of, to the Knowledge of the Company, and the Company has made available to Purchaser true, correct and complete copies of, the following Contracts to which any Target Company is a party or by which any Target Company, or any of its properties or assets are bound (each Contract required to be set forth on Schedule 4.12(a) of the Company Disclosure Schedules, a “Company Material Contract”) that:

(i) contains covenants that limit in any material respect the ability of any Target Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii) relates to the formation, creation, operation, management or control of any joint venture, profit-sharing, partnership, non-wholly-owned limited liability company or other similar agreement or arrangement, or involving the sharing of profits or losses;

(iii) evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Target Company having an outstanding principal amount in excess of $250,000;

(iv) any Contracts pursuant to which any Target Company grants or is granted a license to, or other rights under, any Intellectual Property;

(v) involves the lease, license, sale, use acquisition or disposition, directly or indirectly (by merger or otherwise), of a business or assets with an aggregate value in excess of $250,000 (other than in the Ordinary Course of Business) or shares or other equity interests of any Target Company or another Person;

(vi) relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or assets with a value above $250,000 or the sale of any Target Company or its business or assets with a value above $250,000;

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(vii) by its terms, individually or with all related Contracts, requires aggregate payments or receipts by the Target Companies under such Contract or Contracts of at least $250,000 per year or $250,000 in the aggregate;

(viii) obligates the Target Companies to (A) provide a guarantee of obligations of a third party after the date of this Agreement in excess of $250,000 or (B) indemnification arrangements and other hold harmless arrangements made or provided by any Target Company to a third party, in each case, other than those incurred in the Ordinary Course of Business;

(ix) obligates the Target Companies to make any capital commitment or expenditure in excess of $250,000 (including pursuant to any joint venture);

(x) relates to the waiver, compromise, conciliation, settlement or similar resolution of any Action under which any Target Company has material outstanding obligations (other than customary confidentiality or non-disparagement obligations);

(xi) is a Contract with any officer, director, employee or other individual service provider of any Target Company that provides for an annual base compensation or annual fees of at least $150,000;

(xii) relates to the voting or control of the equity interests of the Target Companies or the election of directors or general managers of the Target Companies (other than the Organizational Documents of the Target Companies);

(xiii) can be terminated, or the provisions of which can be altered, as a result of the consummation of the transactions contemplated by this Agreement or any Ancillary Document to which any Target Company is a party;

(xiv) provides for any change in control benefits, any sale, transaction, or retention bonus, any severance, or incentive or phantom equity (or the vesting thereof) to any current or former director, officer, employee or other individual service provider of any Target Company;

(xv) is a collective bargaining agreement or other Contract for the representation of any employee of a Target Company;

(xvi) is a Contract with any staffing company, temporary employee agency, professional employer organization or other similar company or agency;

(xvii) is between any Target Company, on one hand, and any Related Person, on the other hand;

(xviii) is a Contract with any map services company;

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(xix) is a Contract for the purpose of outsourcing the operation of business of any Subsidiary of the company to any third-party Persons;

(xx) is a Contract with any cloud or data center services company;

(xxi) any Contract relating to the development, ownership, use, registration, enforcement of, or exercise of any rights under, any Intellectual Property other than (A) nonexclusive licenses of commercially available off-the-shelf software having a replacement or aggregate annual cost of less than $50,000 that is not incorporated in, linked to, or distributed with any product or service of a Target Company or Owned Software, (B) licenses of Publicly Available Software, and (C) nonexclusive licenses granted by the Company to its customers in the Ordinary Course of Business; and

(xxii) that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-l pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant.

(b) Except as disclosed in Schedule 4.12(b) of the Company Disclosure Schedules, with respect to each Company Material Contract: (i) such Company Material Contract was entered into at arms’ length and in the Ordinary Course of Business; (ii) such Company Material Contract is legal, valid and binding and enforceable in accordance with its terms against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) the applicable Target Company has duly performed its material obligations under each Company Material Contract to which it is a party to the extent that such obligations to perform have accrued and no Target Company is in material breach or default, and to the Knowledge of the Company, no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by any Target Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; and (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in material breach or default, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by any Target Company, under such Company Material Contract.

4.13 Intellectual Property.

(a) Schedule 4.13(a)(i) of the Company Disclosure Schedules sets forth, as of the date of this Agreement, a complete and accurate list of the material Registered Intellectual Property, Owned Software, and material unregistered Trademarks that are Owned Intellectual Property, specifying as to each item, as applicable the jurisdiction where each item of such Registered Intellectual Property is registered or filed, the applicable patent or registration number and application number, the record owner or domain registrant, and the legal or beneficial owner. All Registered Intellectual Property has been maintained effective by the filing of all necessary filings, maintenance, and renewals, and timely payment of requisite fees.

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(b) Each of the Target Companies owns all right, title, and interest in, or has a valid and enforceable written license or other permission to use, all Company Intellectual Property. Each item of Owned Intellectual Property is solely and exclusively owned by one of the Target Companies free and clear of all Liens other than Permitted Liens. All Owned Intellectual Property is subsisting, valid and enforceable.

(c) The Target Companies have taken commercially reasonable actions to maintain and protect all of the Company Intellectual Property, including actions to protect (i) the confidentiality of all trade secrets and any other confidential information that is Owned Intellectual Property and (ii) any confidential information owned by any Person to whom a Target Company has a confidentiality obligation. To the Knowledge of the Company, no such trade secrets or confidential information have been disclosed by a Target Company to any Person other than pursuant to a written confidentiality agreement restricting the disclosure and use of such trade secrets and confidential information by such Person. No Person (including current or former founders, employees, contractors, and consultants of each Target Company) has any right, title, or interest, directly or indirectly, in whole or in part, in any Owned Intellectual Property. To the extent applicable, all Persons who have created any Intellectual Property for or on behalf of a Target Company have executed valid and enforceable written assignments of any such Intellectual Property and waivers of all moral rights to such Target Company or the Target Company is the owner of such Intellectual Property by operation of law. To the Knowledge of the Company, no Person is in violation of any such confidentiality or assignment agreements.

(d) All Owned Software (i) conforms in all material respects with all specifications, representations, warranties, and other descriptions established by each Target Company or conveyed thereby to their customers or other transferees, (ii) is operative for its intended purpose, free of any material defects, and does not contain any Malicious Code; and (iii) has been maintained by each Target Company in accordance with their contractual obligations to customers or other transferees and industry standards. No Person other than a Target Company possesses a copy, in any form (print, electronic, or otherwise), of any source code for any Owned Software, and all such source code has been maintained strictly confidential. No Target Company has any obligation to afford any Person access to any such source code.

(e) No Publicly Available Software has been incorporated in, linked to, distributed with, or otherwise used in connection with any Owned Software or any product or service of a Target Company in any manner that (i) requires, or conditions the use or distribution of any Owned Software or any such product or service on the disclosure, licensing, or distribution of any source code for any portion of such Owned Software , product, or service or (ii) otherwise imposes any material limitation, restriction, or condition on the right or ability of a Target Company to use, allow third parties to use, distribute, or enforce any Owned Intellectual Property. Each Target Company has complied and is in compliance with the terms of all licenses for Publicly Available Software used by such Target Company in all material respects.

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(f) The Company IT Assets are operational, fulfill the purposes for which they were acquired or developed, have back-ups, and disaster recovery arrangements in place and hardware and Software capacity, support, maintenance, and trained personnel, and security (including from unauthorized access and infection by and from Malicious Code), which are sufficient in all material respects for the current needs of the business of each Target Company and consistent with industry standards. Each Target Company has maintained in the Ordinary Course of Business all required licenses and service contracts, including the purchase of a sufficient number of license seats for all Software, with respect to the Company IT Assets. A Target Company is in possession of all documentation and other materials relating to the Software used in the business of such Target Company that is reasonably necessary for the use, maintenance, enhancement, development, and other exploitation of such Software as used in, or currently under development for, the business of such Target Company. The Company IT Assets have not suffered any failure that was material to a Target Company.

(g) (i) The Target Companies, and the former and current conduct of the business of the Target Companies and the products and services thereof, including the manufacture, importation, use, offer for sale, sale, licensing, distribution, and other commercial exploitation of such products, services, and the Company Intellectual Property, in the past six (6) years have not infringed, misappropriated, or otherwise violated, and do not infringe, misappropriate, or otherwise violate, any Intellectual Property rights or rights of publicity of any Person, (ii) no Target Company is the subject of any pending legal or administrative proceeding, including interferences, oppositions, or cancellations, that either alleges a claim of infringement, misappropriation, or other violation of any Intellectual Property or rights of publicity of any Person, or challenges the ownership, use, patenting, registration, validity, or enforceability of any Owned Intellectual Property, and no such claims have been asserted or threatened against a Target Company, and (iii) no Person has notified a Target Company in writing that any of such Person’s Intellectual Property rights or right of publicity are infringed, misappropriated, or otherwise violated by a Target Company or that a Target Company requires a license to any of such Person’s Intellectual Property rights. To the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any Owned Intellectual Property. No written or oral claims alleging any infringement, misappropriation, or other violation have been made against any Person by a Target Company.

(h) The consummation of the transactions contemplated hereby will not result in the loss or impairment of the Target Companies’ right to own or use any Company Intellectual Property or Company IT Assets. Immediately subsequent to the Closing, the Company Intellectual Property and Company IT Assets will be owned or available for use by the Target Companies on terms and conditions identical to those under which the Target Companies own or use the Company Intellectual Property and Company IT Assets immediately prior to the Closing, without payment of additional fees.

4.14 Privacy and Data Security.

(a) To the extent that a Target Company collects Personal Information from individual persons as of the date of this Agreement, such Target Company has a privacy policy (which may be a group wide policy covering affiliated entities) regarding the Processing of such Personal Information in connection with the operation of the its business as conducted as of the date of this Agreement, and each Target Company is and has been in material compliance with any such privacy policy applicable to it.

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(b) All Target Companies have complied at all times in all material respects with all applicable Privacy and Security Requirements, including all data localization and cross-border data transfer requirements. There is no claim pending or threatened in writing against any Target Company regarding any violation of or noncompliance with such Privacy and Security Requirements or unauthorized Processing of Protected Data. The Target Companies do not engage in the sale, as defined by applicable Law, of Personal Information. All sales and marketing activities by the Target Companies have been in material compliance with all applicable Laws that require the provision of notice and obtaining of Consent from potential customers to receive such sales and marketing materials.

(c) None of the Target Companies nor, to the Knowledge of the Company, any third parties Processing Protected Data on behalf of any Target Company have experienced any Security Breaches, and the Company is not aware of any notices or complaints from any Person regarding a Security Breach.

(d) In the last three (3) years, there has been no unauthorized material access, intrusion or breach of security, or material failure, breakdown, performance reduction or other adverse event affecting any of the Target Company’s systems, that has caused or could reasonably be expected to cause any: (i) material disruption of or interruption in or to the use of such systems or the conduct of the business of any Target Company; or (ii) material loss, destruction, damage or harm to any Target Company or any of their material operations, personnel, property or other material assets. Each Target Company has taken reasonable actions, consistent with industry practices, to protect the integrity and security of the Target Company’s systems and the data and other information stored thereon.

(e) The Target Companies have valid and legal rights to Process all Protected Data that is Processed by or on behalf of the Target Companies in connection with the use and/or operation of the relevant products, services and business, and the execution, delivery, or performance of this Agreement will not affect these rights or violate any applicable Privacy and Security Requirements. Each Target Company has implemented, and has required all third parties that receive Protected Data from or on behalf of the Target Companies to implement, reasonable physical, technical and administrative safeguards consistent with industry standards that are designed to protect Protected Data from unauthorized access by any Person and that, at a minimum, are compliant with all applicable Privacy and Security Requirements.

4.15 Taxes and Returns.

(a) Schedule 4.15(a) of the Company Disclosure Schedules sets forth each jurisdiction where any Target Company files or, to the Knowledge of the Company, is required to file a Tax Return.

(b) No Target Company has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(c) No Target Company has been or will be required to include any amount in income after the Closing by reason of Section 965(a) of the Code or has made an election described in Section 965(h) of the Code.

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(d) There are no Liens with respect to any Taxes upon any Target Company’s assets, other than Permitted Liens.

(e) No Target Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes and there are no outstanding requests by a Target Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return outside of the Ordinary Course of Business.

(f) No Target Company is, or ever has ever been, a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(g) No Target Company (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was a Target Company or any of its current Affiliates) or a member of any other consolidated, combined, unitary or affiliated group of corporations for any Tax purpose, or (ii) has any material Liability for the Taxes of any Person (other than a Target Company or any of its current Affiliates) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of U.S. state, local or non-United States Law), as a transferee or successor or by Contract (other than any Contract the principal purpose of which does not relate to Taxes).

(h) No Target Company has any material Liability for the Taxes of another Person (other than another Target Company) as a transferee or successor or by contract (excluding commercial agreements entered into in the Ordinary Course of Business the primary purpose of which was not the sharing of Taxes).

(i) No Target Company has taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Document that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. To the Knowledge of the Company and any Target Company, no facts or circumstances exist that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(j) No Target Company is or has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(k) Since the date of its formation, each Target Company has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax Liability or refund.

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(l) No Target Company will be required to include any material item of income in, or exclude any material item or deduction from, taxable income for any taxable period beginning after the Closing Date or, in the case of any taxable period beginning on or before and ending after the Closing Date, the portion of such period beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred on or prior to the Closing Date other than in the Ordinary Course of Business; (ii) any change in method of accounting on or prior to the Closing Date, including by reason of the application of Section 481 of the Code (or any analogous provision of U.S. state, local or non-U.S. Law); (iii) any prepaid amount received or deferred revenue recognized on or prior to the Closing Date, other than in respect of such amounts reflected in the balance sheet included in the Interim Financial Statements, or received in the Ordinary Course of Business since the Interim Balance Sheet Date; (iv) to the Target Company’s Knowledge, any intercompany transaction described in Treasury Regulations under Section 1502 (or any corresponding or similar provision of U.S. state or local Law); any closing agreement pursuant to Section 7121 of the Code or any similar provision of U.S. state, local or non-U. S. Law or (v) an election under 108(i) of the Code.

(m) Except as set forth on Schedule 4.15(m) of the Company Disclosure Schedules:

(i) Each Target Company has timely filed, or caused to be timely filed, all Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established in accordance with GAAP.

(ii) The Target Companies have complied in all respects with all Laws relating to the withholding and remittance of all amounts of Taxes, and all amounts of Taxes required by any Law to be withheld by the Target Companies have been withheld and paid over to the appropriate Governmental Authority.

(iii) Within the last five (5) years, no claim has been made by any Governmental Authority in a jurisdiction in which any Target Company does not file Tax Returns that it is or may be subject to Tax by, or required to file Tax Returns in, that jurisdiction.

(iv) There are no claims, assessments, audits, examinations, investigations or other Actions pending against any Target Company in respect of any Tax, and no Target Company has been notified in writing of any proposed Tax claims or assessments against such Target Company (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established in accordance with GAAP).

(v) No Target Company has received any written or, to the Knowledge of the Company, other communication from a taxing authority alleging that such Target Company (A) should be classified as having a permanent establishment (within the meaning of an applicable Tax treaty), or (B) otherwise has an office, fixed place of business, trade or business, or taxable presence in a country other than the country in which it is organized.

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(vi) Each Target Company is registered for the purposes of sales, use, value added or similar Taxes in the jurisdiction where such Target Company is organized to the extent such registration is required by Law, in each case, in all respects, and each Target Company has complied in all material respects with all Laws relating to such Taxes. No Target Company has received a written communication from any taxing authority in a jurisdiction where such Target Company has not registered for sales, use, value added or similar Taxes alleging that such Target Company is required to register for such Taxes in such jurisdiction.

(vii) Each Target Company is in compliance in all respects with all applicable transfer pricing laws and regulations.

(viii) No Target Company is currently as of the date of this Agreement being audited by any Tax authority or has been notified in writing or, to the Knowledge of the Company, orally, by any Tax authority that any such audit is contemplated or pending.

(ix) Each Target Company is in compliance with all terms and conditions of any material Tax incentives, exemption, holiday or other material Tax reduction agreement or Order of a Governmental Authority applicable to a Target Company, and to the Knowledge of the Company the consummation of the Merger will not have any material adverse effect on the continued validity and effectiveness of any such material Tax incentives, exemption, holiday or other material Tax reduction agreement or Order.

(n) The Company is treated as a corporation for U.S. federal (and applicable U.S. state and local) income Tax purposes. The Company does not expect that the Company will be treated as a “passive foreign investment company” under the Code for its current taxable year.

4.16 Title; Real Property.

(a) Except with respect to Intellectual Property (which is addressed by Section 4.13) and Schedule 4.16 (i) the Target Companies have good, valid and indefeasible title in and to, or in the case of the Personal Property or assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use, all of their material Personal Property and assets reflected on the Interim Financial Statements or acquired after the date of the Interim Financial Statements, (ii) no such Personal Property or asset is subject to any Liens other than Permitted Liens and (iii) no such Personal Property or asset used in the business of the Company and its Subsidiaries is owned, leased, licensed or used by an Affiliate or other Related Person of the Company or its members.

(b) Schedule 4.16 of the Company Disclosure Schedules contains a complete and accurate list as of the date of this Agreement of all premises currently leased or subleased by a Target Company for the operation of the business of a Target Company, and of all current leases as of the date of this Agreement related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”). The Company has provided to Purchaser a true and complete copy of each of the Company Real Property Leases. The Company Real Property Leases are valid, binding and enforceable against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, in accordance with their terms, and are in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions). To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default on the part of a Target Company or any other party under any of the Company Real Property Leases. No Target Company has received any written notice of any such condition. No Target Company owns or has ever owned any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).

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4.17 Employee and Labor Matters.

(a) The Target Companies are, and have for the last three (3) years been in, compliance in all material respects with all applicable Laws regarding employment or alleged employment, labor, employment practices, terms and conditions of employment and the engagement of service providers, including all applicable Laws relating to discrimination, harassment, retaliation, leaves of absence, hours, limitation of overtime hours, payroll and withholding taxes, immigration, occupational safety and health in the workplace (including applicable mandatory Laws regarding COVID-19), hours of work, payment of wages and overtime, meal and rest periods, equal employment opportunity, workers’ compensation, unemployment compensation, disability, work authorization, collective bargaining, reasonable accommodation, affirmative action, the classification of individuals as employees or independent contractors, plant closures and mass layoffs, the maintenance and handling of personnel records, notice and severance obligations, and termination of employment (the “Labor Laws”). As of the date of this Agreement, no Target Company employs or has agreed to employ any Person who is not permitted to work in the jurisdiction in which such Person was employed.

(b) Schedule 4.17(b) of the Company Disclosure Schedules sets forth a true and complete list of each Company Key Employee of the Target Companies (as well as all associated Liabilities, including, but not limited to, accrued and unused paid time off) that includes each such individual’s (i) annual salary or hourly wage; (ii) bonus, commissions, or other incentive compensation paid or payable for 2022 and 2023; (iii) job title; (iv) work location (city and state); (vi) employing entity; (vi) status as active or inactive, including a description of leave and date of return, if known, for any inactive employee; and (vii) employment term. A final copy of such list shall be updated as necessary and provided to Purchaser no later than seven (7) days prior to the Closing. To the Knowledge of the Company, none of the individuals listed on Schedule 4.17(b) has any plans or intends to terminate their employment or engagement in connection with the transactions contemplated hereby or within six (6) months of the Closing Date.

(c) Schedule 4.17(c) of the Company Disclosure Schedules sets forth, as of the date of this Agreement, a true and complete list of all independent contractors and consultants who are providing services to the Target Companies on an individual basis that includes each such individual’s (i) name; (ii) location (city and state); (iii) fee rate; (iv) total fees paid in 2022 and to-date in 2023; and (v) a description of services provided. No individual who has performed services for any Target Company has been improperly excluded from participation in any Company Benefit Plan.

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(d) Except as disclosed on Schedule 4.11 of the Company Disclosure Schedules, there are no Actions pending, or, to the Knowledge of the Company, threatened, against any Target Company with respect to any Labor Law. No claims or allegations have been made against any Target Company or any current or former manager, director, officer, employee or other agent thereof, for discrimination, sexual or other harassment, sexual misconduct or retaliation, and no such claims are threatened or pending, nor is there any reasonable basis for such a claim. During the past three (3) years, no Target Company has entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by a manager, director, officer, employee or any other agent of such Target Company. To the Knowledge of the Company, no Target Company has received notice from any governmental agency evidencing its intent to conduct an audit or an investigation relating to any employees or Labor Law, and no such audits or investigations are as of the date of this Agreement currently in progress.

(e) Except as set forth on Schedule 4.17(e) of the Company Disclosure Schedules, no Target Company is a party to any collective bargaining agreement or other Contract with any labor union, works council, employee association, or other labor organization for the representation of employees, nor has any Target Company been party to any such agreement or Contract within the last three (3) years. Within the last three (3) years, there has not been any actual or, to the Knowledge of the Company, threatened (i) strike, lockout, picketing, work slowdown or stoppage, organizing or certification campaign, or other labor dispute against any Target Company; (ii) unfair labor practice, charge or complaint.; or (iii) grievance or arbitration proceedings against any Target Company, and in each case of items (i) – (iii), nothing has occurred to the Knowledge of the Company that could reasonably be expected to give rise to any such event.

(f) The Target Companies have paid in full or properly accrued in their books and records, in all material aspects, (i) to all current, former, and temporary employees any wages, salaries, commissions, bonuses, benefits, compensation, overtime, cash outs of accrued unused vacation, paid time-off or other leave and severance and any other amounts due upon termination of employment that are due and payable under the Target Companies’ policies or applicable Law; and (ii) to all individual independent contractors, consultants, and other service providers, any fees for services that are due and payable. To the Knowledge of the Company, no Target Company has any Liability as a joint employer with respect to any temporary employees leased or staffed through a third-party entity.

(g) The Target Companies have not taken any action that could constitute a “mass layoff,” “mass termination,” or “plant closing” within the meaning of the WARN Act. The Target Companies have at all times complied in all material respects with all applicable mandatory Laws concerning COVID-19, including, but not limited to, all vaccination and testing mandates and related requirements, face mask and other protection requirements and social distancing guidelines. The Company has not incurred, and, to the Knowledge of the Company, no condition exists that would reasonably be expected to subject any Target Company to, any Tax, fine, interest or penalty or other liability imposed by applicable Law in respect of COVID-19.

4.18 Benefit Plans.

(a) To the extent applicable, set forth on Schedule 4.18(a) of the Company Disclosure Schedules is a true and complete list of each Foreign Plan and Benefit Plan maintained, sponsored or contributed to by a Target Company or with respect to which a Target Company has any Liability (each, a “Company Benefit Plan”).

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(b) The Company has made available to Purchaser copies of the following with respect to each Company Benefit Plan, as applicable: (i) the current plan document, adoption agreement, and any amendments thereto (or a written summary of the key terms for any oral Company Benefit Plan), and any related insurance policies, trust agreements and other funding arrangements, (ii) the most recent summary plan description and any summary of material modifications thereto, (iii) the most recent favorable determination, opinion or advisory letter, (iv) the three (3) most recent annual reports (Form 5500 series) with all schedules attached and non-discrimination testing results, (v) the most recent financial statements, (vi) all non-routine notices and other communications with the Internal Revenue Service (“IRS”), U.S. Department of Labor, local PRC social insurances authorities and local PRC housing provident fund authorities or any other Governmental Entity within the last six (6) years, and (vii) any material associated administrative agreements with respect to any Company Benefit Plan, in each case, as of the date of this Agreement.

(c) The Target Companies are, and have since their respective incorporation been, in compliance in all material respects with all applicable Laws regarding the China Social Benefits.

4.19 Transactions with Related Persons. Except as set forth on Schedule 4.19 of the Company Disclosure Schedules, there are no Contracts or understandings between or binding on any Target Company on the one hand, and any Related Person of any Target Company, on the other hand, currently in effect or binding on any Target Company.

4.20 Certain Business Practices.

(a) Since the date of its formation, no Target Company, nor, to the Knowledge of the Company, any of their respective Representatives acting on their behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, the PRC Anti-Unfair Competition Law, any other local or foreign anti-corruption or bribery Law or (iii) made any other unlawful payment. Since the date of its formation, no Target Company, nor, to the Knowledge of the Company, any of their respective Representatives acting on their behalf has directly or, knowingly, indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or any other Person who is or may be in a position to help or hinder any Target Company or assist any Target Company in connection with any actual or proposed transaction.

(b) Since the date of its formation, the operations of each Target Company are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions that govern the operations of the Target Company, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority that have jurisdiction on the Target Companies, and no Action involving a Target Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened.

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(c) No Target Company or any of their respective directors, officers or employees, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company is currently, or has been in the last five (5) years, (i) identified on the specially designated nationals or other blocked person list or otherwise currently subject to any sanctions administered by OFAC, the U.S. Department of State, or other applicable Governmental Authority, (ii) organized, resident, or located in, or a national of a comprehensively sanctioned country (currently, Cuba, Iran, North Korea, and the Crimea region of Ukraine); or (iii) in the aggregate, fifty (50) percent or greater owned, directly or indirectly, or otherwise controlled, by a person identified in (i) or (ii); and no Target Company has, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC or the U.S. Department of State in the last five (5) fiscal years.

4.21 Investment Company Act. No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case within the meaning of the Investment Company Act.

4.22 Finders and Brokers. Except as set forth in Schedule 4.22 of the Company Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of any Target Company.

4.23 Insurance. Schedule 4.23 of the Company Disclosure Schedules lists all material insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by any Target Company relating to such Target Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to Purchaser. All premiums due and payable under all such insurance policies have been timely paid and the applicable Target Company is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of the Company, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. Except as set forth on Schedule 4.23 of the Company Disclosure Schedules, there have been no insurance claims made by the Target Companies. Each Target Company has reported to its insurers all material claims and pending circumstances that would reasonably be expected to result in a claim.

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4.24 Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to Purchaser’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Purchaser or its Affiliates.

4.25 Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of Purchaser and Merger Sub and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Purchaser and Merger Sub for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of Purchaser and Merger Sub set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto, and the information provided by or on behalf of Purchaser or Merger Sub for the Registration Statement; and (b) none of Purchaser, Merger Sub or their respective Representatives have made any representation or warranty as to Purchaser or Merger Sub or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) or in any certificate delivered to Company pursuant hereto.

4.26 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO PURCHASER , MERGER SUB OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE IV, NEITHER THE COMPANY NOR ANY OTHER PERSON MAKES, AND THE COMPANY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE COMPANY AND ITS SUBSIDIARIES THAT HAVE BEEN MADE AVAILABLE TO PURCHASER, MERGER SUB OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE COMPANY AND ITS SUBSIDIARIES BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY. NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY PURCHASER OR MERGER SUB IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT OR ANY ANCILLARY DOCUMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE IV. IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA. ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY THE COMPANY OR ANY OF ITS SUBSIDIARIES ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY PURCHASER OR MERGER SUB IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT OR ANY ANCILLARY DOCUMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

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ARTICLE V

COVENANTS

5.1 Access and Information.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 8.1 or the Closing Date (the “Interim Period”), subject to Section 5.10, each of the Target Companies shall give, and shall cause its Representatives to give, Purchaser and its Representatives, at reasonable times during normal business hours and at reasonable intervals and upon reasonable advance written notice, reasonable access to all offices and other facilities and to all material properties, Contracts, books and records, financial and operating data and other similar information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements) of the Target Companies as Purchaser or its Representatives may reasonably request regarding the Target Companies and their respective businesses, assets, Liabilities, financial condition, operations, management, employees and other aspects (including unaudited balance sheets and income statements, a copy of each material report, schedule and other document filed with or received by or from a Governmental Authority, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any) in each case, if the financial statements or other documents already exist) and cause each of the Representatives of the Target Companies to reasonably cooperate with Purchaser and its Representatives in their investigation, and, except as provided in Section 5.10, the Target Companies are not required to produce new reports or information that otherwise are not already in existence; provided, however, that Purchaser and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies ; provided, further, that nothing in this Agreement shall be deemed to provide Purchaser and its Representatives with the right to have access to any of the offices or information of any of the equityholders of any of the Target Companies, that is not otherwise related to any Target Company or the transactions contemplated by this Agreement or any Ancillary Document. Purchaser hereby agrees that, during the Interim Period, (x) it shall not contact any employee (excluding executive officers), customer, supplier, distributor or other material business relation of any Target Company regarding any Target Company or (y) conduct or perform any invasive or subsurface investigations of the properties or facilities of any Target Company, in each case, without the prior written consent of the Company. Notwithstanding the foregoing, the Company shall not be required to provide access to any information (i) the disclosure of which would violate any applicable Law, (ii) that is prohibited from being disclosed pursuant to the terms of a confidentiality agreement with a third party, or (iii) the disclosure of which would constitute a waiver of attorney-client, attorney work product or other legal privilege.

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(b) During the Interim Period, subject to Section 5.10, Purchaser shall give, and shall cause its Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and at reasonable intervals and upon reasonable advance written notice, reasonable access to all offices and other facilities and to all material properties, Contracts, books and records, financial and operating data and other similar information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of Purchaser or its Subsidiaries, as the Company or its Representatives may reasonably request regarding Purchaser, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by or from a Governmental Authority, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any) in each case, if such financial statements or other documents already exist) and cause each of Purchaser’s Representatives to reasonably cooperate with the Company and its Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of Purchaser or any of its Subsidiaries. Notwithstanding the foregoing, Purchaser shall not be required to provide access to any information (i) the disclosure of which would violate any applicable Law, (ii) that is prohibited from being disclosed pursuant to the terms of a confidentiality agreement with a third party, or (iii) the disclosure of which would constitute a waiver of attorney-client, attorney work product or other legal privilege.

5.2 Conduct of Business of the Company.

(a) Unless Purchaser shall otherwise consent in writing (including e-mail or other forms of electronic communications) (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or any Ancillary Document, as set forth on Schedule 5.2(a) of the Company Disclosure Schedules, or as required by applicable Law, the Company shall, and shall cause the Target Companies to (i) conduct their respective businesses, in all material respects, in the Ordinary Course of Business and (ii) use commercially reasonable efforts to preserve intact, in all material respects, their respective business organizations, to keep available the services of their officers and employees providing services to the Target Companies, and to preserve the possession, control and condition of their respective material assets.

(b) Notwithstanding anything contained herein to the contrary, except as contemplated by this Agreement, any Ancillary Document, as set forth on Schedule 5.2(b) of the Company Disclosure Schedules, as required by applicable Law, during the Interim Period, without the prior written consent (including e-mail or other forms of electronic communications) of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause each Target Company not to:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents;

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(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any non-cash dividend or other non-cash distribution in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities, pay any cash dividend or other cash distribution;

(iv) incur, create, assume or otherwise become liable for any Indebtedness (which for this purpose excludes trade payables or similar obligations) in excess of $1,000,000 individually or $3,000,000 in the aggregate, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the Ordinary Course of Business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $1,000,000 individually or $3,000,000 in the aggregate, in each case, except for (A) any Indebtedness between any of the Target Companies, (B) any Indebtedness in connection with borrowings, extensions of credit and other financial accommodations under any Target Company’s existing credit facilities, notes and other existing Indebtedness and, in each case, any refinancings thereof, or (C) Indebtedness for which the Target Companies will not have any liability after the Closing;

(v) make or rescind any material election relating to Taxes, settle any claim or Action relating to Taxes, file any amended Tax Return or claim for refund, take any action or knowingly fail to take any action where such action or failure could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP, or change its jurisdiction for Tax residency;

(vi) take any action or agree to take any action which would have the effect of changing the classification of the Company, or a Subsidiary, under the ES Legislation, except that:

(1) if any requirement to report under the ES Legislation falls during the Interim Period, the Company shall report, by the applicable deadline, on the basis that during the relevant financial period the Company and/or its Subsidiaries, as is relevant, did not carry on any relevant activity as such term is defined in the ES Legislation, and shall consult with Purchaser as to the prescribed information to be filed;

(2) the Company shall promptly inform Purchaser of any communication received by the Company and/or its Subsidiaries, its directors, shareholder(s) or registered agent from the TIA and shall consult with Purchaser and shall give Purchaser the opportunity to comment as to any reply or any other actions to be taken in response to such communication;

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(vii) transfer or license to any Person other than the license of IP in the Ordinary Course of Business or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any material Company Registered IP or other Company IP;

(viii) except in the Ordinary Course of Business, terminate (excluding any termination for breach by the counterparty(ies) or expiration in accordance with its terms), or waive or assign any material right under, any Company Material Contract;

(ix) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the Ordinary Course of Business;

(x) make any capital expenditures in excess of $250,000 in the aggregate (excluding, for the avoidance of doubt, incurring any Company Transaction Expenses), unless such amount has been reserved in the Company Financials or incurred in the Ordinary Course of Business;

(xi) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $1,000,000 individually or $3,000,000 in the aggregate (excluding the incurrence of any Company Transaction Expenses or any Liability or obligation pursuant to any of the Company Material Contracts or in the Ordinary Course of Business or Indebtedness in compliance with clause (iv) above);

(xii) except in the Ordinary Course of Business, enter into any partnership or joint venture with any Person;

(xiii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xiv) settle any Action (including any Action relating to this Agreement or the transactions contemplated hereby), other than settlements that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Company or any of the Target Companies) or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Company Financials;

(xv) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights (subject to the limitations set forth on Schedule 5.2(b) of the Company Disclosure Schedules;

(xvi) enter into any agreement, understanding or arrangement with respect to the voting of its equity securities;

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(xvii) enter into, amend, renew, waive or terminate (other than terminations in accordance with their terms) any Contract with any officer, director, manager, employee, consultant or security holder of any Target Company;

(xviii) commence any Action where the amount claimed exceeds $500,000;

(xix) (A) establish, enter into, adopt, amend, terminate or increase or accelerate the funding, payment or vesting of the compensation or benefits provided under, any Company Benefit Plan, collective bargaining or other agreement for the representation of employees, or any other benefit or compensation plan, Contract, program, policy, or arrangement that would be a Company Benefit Plan if in effect on the date of this Agreement (except as may be required to comply with applicable Law or by the terms of any of the foregoing as in effect on the date of this Agreement), (B) materially increase the wages, salaries, compensation or benefits of, or loan or advance any money or other property to any current or former employee or other service provider who is a natural person (other than base salary or hourly wage increases in the Ordinary Course of Business), (C) change the key management structure of any Target Company, including the hiring of additional officers or the termination of existing officers (other than for cause), or (D) grant or promise to grant, any bonuses, change in control payments, non-qualified deferred compensation, severance, retention, equity or equity-based rights, or other compensatory payments or benefits (other than base salary, hourly wages or bonuses in the Ordinary Course of Business), to any current or former employee, director, officer, or other service provider who is a natural person;

(xx) Effect any layoff that would implicate the WARN Act at any of its facilities; or

(xxi) authorize or agree to do any of the foregoing actions.

5.3 Conduct of Business of Purchaser.

(a) Unless the Company shall otherwise consent in writing (including e-mail or other forms of electronic communications) (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or any Ancillary Document, as set forth on Schedule 5.3(a) of the Purchaser Disclosure Schedules, or as required by applicable Law, Purchaser shall, and shall cause its Subsidiaries to (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice and (ii) use commercially reasonable efforts to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors and officers, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice. Notwithstanding anything to the contrary in this Section 5.3, nothing in this Agreement shall prohibit or restrict Purchaser from extending one or more times, in accordance with the Purchaser Charter and IPO Prospectus, the deadline by which it must complete its Business Combination, and no consent of any other Party shall be required in connection therewith.

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(b) Without limiting the generality of Section 5.3(a) and except as contemplated by this Agreement or any Ancillary Document, as set forth on Schedule 5.3(b) of the Purchaser Disclosure Schedules, or as required by applicable Law, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), Purchaser shall not, and shall cause its Subsidiaries to not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume or otherwise become liable for any Indebtedness, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this Section 5.3(b)(iv) shall not prevent Purchaser from borrowing funds necessary to finance its ordinary course administrative costs and expenses and Purchaser Transaction Expenses incurred in connection with the consummation of the Transactions);

(v) make or rescind any material election relating to Taxes, settle any claim or Action relating to Taxes, file any amended Tax Return or claim for refund, take any action or knowingly fail to take any action where such action or failure could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP, or change its jurisdiction of Tax residency;

(vi) take any action or agree to take any action which would have the effect of changing the classification of Purchaser, or a Subsidiary, under the ES Legislation, except that:

(1) if any requirement to report under the ES Legislation falls during the Interim Period, Purchaser shall report, by the applicable deadline, on the basis that during the relevant financial period Purchaser and/or its Subsidiaries, as is relevant, did not carry on any relevant activity as such term is defined in the ES Legislation, and shall consult with the Company as to the prescribed information to be filed;

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(2) Purchaser shall promptly inform the Company of any communication received by Purchaser and/or its Subsidiaries, its directors, shareholder(s) or registered agent from the TIA and shall consult with the Company and shall give the Company the opportunity to comment as to any reply or any other actions to be taken in response to such communication;

(vii) amend, waive or otherwise change the Trust Agreement in any manner adverse to Purchaser’s ability to consummate the transactions contemplated by this Agreement;

(viii) terminate, waive or assign any material right under any material agreement to which it is a party;

(ix) engage in any activities or business, other than activities or business (A) in connection with or incident or related to its incorporation or continuing corporate (or similar) existence, (B) contemplated by, or incident or related to, this Agreement, any Ancillary Document, the performance of covenants or agreements hereunder or thereunder or the consummation of the transactions contemplated hereby and thereby, or (C) those that are administrative or ministerial, in each case, which are immaterial in nature;

(x) establish any Subsidiary or enter into any new line of business;

(xi) revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP, and after consulting Purchaser’s outside auditors; provided that Purchaser may, without the consent of the Company, change the accounting treatment of Purchaser’s issued and outstanding warrants with respect to the treatment of such warrants as equity rather than liabilities in Purchaser’s financial statements;

(xii) waive, release, assign, settle or compromise any Action (including any Action relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, Purchaser or its Subsidiary), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Purchaser Financials;

(xiii) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets;

(xiv) make any capital expenditures (excluding, for the avoidance of doubt, incurring any Purchaser Transaction Expenses);

(xv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);

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(xvi) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $1 million individually or $3 million in the aggregate (excluding the incurrence of any Purchaser Transaction Expenses);

(xvii) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xviii) adopt, sponsor, or contribute to any Benefit Plans or Foreign Plan;

(xix) enter into any agreement, understanding or arrangement with respect to the voting of its equity securities;

(xx) enter into, amend, renew, waive or terminate (other than terminations in accordance with their terms) any transaction or Contract with any officer, director, manager, employee, consultant or security holder of Purchaser or any of their Affiliates; or

(xxi) authorize or agree to do any of the foregoing actions.

5.4 Purchaser Public Filings. During the Interim Period, Purchaser will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its reasonable best efforts prior to the Merger to maintain the listing of the Purchaser Units, the Purchaser Shares and the Purchaser Rights on NASDAQ. It is understood and agreed that any actions or inactions taken by Purchaser, based on advice by its legal counsel or auditors, in connection with the accounting treatment of Purchaser’s issued and outstanding rights, or any deficiencies in disclosure (including with respect to accounting and disclosure controls) arising from the treatment of such rights as equity rather than liabilities in Purchaser’s financial statements shall not be a breach of the requirements of this Section 5.4.

5.5 No Solicitation.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company, a transaction (other than the transactions contemplated by this Agreement or with the approval of Purchaser) concerning the sale of (x) all or any material part of the business or assets of such Person or (y) any material amount of the shares or other equity interests or profits of such Person, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise and (B) with respect to Purchaser and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning (1) a Business Combination for Purchaser, (2) an acquisition or otherwise purchase of, or by any other Person, (3) an acquisition or otherwise purchase of all or a material portion of the assets or businesses of any other Person, or (4) an equity, debt or similar investment in Purchaser or any of its Affiliates.

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(b) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives not to, without the prior written consent of the Company and Purchaser, directly or indirectly, (i) solicit, initiate or knowingly facilitate or assist the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal with respect to such Party, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to an Acquisition Proposal, other than to promptly inform such Person or group that it is subject to an exclusivity agreement that prohibits it from engaging or participating in any discussions with respect to any Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, or (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement in furtherance of any Acquisition Proposal; provided, however, any Change in Recommendation by Purchaser’s board of directors contemplated by Section 5.10 shall not be a breach of this Section 5.5(b).

5.6 No Trading. The Company acknowledges and agrees that it is aware, and that their respective Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of Purchaser, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and NASDAQ promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of Purchaser, communicate such information to any third party, take any other action with respect to Purchaser in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

5.7 Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice (to the extent permitted by Law) to the other Parties if such Party or its Affiliates: (a) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any non-compliance with any Law by such Party or its Affiliates; (b) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (c) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Closing set forth in Article VII not being satisfied or the satisfaction of those conditions being materially delayed; or (d) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

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5.8 Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to receive all applicable Consents of Governmental Authorities needed to consummate the transactions contemplated by this Agreement and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement; provided, that nothing in this Agreement shall be deemed to provide Purchaser and its Representatives with the right to obtain information regarding (or, other than as explicitly required by this Agreement or any Ancillary Document, require any action on behalf of) any of the equityholders of any of the Target Companies that is not otherwise related to any of the Target Companies or the transactions contemplated by this Agreement or any Ancillary Document.

(b) In furtherance and not in limitation of Section 5.8(a). to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, at the Company’s sole cost and expense, with respect to the transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and use its commercially reasonable efforts to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry; (ii) keep the other Parties reasonably informed of any material communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority, in each case regarding any of the transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any substantive communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

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(c) As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority challenging any of the transactions contemplated by this Agreement as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement, including in order to resolve such objections or Actions which, in any case if not resolved, would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority challenging the transactions contemplated by this Agreement, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(d) Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of any other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

5.9 Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings; provided, that nothing in this Agreement shall be deemed to provide Purchaser and its Representatives with the right to obtain information regarding (or, other than as explicitly required by this Agreement or any Ancillary Document, require any action on behalf of) any of the equityholders of any of the Target Companies that is not otherwise related to any of the Target Companies or the transactions contemplated by this Agreement or any Ancillary Document.

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5.10 The Registration Statement.

(a) As promptly as practicable after the date of this Agreement, Purchaser and the Company shall jointly prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by any of the Parties), and Purchaser shall (at the sole cost and expense of Purchaser) file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Purchaser Securities to be issued under this Agreement to the holders of securities of the Company prior to the Merger Effective Date, which Registration Statement will also contain a proxy statement of Purchaser (as amended, the “Proxy Statement”) for the purpose of soliciting proxies or votes from Purchaser shareholders for the matters to be acted upon at the Special Meeting and providing the Public Shareholders an opportunity in accordance with Purchaser’s Organizational Documents and the IPO Prospectus to have their Purchaser Ordinary Shares redeemed (the “Redemption”) in conjunction with the shareholder vote on the Purchaser Shareholder Approval Matters. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Purchaser shareholders to vote, at an extraordinary general meeting of Purchaser shareholders to be called and held for such purpose (the “Special Meeting”), in favor of resolutions approving the following proposals (or such other proposals as may be agreed upon from time to time between the Company and Purchaser) (A) the adoption and approval of this Agreement and the Transactions by the holders of Purchaser Shares in accordance with Purchaser’s Organizational Documents, the Cayman Act and the rules and regulations of the SEC and NASDAQ, (B) the adoption of the Amended Purchaser Charter, (C) the adoption and approval of a new equity incentive plan for Purchaser in substantially the form as the Company and Purchaser mutually agree on pursuant to Section 5.16 (the “Purchaser Equity Plan”), (D) the appointment of the members of the Post-Closing Purchaser Board, in each case in accordance with Section 5.15 hereof, (E) the issuance of the Earnout Shares, (F) such other matters (if any) as the Company and Purchaser shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions (the approvals described in foregoing clauses (A) through (F), collectively, the “Purchaser Shareholder Approval Matters”, and the approvals described in clauses (A) through (B), the “Required Purchaser Shareholder Approval Matters”), and (G) the adjournment of the Special Meeting, if necessary or desirable in the reasonable determination of Purchaser.

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(b) Purchaser, acting through its board of directors (or a committee thereof), shall (i) make the Purchaser Recommendation and include such Purchaser Recommendation in the Proxy Statement and (ii) use its commercially reasonable efforts to solicit from its shareholders proxies or votes in favor of the approval of the Purchaser Shareholder Approval Matters, and (iii) use its commercially reasonable efforts to secure the approval of the Purchaser Shareholder Approval Matters; provided, however, that Purchaser’s board of directors may change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, its recommendation (a “Change in Recommendation”) if it determines in good faith, after consultation with its outside legal counsel and/or financial advisors, that a failure to make a Change in Recommendation would reasonably be expected to constitute a breach by Purchaser’s board of directors of its fiduciary obligations to Purchaser’s shareholders under applicable Law; provided, however, that Purchaser will not be entitled to make, or agree or resolve to make, a Change in Recommendation unless (A) Purchaser has provided at least five (5) Business Days’ prior written notice to the Company advising that Purchaser’s board of directors proposes to take such action and which notice contains the material facts underlying its determination to make, or agree or resolve to make, a Change in Recommendation (a “Change in Recommendation Notice”), (B) during such five (5) Business Day period following the Company’s receipt of a Change in Recommendation Notice, Purchaser’s board of directors has engaged in good faith negotiations with the Company and its Representatives (to the extent that the Company desires to so negotiate) to make such adjustments in the terms and conditions of this Agreement so as to obviate the need for a Change in Recommendation and (C) following the expiration of such five (5) Business Day period, Purchaser’s board of directors reaffirms in good faith, after consultation with its outside legal counsel, that the failure to make a Change in Recommendation would constitute a breach by the directors of Purchaser of their fiduciary duties under applicable Law. If on the date for which the Special Meeting is scheduled, Purchaser has not received proxies and votes representing a sufficient number of shares to obtain the Required Purchaser Shareholder Approval Matters, whether or not a quorum is present, Purchaser may make one or more successive postponements or adjournments of the Special Meeting. In connection with the Registration Statement, Purchaser will, with the agreement of the Company prior to any such filing (such agreement not to be unreasonably withheld, conditioned or delayed), file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law, Purchaser’s Organizational Documents, the Cayman Act and the rules and regulations of the SEC and NASDAQ. Purchaser shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and agree upon (such agreement not to be unreasonably withheld, conditioned or delayed) the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC. The Company shall provide Purchaser with such information concerning the Target Companies and their equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading.

(c) Purchaser shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the Special Meeting and the Redemption. Each of Purchaser and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, Purchaser and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information has become false or misleading in any material respect or as otherwise required by applicable Laws. Purchaser shall, with the agreement of the Company prior to filing any such amendment or supplement (such agreement not to be unreasonably withheld, conditioned or delayed), amend or supplement the Registration Statement and Purchaser shall (at the sole cost and expense of Purchaser), with the agreement of the Company prior to any such filing (such agreement not to be unreasonably withheld, conditioned or delayed), file the Registration Statement, as so amended or supplemented, with the SEC and to be disseminated to Purchaser’s shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and Purchaser’s Organizational Documents.

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(d) Purchaser shall respond to any SEC comments on the Registration Statement and shall otherwise use their commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective. Purchaser shall provide the Company with copies of any written comments, and shall inform the Company of any material oral comments, that Purchaser or its Representatives receive from the SEC or its staff with respect to the Registration Statement, the Special Meeting and the Redemption promptly after the receipt of such comments and shall give the Company a reasonable opportunity under the circumstances to review and agree upon (such agreement not to be unreasonably withheld, conditioned or delayed) any proposed written or material oral responses to such comments.

(e) As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, Purchaser shall distribute the Registration Statement to Purchaser’s shareholders and, Purchaser shall call the Special Meeting in accordance with the Cayman Act for a date no later than thirty (30) days following the effectiveness of the Registration Statement.  Purchaser shall use commercially reasonable efforts to keep the Registration Statement effective through the Closing in order to permit the consummation of the transactions contemplated by this Agreement.

(f) Purchaser shall comply with all applicable Laws, any applicable rules and regulations of NASDAQ, Purchaser’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the Special Meeting and the Redemption.

(g) For the avoidance of doubt, the Company shall not be required by this Section 5.10 to take, or cause to be taken, any action in response to comments of the SEC staff made in connection with the Registration Statement, that would or could reasonably be expected to result in (x) any material and lasting change in the business of the Target Companies as presently conducted or (y) any Target Company being required to hold, obtain or apply for any material Permit from any Government Authority other than those set forth in Schedule 4.10 of the Company Disclosure Schedules.

5.11 Required Company Shareholder Approval. As promptly as reasonably practicable (and in any event within one Business Day) following the Registration Statement “clearing” comments from the SEC and becoming effective, the Company shall seek unanimous written consent of its shareholders, for the purposes of obtaining the requisite shareholders’ consent for the adoption and approval of this Agreement and the Transactions (including approval of the Merger and the adoption of the memorandum and articles of association of the Surviving Company), in accordance with the Company’s Organizational Documents and the Cayman Act (such consent, either obtained at a meeting of the Company’s shareholders or in writing, the “Required Company Shareholder Approval”). The Company, acting through its board of directors (or a committee thereof), shall not withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, its recommendation that the Company’s shareholders vote in favor of the approval of this Agreement and the Transactions.

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5.12 Required Merger Sub Shareholder Approval. Subject to Purchaser Shareholder adoption and approval of this Agreement and the Transactions at the Special Meeting, prior to the Merger Effective Date, Purchaser shall execute and deliver a unanimous written consent as the sole shareholder of Merger Sub for the approving the Merger and the adoption of the memorandum and articles of association of the Surviving Company), in accordance with the Merger Sub’s Organizational Documents and the Cayman Act (such consent in writing, the “Required Merger Sub Shareholder Approval”).

5.13 Public Announcements.

(a) The Parties agree that, during the Interim Period, no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent (not to be unreasonably withheld, conditioned or delayed) of Purchaser and the Company, except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b) The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release (but in any event within four (4) Business Days after the execution of this Agreement), Purchaser shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review and comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with a draft of which shall be provided to the Company for reviewing and comment promptly following the execution of this Agreement); provided, however, if the Company does not approve of the Form 8-K on or prior to the date such filing is required to be made pursuant to Federal Securities Laws, the failure to secure the approval of the Company shall not prevent Purchaser from making such filing in accordance with Federal Securities Laws. Prior to Closing, Purchaser and the Company shall prepare a current report on Form 8-K to be filed by Purchaser announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Transactions in any report or form to be filed with the SEC (“Closing Filing”), provided, however, if the Company does not approve of the Form 8-K on or prior to the date such filing is required to be made pursuant to Federal Securities Laws, the failure to secure the approval of the Company shall not prevent Purchaser from making such filing in accordance with Federal Securities Laws. Purchaser shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) the Closing Filing prior to filing. The Parties shall mutually agree upon and, as promptly as practicable after the Closing Date (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing or the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in the Interim Period in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the transactions contemplated hereby.

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5.14 Confidential Information.

(a) The Company, agrees that during the Interim Period and, in the event this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any Purchaser Confidential Information that is provided to such Person, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder or enforcing their rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Purchaser Confidential Information without Purchaser’s prior written consent; and (ii) in the event that the Company or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, becomes legally compelled to disclose any Purchaser Confidential Information, (A) provide Purchaser to the extent legally permitted with prompt written notice of such requirement so that Purchaser or an Affiliate thereof may seek, at Purchaser’s cost, a protective Order or other remedy or waive compliance with this Section 5.14(a) and (B) in the event that such protective Order or other remedy is not obtained, or Purchaser waives compliance with this Section 5.14(a), furnish only that portion of such Purchaser Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Purchaser Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company shall, and shall cause its Representatives to, promptly deliver to Purchaser or destroy (at Purchaser’s election) any and all copies (in whatever form or medium) of Purchaser Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. The Company shall, and shall cause its Representatives to, treat and hold in strict confidence any Trade Secret of Purchaser disclosed to such Person until such information ceases to be a Trade Secret and (z) the Company and its Representatives shall be permitted to retain copies of Purchaser Confidential Information to the extent required by internal compliance policies or applicable Laws or to satisfy requirements of a Governmental Authority.

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(b) Purchaser and Merger Sub hereby agree that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any Company Confidential Information that is provided to such Person, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that Purchaser, Merger Sub or any of their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 5.14(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 5.14(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, Purchaser and Merger Sub shall, and shall cause their respective Representatives to, promptly deliver to the Company or destroy (at the Company’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, (x) Purchaser and its Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by Federal Securities Laws, as advised by outside counsel and after giving the Company a reasonable opportunity under the circumstances to review such disclosure and considering in good faith any comments made by the Company regarding such disclosure, (y) Purchaser and Merger Sub shall, and shall cause their respective Representatives to, treat and hold in strict confidence any Trade Secret of any Target Company disclosed to such Person until such information ceases to be a Trade Secret and (z) Purchaser, Merger Sub and their respective Representatives shall be permitted to retain copies of Company Confidential Information to the extent required by internal compliance policies or applicable Laws or to satisfy requirements of a Governmental Authority.

(c) For the avoidance of doubt, the obligations set forth in this Section 5.14 are in addition to and shall not supersede any continuing obligations under any confidentiality agreement between or among the Parties.

5.15 Post-Closing Board of Directors and Executive Officers.

(a) The Parties shall take all necessary action, including causing the directors of Purchaser to resign, so that effective as of the Closing, Purchaser’s board of directors (the “Post-Closing Purchaser Board”) will consist of the individuals listed on Schedule 5.15(a) of the Company Disclosure Schedules. At or prior to the Closing, Purchaser will provide each director with a customary director indemnification agreement, in form and substance reasonably acceptable to such director.

(b) The Parties shall take all action necessary, including causing the executive officers of Purchaser to resign, so that, effective as of the Closing, the executive officers of Purchaser will consist of the individuals listed on Schedule 5.15(b) of the Company Disclosure Schedules.

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5.16 Purchaser Equity Plan. Prior to the effectiveness of the Registration Statement, the board of directors of Purchaser shall approve and adopt the Purchaser Equity Plan, substantially in the form as the Company and Purchaser mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Purchaser, as applicable), and in the manner prescribed under applicable Laws, effective as of the Closing Date, reserving for grant thereunder 5% of the Purchaser Ordinary Shares outstanding immediately after the Closing.

5.17 Indemnification of Directors and Officers.

(a) From and after the Closing Date, the Surviving Company and Purchaser shall jointly and severally indemnify and hold harmless (i) each present and former director and officer of the Target Company, Purchaser or Merger Sub, and (ii) in addition, solely with respect to the Target Company, named senior executives of the Target Company (in each case, solely to the extent acting in his or her capacity as such and to the extent such activities are related to the business of the relevant Target Company, Purchaser or Merger Sub, respectively) (the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing Date, whether asserted or claimed prior to, at or after the Closing Date (each, a “Claim”), to the fullest extent that the relevant Target Company, Purchaser or Merger Sub, respectively, would have been permitted under applicable Law and subject to the limitations of its respective Organizational Documents and indemnification agreements, if any, in effect from time to time at or prior to the Closing to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). After the Closing Date, in the event that any D&O Indemnified Party becomes involved in any capacity in any Action based in whole or in part on, or arising in whole or in part out of, any matter, including the transactions contemplated hereby, existing or occurring at or prior to the Closing Date, the D&O Indemnified Party may retain counsel reasonably satisfactory to them after consultation with Purchaser; provided, however, that Purchaser shall have the right to assume the defense thereof with counsel reasonably satisfactory to the D&O Indemnified Parties.

(b) Prior to the Merger Effective Date, Purchaser shall use its commercially reasonable efforts to purchase and obtain, as of the Closing Date a “tail” insurance policy, to the extent available on commercially reasonable terms and at an aggregate cost of no higher than 300% of the annual premium of Purchaser’s directors’ and officers’ liabilities insurance policy as of the date of this Agreement, extending coverage for an aggregate period of six (6) years providing directors’ and officers’ liability insurance with respect to claims arising from facts or events that occurred on or before the Closing covering (as direct beneficiaries) those persons who are as of the date of this Agreement currently covered by Purchaser’s directors’ and officers’ liability insurance policy, of the type and with the amount of coverage no less favorable than those of the directors’ and officers’ liability insurance maintained as of the date of this Agreement by, or for the benefit of, Purchaser; provided, however, that to the extent a policy as permitted by this Section 5.17(c) is purchased by Purchaser, the aggregate cost of such policy shall be deemed a Purchaser Transaction Expense.

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(c) Notwithstanding the foregoing (i) none of the Surviving Company or Purchaser shall be obligated to indemnify a D&O Indemnified Party with respect to any amount in relation to a Claim of any type whatsoever to the extent such Claim (or part thereof) has been paid to the D&O Indemnified Party (or paid directly to a third party on a D&O Indemnified Party’s behalf) by any directors and officers, or other type, of insurance maintained by any of the Surviving Company or Purchaser, and (ii) no D&O Indemnified Party shall settle any Claim without the prior written consent of the Surviving Company and Purchaser (which consents shall not be unreasonably withheld, conditioned or delayed), nor shall any of the Surviving Company or Purchaser: (A) settle any Claim without either (x) the written consent of all D&O Indemnified Parties against whom such Claim was made (which consents shall not be unreasonably withheld, conditioned or delayed), or (y) obtaining an unconditional general release from all liability arising out of the proceeding to which the Claim relates for all D&O Indemnified Parties without admission nor finding of wrongdoing as a condition of such settlement, or (B) be liable to a D&O Indemnified Party for any amounts paid in settlement of any threatened or pending Claim effected without its prior written consent (which consents shall not be unreasonably withheld, conditioned or delayed).

(d) On or prior to the Closing Date, Purchaser shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Purchaser with, or for the benefit of, the D&O Indemnified Parties, which indemnification agreements shall continue to be effective following the Closing Date. To the extent applicable, on or prior to the Closing Date, Purchaser shall countersign such indemnification agreements with respect to any D&O Indemnified Party that was a director or officer of Purchaser prior to the Merger for the purposes of acknowledging the termination of any applicable indemnification agreements between such D&O Indemnified Party and Purchaser.

(e) The provisions of this Section 5.17 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties and their respective heirs and representatives.

5.18 Section 16 Matters. Prior to the Closing Date, the Parties shall take all such steps (to the extent permitted under applicable Law) as are reasonably necessary to cause any acquisition or disposition of Purchaser Ordinary Shares or any derivative thereof that occurs or is deemed to occur by reason of or pursuant to the Transactions by each Person who is or will be or may become subject to Section 16 of the Exchange Act with respect to Purchaser, including by virtue of being deemed a director by deputization, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.19 Trust Account Proceeds. The Parties agree that after the Closing, the funds in the Trust Account, after taking into account payments for the Redemption, and the proceeds of any Transaction Financing shall first be used to pay (i) the Purchaser Transaction Expenses, (ii) any loans owed by Purchaser to Sponsor for the Purchaser Transaction Expenses, other administrative costs and expenses incurred by or on behalf of Purchaser and (iii) the Company Transaction Expenses. Such amounts, as well as any expenses that are required or permitted to be paid by delivery of Purchaser Securities, will be paid at the Closing. Any remaining cash will be transferred to a Target Company or Purchaser and used for working capital and general corporate purposes.

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5.20 Tax Matters.

(a) The Parties intend that the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder (the “Intended Tax Treatment”). The Parties agree and acknowledge that, for U.S. federal income tax purposes, it is intended that this Agreement constitutes, and is adopted as, a separate “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

(b) Each Party (i) shall use its respective commercially reasonable efforts to cause the Merger to qualify, and agree not to, and not to permit or cause any of their Affiliates or Subsidiaries to, take any action which to its Knowledge could reasonably be expected to prevent or impede the Merger from qualifying, for the Intended Tax Treatment, (ii) shall (and shall cause their respective Affiliates to) report the Merger consistently with the Intended Tax Treatment unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(c) If, in connection with the preparation and filing of the Registration Statement, the SEC requires any opinion to be provided in respect of the Tax consequences of or related to the Transactions: (i) to the extent such opinion is with respect to the Tax consequences of the Transactions to equityholders of Purchaser, Purchaser shall use reasonable best efforts to cause such opinion (as so required by the SEC) to be provided, subject to customary assumptions and limitations, by its tax advisors or counsel, and (ii) to the extent such opinion is with respect to the Intended Tax Treatment or other Tax consequences of the Transactions to equityholders of the Company, the Company shall use reasonable best efforts to cause such opinion (as so required by the SEC) to be provided, subject to customary assumptions and limitations, by its tax advisors or counsel. Each Party shall use reasonable best efforts to execute and deliver customary tax representation letters (not to be inconsistent with this Agreement or the other Ancillary Documents) as the applicable tax advisor may reasonably request in form and substance reasonably satisfactory to such advisor; provided, however, that a Party’s failure to execute and deliver such representation letter shall not cause such Party to fail to satisfy the condition in Sections 7.2(b) or 7.3(b) of this Agreement, as applicable.

(d) Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, any claim for a refund of any Tax, and any audit or tax proceeding. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

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5.21 Financials.

(a) As soon as reasonably practicable after the date of this Agreement, and in any case on or prior to September 30, 2023, except to the extent such failure is due to Purchaser’s failure to comply with its obligations pursuant to Section 5.10, the Company shall deliver to Purchaser the PCAOB Audited Financial Statements and any other audited and unaudited consolidated balance sheets and the related audited or unaudited consolidated accounts of the Company that are required to be included in the Registration Statement. The Company and Purchaser shall each use its reasonable best efforts (i) to assist the other, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of any Target Company or Purchaser, in preparing in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement and any other filings to be made by Purchaser with the SEC in connection with the Transactions and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC in connection therewith.

(b) Within 40 days after the end of each calendar quarter from and after the date hereof, commencing with the month of July and for each calendar quarter thereafter until the Closing, the Company will deliver a consolidated balance sheet of the Target Companies, together with related consolidated statements of operations and retained earnings and consolidated statements of cash flows for each such quarter (the “Quarterly Financials”). The Quarterly Financials shall reflect revenue (reported on the top line of the Company’s reviewed profit and loss statement) of no less than (i) RMB 1,200,000,000 for the three months ended September 30, 2023, (ii) RMB 2,400,000,000 for the three months ended December 31, 2023 (collectively, the “Quarterly Financial Targets”); provided, that if the Closing occurs prior to the end of any of the foregoing quarters, or if the Revenue Target is achieved, the covenants in this Section 5.21(b) will be deemed to have been satisfied.

(c) No later than the second anniversary of the Closing, Purchaser shall engage any one of the “Big Four” accounting firms or another well-recognized accounting firm acceptable to Sponsor as auditor of Purchaser and its Subsidiaries (including the Target Companies) to audit the Company’s consolidated annual financial statement in accordance with Regulation S-X, PCAOB standards, any other applicable SEC rules or generally accepted auditing standards. Purchaser shall also engage its auditor to perform quarterly procedures on its unaudited interim financial information using standards consistent with those established by the PCAOB. If Purchaser fails to timely engage an accounting firm as set forth in this Section 5.21(c), Purchaser shall, as soon as reasonably practicable following the second anniversary of the Closing (but in no event longer than 1 business day thereafter) direct the Sponsor Promote Escrow Agent to disburse the Sponsor Promote to the Sponsor.

5.22 Transaction Financing. The Company shall use its reasonable best efforts to obtain transaction financing in the aggregate amount of at least $150,000,000, in the form of firm written commitments from investors acceptable to Purchaser or in the form of good faith deposits made by investors for a private placement of equity, debt or other alternative financing to Purchaser, on terms and conditions to be agreed by Purchaser and the Company.

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5.23 Regulatory Delay. Notwithstanding any other terms in this Agreement to the contrary, in the event that: (a) the PCAOB Audited Financial Statements are not delivered on or before September 30, 2023 and Purchaser, in its sole discretion, elects to extend the time for receipt thereof (an “Audit Delay”), (b) any other necessary financial or regulatory or governmental Consent (including those set forth on Schedule 7.1(d) of the Company Disclosure Schedules) is not completed or obtained prior to December 22, 2023 (“Regulatory Delay”) (as determined by Purchaser in its reasonable discretion based on representations made by the Company to Purchaser about such completion date), or (c) if the Company fails to achieve any of the Quarterly Financial Targets (“Quarterly Shortfall”), the Company shall be responsible for paying any extension fees and all other fees or expenses actually incurred by or on behalf of Purchaser, the Company or any of their Affiliates in connection with such Audit Delay, Regulatory Delay or Quarterly Shortfall, to the extent that (i) caused by any reasons not attributable to Purchaser, including as a result of the Company breaching its obligations to provide information to Purchaser in accordance with the terms of this Agreement, the Company failing to respond to the request of any regulatory authority or the Company failing to obtain governmental Consent set forth on Schedule 7.1(d) prior to December 22, 2023, for whatever reason, and (ii) such extension fees and any other fees or expenses are actually incurred by or on behalf of Purchaser, the Company or any of their Affiliates after the date of such Audit Delay, Regulatory Delay or Quarterly Shortfall.

5.24 Termination Fee Escrow. On or before November 30, 2023, the Company shall deposit the Termination Fee into an escrow account with a mutually satisfactory escrow agent (the “Termination Fee Escrow Agent”), such amount to be held in escrow and released pursuant to the terms of an escrow agreement (the “Termination Fee Escrow Agreement”) satisfactory to Purchaser; provided, that, any amounts remaining in such escrow account at the Closing shall, pursuant to the Termination Fee Escrow Agreement, be transferred to the Sponsor Promote Escrow Agent and applied toward the Sponsor Promote.

5.25 Sponsor Promote Escrow. At the Closing, Purchaser shall deposit the Sponsor Promote into an escrow account with a mutually satisfactory escrow agent (the “Sponsor Promote Escrow Agent”), such amount to be held in escrow and released pursuant to the terms of an escrow agreement (the “Sponsor Promote Escrow Agreement”) satisfactory to Purchaser.

ARTICLE VI

INDEMNIFICATION; SURVIVAL

6.1 Indemnification. Subject to the terms and conditions of this ARTICLE VI and from and after the Closing Date, and as a material inducement to Purchaser entering into this Agreement, the Principal Shareholder (the “Indemnifying Party”) hereby agrees to indemnify and hold harmless the Indemnified Party against and in respect of, and to pay, compensate and reimburse the Indemnified Party for, any and all out-of-pocket loss, cost, payment, demand, penalty, forfeiture, expense, liability, judgment, deficiency or damage, and diminution in value or claim (including actual and reasonable costs of investigation and attorneys’ fees and other actual and reasonable costs and expenses) (all of the foregoing collectively, “Losses”) incurred or sustained by the Indemnified Party as a result of or in connection with any breach, inaccuracy or nonfulfillment of any of the representations, warranties and covenants of the Company contained herein and/or any matters described in Schedule 6.1 of the Company’s Disclosure Schedules, whether or not involving a Third Party Claim (as defined below). Notwithstanding the foregoing, any liability incurred pursuant to the terms of this ARTICLE VI shall be paid exclusively from the Indemnity Escrow Cash and the Indemnity Escrow Shares (valued at the then market value per share) in accordance with the terms of the Indemnity Escrow Agreement.

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6.2 Indemnity Escrow Agreement. At the Closing (a) $5,000,000 of the proceeds derived from the Trust Account (net of redemptions) and the Transaction Financing, if any, following the payment of all Transaction Expenses (the “Indemnity Escrow Cash”) and (b) 500,000 Purchaser Ordinary Shares issued to the Principal Shareholder (the “Indemnity Escrow Shares”), will be deposited into an escrow account (the “Indemnity Escrow Account”) with an escrow agent reasonably acceptable to Purchaser and the Principal Shareholder (the “Indemnity Escrow Agent”) for the benefit of Purchaser’s Shareholders immediately prior to the Closing.

6.3 Indemnification Procedure. The following shall apply with respect to all claims by the Indemnified Party for indemnification:

(a) the Indemnified Party shall give the Indemnifying Party prompt written notice (an “Indemnification Notice”) of any direct claim or third-party action with respect to which the Indemnified Party seeks indemnification pursuant to Section 6.1 (a “Third-Party Claim”), which shall describe in reasonable detail the Loss that has been or may be suffered by the Indemnified Party. The failure to give the Indemnification Notice shall not impair any of the rights or benefits of such Indemnified Party under Section 6.1, except to the extent such failure materially and adversely affects the ability of the Indemnifying Party to defend such claim or increases the amount of such liability;

(b) in the case of any Third-Party Claims as to which indemnification is sought by the Indemnified Party, such Indemnified Party shall be entitled, at the sole expense and liability of the Indemnifying Party, to exercise full control of the defense, compromise or settlement of any Third-Party Claim unless the Indemnifying Party, within a reasonable time after the giving of an Indemnification Notice by the Indemnified Party (but in any event within 10 days thereafter), shall (i) deliver a written confirmation to such Indemnified Party that the indemnification provisions of Section 6.1 are applicable to such action and the Indemnifying Party will indemnify such Indemnified Party in respect of such action pursuant to the terms of Section 6.1 and, notwithstanding anything to the contrary, shall do so without asserting any challenge, defense, limitation on the Indemnifying Party liability for Losses, counterclaim or offset, (ii) notify such Indemnified Party in writing of the intention of the Indemnifying Party to assume the defense thereof, and (iii) retain legal counsel reasonably satisfactory to the Indemnified Party to conduct the defense of such Third-Party Claim;

(c) if the Indemnifying Party assumes the defense of any such Third-Party Claim pursuant to Section 6.3(b), then the Indemnified Party shall cooperate with the Indemnifying Party in any manner reasonably requested in connection with the defense, and the Indemnified Party shall have the right to be kept fully informed by the Indemnifying Party and his legal counsel with respect to the status of any legal proceedings, to the extent not inconsistent with the preservation of attorney-client or work product privilege. If the Indemnifying Party so assumes the defense of any such Third-Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party has agreed to pay such fees and expenses, or (ii) the named parties to any such Third-Party Claim (including any impleaded parties) include an Indemnified Party and the Indemnifying Party and such Indemnified Party shall have been advised by its counsel that there may be a conflict of interest between such Indemnified Party and the Indemnifying Party in the conduct of the defense thereof, and in any such case the reasonable fees and expenses of such separate counsel shall be borne by the Indemnifying Party;

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(d) if the Indemnifying Party elects to assume the defense of any Third-Party Claim pursuant to Section 6.3(b), the Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless the Indemnifying Party withdraws from or fails to vigorously prosecute the defense of such asserted liability, or unless a judgment is entered against the Indemnified Party for such liability. If the Indemnifying Party does not elect to defend, or if, after commencing or undertaking any such defense, the Indemnifying Party fails to adequately prosecute or withdraw such defense, the Indemnified Party shall have the right to undertake the defense or settlement thereof, at the Indemnifying Party’s expense. Notwithstanding anything to the contrary, the Indemnifying Party shall not be entitled to control, but may participate in, and the Indemnified Party (at the expense of the Indemnifying Party) shall be entitled to have sole control over, the defense or settlement of (x) that part of any Third-Party Claim (i) that seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party, or (ii) to the extent such Third-Party Claim involves criminal allegations against the Indemnified Party or (y) the entire Third-Party Claim if such Third-Party Claim would impose liability on the part of the Indemnified Party in an amount which is greater than the amount as to which the Indemnified Party is entitled to indemnification under this Agreement. In the event the Indemnified Party retains control of the Third-Party Claim, the Indemnified Party will not settle the subject claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed;

(e) if the Indemnified Party undertakes the defense of any such Third-Party Claim pursuant to Section 6.1 or Section 6.3 and proposes to settle the same prior to a final judgment thereon or to forgo appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Party prompt written notice thereof and the Indemnifying Party shall have the right to participate in the settlement, assume or reassume the defense thereof or prosecute such appeal, in each case at the Indemnifying Party’s expense. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party settle or compromise or consent to entry of any judgment with respect to any such Third-Party Claim (i) in which any relief other than the payment of money damages is or may be sought against the Indemnified Party, (ii) in which such Third-Party Claim could be reasonably expected to impose or create a monetary liability on the part of the Indemnified Party (such as an increase in the Indemnified Party’s income Tax) other than the monetary claim of the third party in such Third-Party Claim being paid pursuant to such settlement or judgment, or (iii) which does not include as an unconditional term thereof the giving by the claimant, person conducting such investigation or initiating such hearing, plaintiff or petitioner to the Indemnified Party of a release from all liability with respect to such Third-Party Claim and all other actions (known or unknown) arising or which might arise out of the same facts;

(f) following the Closing, the Sponsor shall have the authority to institute and prosecute any claims for indemnification hereunder in good faith on behalf of the Indemnified Party to enforce the terms of this Agreement.

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6.4 Escrow of Indemnity Escrow Shares by the Principal Shareholder. The Company, the Principal Shareholders and the Principal Shareholders’ Representative hereby authorize Purchaser to deposit the Indemnity Escrow Cash or the Indemnity Escrow Shares, as applicable, in the Indemnity Escrow Account pursuant to the Escrow Agreement. If the Indemnity Escrow Shares are deposited in the Indemnity Escrow Account, such Indemnity Escrow Shares will solely reduce the Purchaser Ordinary Shares payable to the Principal Shareholder under this Agreement. The Principal Shareholder shall be shown as the registered owner of its pro rata portion of the Indemnity Escrow Shares on the books and records of Purchaser, and shall be entitled to exercise voting rights and all share rights with respect to such Indemnity Escrow Shares.

(a) Any dividends, interest payments, or other distributions of any kind made in respect of the Indemnity Escrow Shares to which the Principal Shareholder is entitled to, if any, will be delivered promptly to the Indemnity Escrow Agent to be held in escrow;

(b) At the times provided for in Section 6.4(d), the Indemnity Escrow Shares shall be released by the Indemnity Escrow Agent to the Principal Shareholder. Certificates representing Indemnity Escrow Shares so issued that are subject to resale restrictions under applicable securities laws will bear a legend to that effect. No fractional shares shall be released and delivered from the Indemnity Escrow Account to the Principal Shareholder and all fractional shares shall be rounded to the nearest whole share;

(c) no Indemnity Escrow Shares or any beneficial interest therein may be pledged, sold, assigned or transferred, including by operation of law, by the Principal Shareholder or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of the Principal Shareholder, prior to the transfer and delivery from the Escrow Agent to the Principal Shareholder.

(d) within five business days following expiration of the Survival Period (the “Release Date”), the Indemnity Escrow Shares will be released from escrow to the Principal Shareholder less the number or amount of Indemnity Escrow Shares (valued at the then market value per share) equal to the amount of any potential Losses set forth in any Indemnification Notice from Sponsor with respect to any pending but unresolved claim for indemnification. Prior to the Release Date, the Principal Shareholder shall deliver to the Indemnity Escrow Agent a certificate executed by him (which shall not be unreasonably withheld) instructing the Indemnity Escrow Agent to release such number of Indemnity Escrow Shares determined in accordance with this Section 6.4(d). Any Indemnity Escrow Shares retained in escrow as a result of the immediately preceding sentence shall be released to the Principal Shareholder promptly upon resolution of the related claim for indemnification in accordance with the provisions of this ARTICLE VI. Notwithstanding anything to the contrary contained herein, any indemnification payments will be made to Sponsor or its successors.

6.5 Payment of Indemnification. In the event the Indemnified Party is entitled to any indemnification pursuant to this ARTICLE VI, the Indemnified Party shall be paid exclusively from the Indemnity Escrow Cash and Indemnity Escrow Shares.

6.6 Insurance. Any indemnification payments hereunder shall take into account any insurance proceeds or other third party reimbursement actually received.

6.7 Survival. All representations, warranties and covenants contained in this Agreement (including all schedules and exhibits hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement) shall survive for a period of two years following the Closing (the “Survival Period”). After the expiration of the Survival Period, the Indemnifying Party shall have no further liability for indemnification pursuant to this ARTICLE VI other than with respect to the claims already made pursuant to this ARTICLE VI or in the case of Fraud.

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6.8 Sole and Exclusive Remedy. The remedies provided in this ARTICLE VI shall be deemed the sole and exclusive remedies of the Indemnified Party, from and after the Closing Date, with respect to any and all claims arising out of or related to this Agreement or in connection with the transactions contemplated hereby, other than in respect of Fraud.

ARTICLE VII

CLOSING CONDITIONS

7.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Closing shall be subject to the satisfaction or written waiver (where permissible) by the Company and Purchaser of the following conditions:

(a) Required Purchaser Shareholder Approval. The Required Purchaser Shareholder Approval Matters that are submitted to the vote of the shareholders of Purchaser at the Special Meeting in accordance with the Proxy Statement shall have been approved by the Required Purchaser Shareholder Approval.

(b) Required Company Shareholder Approval. The Required Company Shareholder Approval shall have been obtained.

(c) Required Merger-Sub Shareholder Approval. The Purchaser as sole shareholder of Merger Sub prior to the Merger Effective Date shall have approved the Merger (including, without limitation, the Merger Documents) and the adoption of the memorandum and articles of the Surviving Company.

(d) Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority in order to consummate the Transactions, including, without limitation, any such Consents set forth on Schedule 7.1(d) of the Company Disclosure Schedules, shall have been obtained or made.

(e) No Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the Closing illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(f) Net Tangible Assets. Immediately prior to the Closing, after giving effect to the Redemption, Purchaser shall have net tangible assets of at least $5,000,001 (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).

(g) Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing.

(h) NASDAQ Listing. The Purchaser’s Ordinary Shares to be issued in connection with the Transactions shall have been approved for listing on the NASDAQ, subject to official notice of issuance.

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7.2 Conditions to Obligations of the Company. In addition to the conditions specified in Section 7.1, the obligation of the Company to consummate the Closing is subject to the satisfaction or written waiver (by the Company) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of Purchaser and Merger Sub set forth in this Agreement and in any certificate delivered by or on behalf of Purchaser pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), (ii) with respect to the Purchaser Fundamental Representations, any failures to be true and correct in all material respects, and (iii) for all other representations and warranties of Purchaser and Merger Sub, any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, Purchaser or Merger Sub.

(b) Agreements and Covenants. Purchaser and Merger Sub shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with by such party on or prior to the Closing Date.

(c) Closing Deliveries.

(i) Officer Certificate. Purchaser shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of Purchaser in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.2(a), 7.2(b) with respect to Purchaser.

(ii) Secretary Certificate. Purchaser shall have delivered to the Company a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of Purchaser’s Organizational Documents as in effect as of the Closing Date (immediately prior to the Merger Effective Date), (B) the resolutions of Purchaser’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, (C) evidence that the Required Purchaser Shareholder Approval has been obtained and (D) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which Purchaser is a party or otherwise bound.

(iii) Good Standing. Purchaser shall have delivered to the Company a good standing certificate (or similar documents applicable for such jurisdictions) for Purchaser certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of Purchaser’s jurisdiction of organization.

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(iv) Registration Rights Agreement. The Company and Purchaser shall have received a duly executed copy of the Registration Rights Agreement, duly executed by Purchaser.

(v) Purchaser Charter Amendment. At or prior to Closing, Purchaser shall have amended and restated the memorandum and articles of association of Purchaser in substantially the form attached as Exhibit B hereto (the “Amended Purchaser Charter”).

(vi) Employment Agreements. At or prior to Closing, Purchaser shall have delivered to each Company Key Employee an employment, nondisclosure, non-competition and non-solicitation agreement in form and substance reasonably satisfactory to Purchaser (each, an “Employment Agreement”), duly executed by Purchaser.

(vii) NNN Agreements. At or prior to Closing, Purchaser shall have delivered to each Company Key Shareholder and each Company Key Manager Member a non-disclosure, non-competition and non-solicitation agreement in form and substance reasonably satisfactory to Purchaser (each, an “NNN Agreement”), duly executed by Purchaser.

(viii) Earnout Escrow Agreement. At or prior to Closing, Purchaser shall have delivered the Earnout Escrow Agreement, duly executed by Purchaser and Continental.

(ix) Sponsor Promote Escrow Agreement. At or prior to Closing, Purchaser shall have delivered the Sponsor Promote Escrow Agreement, duly executed by Purchaser and the Sponsor Promote Escrow Agent.

(x) Indemnity Escrow Agreement. At or prior to Closing, Purchaser shall have delivered the Indemnity Escrow Agreement, duly executed by Purchaser and the Indemnity Escrow Agent.

(xi) Termination Fee Escrow Agreement. On or before November 30, 2023, Purchaser shall have delivered the Termination Fee Escrow Agreement, duly executed by Purchaser and the Termination Fee Escrow Agent.

7.3 Conditions to Obligations of Purchaser. In addition to the conditions specified in Section 7.1, the obligations of Purchaser to consummate the Closing are subject to the satisfaction or written waiver (by Purchaser) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of the Company set forth in this Agreement and in any certificate delivered by or on behalf of the Company pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date shall be true and correct on and as of the Closing Date as if made on the Closing Date, in each case except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), (ii) with respect to the Company Fundamental Representations, any failures to be true and correct in all material respects and (iii) for all other representations and warranties of the Company, any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Company.

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(b) Agreements and Covenants. The Company shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with thereby on or prior to the Closing Date, except for Section 5.21(b).

(c) Certain Ancillary Documents. The Company Lock-Up Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing Date.

(d) Closing Deliveries.

(i) Officer Certificate. Purchaser shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.3(a). 7.3(b) and 7.3(c) with respect to the Company.

(ii) Secretary Certificates. The Company shall have delivered to Purchaser a certificate from its secretary or other executive officer certifying as to the validity and effectiveness of, and attaching, (A) copies of its Organizational Documents as in effect as of the Closing Date (immediately prior to the Merger Effective Date), (B) the resolutions of its board of directors and shareholders, as applicable, authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which it is a party or bound, and the consummation of the Transactions, and (C) the incumbency of its officers authorized to execute this Agreement or any Ancillary Document to which it is a party or otherwise bound.

(iii) Good Standing. The Company shall have delivered to Purchaser good standing certificates (or similar documents applicable for such jurisdictions) for each Target Company certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the Target Company’s jurisdiction of organization, to the extent that good standing certificates or similar documents are generally available in such jurisdiction.

(iv) Registration Rights Agreement. Purchaser shall have received a copy of the Registration Rights Agreement, duly executed by each Company shareholder party thereto.

(v) Employment Agreements. At or prior to Closing, the Company shall cause each Company Key Employee to deliver to Purchaser an Employment Agreement, duly executed by such Company Key Employee.

(vi) NNN Agreements. At or prior to Closing, the Company shall cause each Company Key Shareholder and each Company Key Management Member to deliver an NNN Agreement, duly executed by such Company Key Shareholder or Company Key Manager, as applicable.

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(vii) Purchaser Charter Amendment. At or prior to the Closing, the board of directors of Purchaser and its requisite shareholders have adopted and approved, and Purchaser has filed and made effective the Amended Purchaser Charter.

(viii) Earnout Escrow Agreement. At or prior to Closing, the Company Shareholder Representative shall have delivered the Earnout Escrow Agreement, duly executed by the Company Shareholder Representative.

(ix) Sponsor Promote Escrow Agreement. At or prior to Closing, the Company Shareholder Representative shall have delivered the Sponsor Promote Escrow Agreement, duly executed by the Company Shareholder Representative.

(x) Indemnity Escrow Agreement. At or prior to Closing, the Principal Shareholder shall have delivered the Indemnity Escrow Agreement, duly executed by the Principal Shareholder.

(xi) Termination Fee Escrow Agreement. On or before November 30, 2023, the Company Shareholder Representative shall have delivered the Termination Fee Escrow Agreement, duly executed by the Company Shareholder Representative.

(xii) At or prior to Closing, the Company Shareholder Representatives shall have delivered to Purchaser a letter of confirmation issued by each Person listed in the Item 2 of Schedule 4.7(c) that all Indebtedness owed by any and all Target Company have been repaid or forgiven;

(xiii) At or prior to Closing, the Company Shareholder Representative shall have delivered to Purchaser:

(1) a schedule exhaustively listing all known Indebtedness owed by each of Company PRC Sub and/or Wuhan HoldCo to any Platform Drivers (collectively “Known Indebtedness to Platform Drivers”); and

(2) a copy of assumption of debt and security agreement duly executed by Wuhan HoldCo and Principal Shareholder, under which:

A. Wuhan HoldCo shall acknowledge, agree, represent and warrant to the Company and all Company PRC Subs that Wuhan HoldCo shall solely assume:

i.	each and every Known Indebtedness to Platform Drivers; and

ii.	each and every unknown and potential Indebtedness to Platform Drivers arising out of or in relation to any business and activities of the Company PRC Subs and/or Wuhan HoldCo conducted prior to Closing (together with Known Indebtedness to Platform Drivers, collectively as “Indebtedness to Platform Drivers”); and

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B. Both Wuhan HoldCo and Principal Shareholder shall warrant to all Company PRC Subs that they will, on a joint and several liability basis, indemnify, hold harmless, and defend each and all Company PRC Subs against any and all Losses incurred to any Company PRC Subs as a result of or in connection with any claim charge, demand or complaint related to Indebtedness to Platform Drivers brought by any Platform Drivers against any Company PRC Subs.

(xiv) At or prior to Closing, the Company Shareholder Representative shall have delivered evidence reasonably satisfactory to Purchaser proving that:

(1) all equity transfer or purchase prices in relation to each Historical Equity Transfer will have been paid in full;

(2) all Tax Return filings in relation to each Historical Equity Transfer will have been completed;

(3) all share capital of each of Wanshun Offshore HoldCos will have been contributed or paid in full;

(4) the tax registration and business license of each of Inactive Company PRC Subs will have been duly de-registered;

(5) all registered capital of all Company PRC Subs (except Inactive Company PRC Subs) will have been duly contributed;

(6) the Franchise Business Recordal will have been duly completed;

(7) Wuhan HoldCo will have obtained an updated business license evidencing that:

A. Wuhan HoldCo’s corporate name will have been changed to a new corporate name without any reference to “Wanshun (万顺)”; and

B. Wuhan HoldCo’s business scope will contain no ride-hailing business;

(8) the Wuhan Fifth Ring Fashion Office Lease in respect of the 19th floor of the Fifth Ring Fashion Premises will have been duly assigned to WSEcar;

(9) the Wuhan Fifth Ring Fashion Office Lease in respect of the 20th floor of the Fifth Ring Fashion Premises will have been duly assigned to NEVehicle;

(10) NEVehicle and SZFull will have eliminated the minimum resale price maintenance restriction from all its existing and future agreements with all its distributors and dealers and will have ceased all other practices for maintaining minimum resale price in its transactions with its distributors and dealers; and

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(11) Wuhan HoldCo will have forgiven all its credit against WSEcar as set forth in Schedule 4.19; and

(xv) All Company PRC Subs will have completed their Data Security Due Diligence and have taken remedial actions reasonably satisfactory to Purchaser to address all material issues identified from the Data Security Due Diligence.

(e) Minimum Cash Condition. The aggregate cash available to Purchaser at the Closing from the Trust Account and any Transaction Financing (after giving effect to the redemption of any Purchaser Shares in connection with the Transactions and after paying all Company Transaction Expenses and Purchaser Transaction Expenses) shall equal or exceed $17,250,000.

7.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, any Target Company, Purchaser or Merger Sub) to comply with or perform any of its covenants or obligations set forth in this Agreement in all material respects.

ARTICLE VIII

TERMINATION AND EXPENSES

8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of Purchaser and the Company;

(b) by written notice by Purchaser or the Company if any of the conditions to the Closing set forth in Article VII have not been satisfied or waived by December 22, 2023 (the “Outside Date”); provided, that the Outside Date may be extended upon mutual consent by Purchaser and the Company; provided, further, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates (or with respect to Purchaser or the Merger Sub) of any representation, warranty, covenant or obligation under this Agreement was the proximate cause of, or proximately resulted in, the failure of the Closing to occur on or before the Outside Date;

(c) by written notice by either Purchaser or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to a Party if the failure by such Party or its Affiliates (or with respect to Purchaser or the Merger Sub) to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

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(d) by written notice by the Company to Purchaser, if (i) there has been a breach by Purchaser or Merger Sub of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of Purchaser or Merger Sub shall have become untrue or materially inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b) to be satisfied, and (ii) the breach or inaccuracy is incapable of being cured or is not cured before the earlier of (A) end of the twentieth (20th) day after written notice of such breach or inaccuracy is provided to Purchaser by the Company or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if at such time the Company is in uncured breach of this Agreement which would result in a failure of any condition set forth in Section 7.3(a) or Section 7.3(b) from being satisfied;

(e) by written notice by Purchaser to the Company, if (i) there has been a breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement (except for Section 5.21(b)), or if any representation or warranty of the Company shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b) to be satisfied, and (ii) the breach or inaccuracy is incapable of being cured or is not cured before the earlier of (A) end of the twentieth (20th) day after written notice of such breach or inaccuracy is provided to the Company by Purchaser or (B) the Outside Date; provided, that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if at such time Purchaser or Merger Sub is in uncured breach of this Agreement which would result in a failure of any condition set forth in Section 7.2(a) or Section 7.2(b) from being satisfied;

(f) by written notice by either Purchaser or the Company to the other, if the Special Meeting is held (including any adjournment or postponement thereof) and has concluded, Purchaser’s shareholders have duly voted, and the Required Purchaser Shareholder Approval was not obtained;

(g) by written notice by either Purchaser or the Company to the other, if the Company’s shareholder meeting is held (including any adjournment or postponement thereof) and has concluded, the Company’s shareholders have duly voted, and the Required Company Shareholder Approval was not obtained; or

(h) by written notice by the Company to Purchaser, if Purchaser’s board of directors has made a Change in Recommendation.

8.2 Effect of Termination.

(a) This Agreement may only be terminated in the circumstances described in Section 8.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 8.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party, any of their respective Affiliates or any of their and their Affiliates’ respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 5.14(a), 8.3, 9.1, Article X and this Section 8.2 shall survive the termination of this Agreement, (ii) nothing herein shall relieve any Party from Liability for any Fraud against such Party prior to termination of this Agreement, and (iii) nothing herein shall relieve the Company, Purchaser or Merger Sub from Liability for willful breach (in each case of clauses (i), (ii) and (iii) above, subject to Section 9.1). Without limiting the foregoing, and except as provided in Sections 8.3 and this Section 8.2 (but subject to Section 9.1 and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 10.6), the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 8.1.

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(b) If Purchaser terminates this Agreement pursuant to Section 8.1(b) or Section 8.1(e), then immediately following such termination, the Company Shareholder Representative shall direct the Termination Fee Escrow Agent to disburse the Termination Fee to an account designated in writing by the Sponsor, for the benefit of the Sponsor.

8.3 Fees and Expenses. Subject to Section 9.1, unless otherwise provided for in this Agreement, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that, for the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all unpaid Company Transaction Expenses and Purchaser shall pay, or cause to be paid, all unpaid Purchaser Transaction Expenses and (b) if the Closing occurs, then Purchaser shall pay, or cause to be paid, all unpaid Company Transaction Expenses and all unpaid Purchaser Transaction Expenses.

ARTICLE IX

WAIVERS AND RELEASES

9.1 Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. The Company and Merger Sub hereby represent and warrant that they understand that Purchaser has established the Trust Account containing the proceeds of the IPO and the overallotment shares acquired by Purchaser’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Purchaser’s public shareholders (including overallotment shares acquired by Purchaser’s underwriters) (the “Public Shareholders”) and that, except as otherwise described in the IPO Prospectus, Purchaser may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their shares of Purchaser Ordinary Shares in connection with the consummation of its initial business combination (as such term is used in the IPO Prospectus) (“Business Combination”) or in connection with a shareholder vote to amend Purchaser’s Organizational Documents to modify the substance or timing of Purchaser’s obligation to provide holders of Purchaser Ordinary Shares the right to have their shares redeemed in connection with a Business Combination or to redeem 100% of the Purchaser Ordinary Shares if Purchaser does not complete a Business Combination within 12 months from the closing of the IPO or with respect to any other provision relating to the rights of holders of Purchaser Ordinary Shares, (b) to the Public Shareholders if Purchaser fails to consummate a Business Combination within 12 months after the closing of the IPO (subject to further extension by amendment to Purchaser’s Organizational Documents), and (c) to Purchaser after the consummation of a Business Combination, in each case, subject to the Trust Agreement. For and in consideration of Purchaser entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, neither of the Company nor any of its Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account, or make any claim against the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Purchaser or any of its Representatives, on the one hand, and the Company or any of its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). The Company, on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that the Company or any of its Affiliates may have against the Trust Account now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Purchaser or its Representatives and will not seek recourse against the Trust Account for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Purchaser or its Affiliates). The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Purchaser and its Affiliates to induce Purchaser to enter in this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. Notwithstanding anything herein to the contrary, (A) the Company and its Affiliates may commence any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Purchaser, Merger Sub or their respective Representatives, which proceeding seeks, in whole or in part, monetary relief against Purchaser, Merger Sub or their respective Representatives, against assets or funds held outside of the Trust Account (including any funds released from the Trust Account and assets that are acquired with such funds); provided that such claim shall not permit the Company or any of its Affiliates (or any Person claiming on any of their behaves or in lieu of them) to have any claim against the Trust Account or any amounts contained therein, and (B) nothing herein shall limit or prohibit the Company or any of its Affiliates from pursuing a claim against Purchaser or Merger Sub for specific performance or other equitable relief. This Section 9.1 shall survive termination of this Agreement for any reason.

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ARTICLE X

MISCELLANEOUS

10.1 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means, with confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Purchaser or Merger Sub at or prior to the Closing, to: AlphaVest Holding, LP 420 Lexington Ave, Suite 2446 New York, New York 10170 (347) 627-0058 David.yan@alphabesstacquisition.com with a copy (which will not constitute notice) to:

Michael J. Blankenship

Winston & Strawn LLP

800 Capitol Street, Suite 2400

Houston, Texas 77002

Tel: (713) 651-2678

mblankenship@winston.com

and

Florence Chan

Ogier

11th Floor, Central Tower

28 Queen’s Road Central

Central, Hong Kong

Tel: +852 3656 6000

florence.chan@ogier.com

If to the Company at or prior to the Closing, or Purchaser or the Company after the Closing, to:

Wanshun Technology Industrial Group Limited

17F Xusheng R&D Plaza, Xixiang Avenue,

Bao’an Dist

Shenzhen, Guangdong

Tel: +86 (755) 13480671776

project@wsecar.com

with a copy (which will not constitute notice) to:

Xijun Li

Yingke Law Firm

3F Rongchao Business Center B No. 6003 Yitian Road Futian District

Shenzhen, Guangdong

Tel: +86(755) 13823699001

lixijun@yingkelawyer.com

and

Lan Lou

Jun He Law Offices LLC

45 Rockefeller Plaza, Suite 1919

New York, New York 10111

Tel: 917-661-8175

loul@junhe.com

and

Rachel Huang

Ogier, 11/F, Central Tower, 28 Queen’s Road Central, Central, Hong Kong

Tel: +852 3656 6073

Rachel.Huang@ogier.com

10.2 Binding Effect: Assignment. Subject to Section 10.3, this Agreement and all of the provisions hereof shall be binding upon and inure solely to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by any Party, by operation of Law or otherwise, without the prior written consent of Purchaser and the Company, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

10.3 Third Parties. Except for the rights of the D&O Indemnified Parties set forth in Section 5.17, of Winston & Strawn LLP (“Winston”) set forth in Section 10.14(a) and Jun He Law Offices LLC (“JunHe”) set forth in Section 10.14(b), and the rights of the Indemnified Party set forth in ARTICLE VI, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party. For the avoidance of doubt, no shareholder of Purchaser after the Closing (in his, her or its capacity as such) is a third party beneficiary of this Agreement or shall have any rights hereunder.

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10.4 Governing Law; Jurisdiction. This Agreement and all Actions (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by, construed and enforced in accordance with the Laws (both substantive and procedural) of the State of New York, without regard to the conflict of laws principles thereof, except that the Merger, the internal affairs of Purchaser and any provisions of this Agreement that are expressly or otherwise required to be governed by the Cayman Act, shall be governed by the Laws of the Cayman Islands (without giving effect to choice of law principles thereof) in respect of which the Parties irrevocably submit to the non-exclusive jurisdiction of the Courts of the Cayman Islands. Subject to the immediately preceding sentence, all Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the federal or state courts located within the State of New York (and any courts having jurisdiction over appeals therefrom) (the “Specified Courts”). Each Party hereto hereby (a) submits to the exclusive personal and subject matter jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject to the personal or subject matter jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 10.1. Nothing in this Section 10.4 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

10.5 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5.

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10.6 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have no adequate remedy at Law, and agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction, restraining order or other equitable remedy to prevent or remedy any breach of this Agreement and to seek to enforce specifically the terms and provisions hereof, in each case, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at Law or in equity.

10.7 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

10.8 Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by Purchaser and the Company.

10.9 Waiver. Each of Purchaser and the Company on behalf of itself and its Affiliates, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

10.10 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits, annexes and schedules attached hereto, which exhibits, annexes and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

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10.11 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP, based on the accounting principles used by the applicable Person; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if’ and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if’; (g) the term “or” means “and/or”; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule”, “Annex” and “Exhibit” are intended to refer to Sections, Articles, Schedules, Annexes and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to Purchaser or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of Purchaser and its Representatives and Purchaser and its Representatives have been given access to the electronic folders containing such information at least five (5) Business Days prior to the date of this Agreement.

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10.12 Counterparts. This Agreement may be executed and delivered (including by facsimile, e-mail or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

10.13 No Recourse. Except as otherwise set forth in this Agreement (including in ARTICLE VI and Section 8.2(b)), the Parties acknowledge and agree that no recourse under this Agreement or under any Ancillary Documents shall be had against any Person that is not a party to this Agreement or such Ancillary Document, including any past, present or future director, officer, agent, employee or other Representative of any past, present or future equity holder of any Party or of any Affiliate or successor or assignee thereof (collectively, the “Non-Recourse Parties”), as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law.

10.14 Legal Representation.

(a) The Parties agree that, notwithstanding the fact that Winston may have, prior to Closing, jointly represented Purchaser and the Sponsor in connection with this Agreement, the Ancillary Documents and the Transactions, and has also represented Purchaser, Sponsor and/or their respective Affiliates in connection with matters other than the transaction that is the subject of this Agreement, Winston will be permitted in the future, after the Closing, to represent the Sponsor or its Affiliates in connection with matters in which such Persons are adverse to Purchaser or any of its Affiliates, including any disputes arising out of, or related to, this Agreement. The Company and Purchaser hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with Winston’s future representation of one or more of the Sponsor or its Affiliates in which the interests of such Person are adverse to the interests of Purchaser and/or the Company or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by Winston of the Sponsor, Purchaser or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Sponsor shall be deemed the client of Winston with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsor, shall be controlled by the Sponsor and shall not pass to or be claimed by Purchaser; provided, further, that nothing contained herein shall be deemed to be a waiver by Purchaser or any of its Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

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(b) The Parties agree that, notwithstanding the fact that JunHe may have, prior to the Closing, represented the Company in connection with this Agreement, the Ancillary Documents and the Transactions, and has also represented the Company and/or its Affiliates in connection with matters other than the transaction that is the subject of this Agreement, JunHe will be permitted in the future, after the Closing, to represent the shareholders or holders of other equity interests of the Company on or prior to the Closing or any of their respective directors, members, partners, officers, employees or Affiliates (other than Purchaser or the Surviving Company) (collectively, the “Company Shareholder Group”) in connection with matters in which such Persons are adverse to Purchaser or the Surviving Company, including any disputes arising out of, or related to, this Agreement. The Company and Purchaser hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with JunHe’s future representation of any member of the Company Shareholder Group in which the interests of such Person are adverse to the interests of Purchaser and/or the Company or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by JunHe of any member of the Company Shareholder Group. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Company and the Company Shareholder Group shall be deemed the client of JunHe with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Company Shareholder Group, shall be controlled by the Company Shareholder Group and shall not pass to or be claimed by Purchaser or the Surviving Company; provided, further, that nothing contained herein shall be deemed to be a waiver by Purchaser, the Surviving Company or any of their respective Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

ARTICLE XI

DEFINITIONS

11.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“Action” means any charge, claim, demand, notice of noncompliance or violation, action, complaint, petition, investigation, audit, appeal, suit, litigation, arbitration or other similar proceeding initiated or conducted by a mediator, arbitrator or Governmental Authority, whether administrative, civil, regulatory or criminal, and whether at Law or in equity, or otherwise under any applicable Law.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, Sponsor shall be deemed to be an Affiliate of Purchaser prior to the Closing.

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, including the Company Lock-Up Agreement, the Company Shareholder Support Agreement, the Sponsor Support Agreement, the Registration Rights Agreement, the Employment Agreements, the NNN Agreements, and the Amended Purchaser Charter and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

“Audit Delay” has the meaning set forth in Section 5.23.

“Audited Financial Statements” means the audited consolidated financial statements of the Target Companies (including, in each case, any related notes thereto), consisting of the audited consolidated balance sheets of the Target Companies as of the Balance Sheet Date and the related consolidated audited income statements, changes in shareholder equity and statements of cash flows for the year then ended.

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“Balance Sheet Date” means September 30, 2022.

“Benefit Plans” of any Person means any and all written and unwritten deferred compensation, incentive compensation, incentive, phantom or other equity-based compensation plan, employment, severance or termination pay, paid holiday, paid vacation or other paid leave, bonus or commission plan or practice, hospitalization or other medical, life or other welfare benefit insurance, supplemental unemployment, profit sharing, pension, or retirement plan and each other plan, program, agreement or arrangement providing for benefits or compensation , including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA (whether or not subject to ERISA) and China Social Benefits, each maintained, sponsored or contributed to, or required to be contributed to, by a Person for the benefit of any current or former employee or individual service provider of such Person, or with respect to which such Person has any Liability (whether direct or indirect, actual or contingent).

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York, the PRC, Hong Kong or the Cayman Islands are authorized to close for business.

“BVI” means British Virgin Islands.

“Cayman Act” means the Companies Act (as Revised) of the Cayman Islands.

“Cayman Registrar” means the Registrar of Companies of the Cayman Islands.

“China HoldCo” means Vansion Technology Industrial (Shenzhen) Group Co., Limited (万顺科技产业(深圳)集团有限公司), a PRC limited liability company.

“China Social Benefits” means social insurances (including pension insurance, medical insurance, work related insurance, unemployment insurance and maternity insurance) regulated under the Social Security Law of the PRC, and housing provident fund regulated under the Regulations on the Housing Provident Fund.

“Closing Company Cash” means, as of the Reference Time, the aggregate cash and cash equivalents of the Target Companies on hand or in bank accounts, including deposits in transit, minus the aggregate amount of outstanding and unpaid checks issued by or on behalf of the Target Companies as of such.

“Closing Date” means the date on which the Closing occurs.

“Code” means the U.S. Internal Revenue Code of 1986.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Target Companies or any of their respective Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by Purchaser or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by any Target Company or their respective Representatives to Purchaser or its Representatives was previously known by such receiving party, other than from any Target Company or their respective Representatives, without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

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“Company Financials” means the Audited Financial Statements and the Interim Financial Statements.

“Company Fundamental Representations” means the representations and warranties contained in Sections 4.1 (Organization and Standing), 4.2 (Authorization; Binding Agreement), 4.3 (Capitalization), 4.4 (Subsidiaries) and 4.22 (Finders and Brokers).

“Company Intellectual Property” means all Owned Intellectual Property and all Intellectual Property used or held for use in connection with, or otherwise necessary for, conducting the business of each Target Company as currently conducted.

“Company IT Assets” means all Software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches, and all other information technology and communications equipment, and all associated documentation, in each case, used or held for use in connection with, or otherwise necessary for, conducting the business of each Target Company as currently conducted.

“Company Key Employees” means Zhou Zhengqing, Guoshibin, Zhou Cheng, Ding Xu, Liu Linbo, Yang Ji, Li Huamin, Wei Jiafu, Feng Bo, Li Jianbin, Lian Xiangxiong, Zhao Weiwei, Wang Shiming, Li Jingyun, Zhang Fangwei, Gao Li, Zhu Feng, Wu Shuilian, Liao Xiaoling, Li Xiaoqin, Yu Qin, Shen Fei, Han Chongqi, Huang Yongwu, Zou Jingyu, Mei Mingliang, Liu Yuchao, Guo Hongying, Guo Chi, Lei Chunye, Peng Yang, Ye Zhicong, Lin Min, Li Xiteng, Ren Jing, Huang Yihang, Jiang Yunzhou, Liu Wenbin, Zhou Wan, Li Huan, Lv Tao, Du Wenting, Xu Xiafeng, Wang Youneng, Dai Shaojun, Li Li, Fan Li, the details of whom are set forth in Schedule 4.17(b).

“Company Key Manager” means Zhou Zhengqing, Guo Shibin, Zhou Cheng, Ding Xu, Liu Linbo, Yang Ji, Li Huamin, Wei Jiafu, Feng Bo, Li Jianbin, Lian Xiangxiong, Zhao Weiwei, Wang Shiming, Zhang Fangwei, the details of whom are set forth in Schedule 4.17(b).

“Company Key Shareholders” means Zhou Zhengqing (周正清), Zhou Cheng (周程), Guo Shibin (郭士兵), Yi Jinsong (易劲松), Zhou Xuan (周旋).

“Company Lock-Up Agreement” means the Lock-Up Agreement to be entered into at Closing by the Company Shareholders, the form of which shall be substantially in the form of Exhibit A-2 hereto.

“Company Ordinary Shares” means collectively the ordinary shares, each with a par value of $1.00 per share, of the Company.

“Company PRC Subs” means all Subsidiaries of the Company incorporated with the PRC.

“Company Shareholders” means the holders of Company Shares.

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“Company Shares” means the Company Ordinary Shares.

“Company Transaction Expenses” means all fees and expenses of any of the Target Companies incurred or payable as of the Closing Date in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Document, the performance of their covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of the Target Companies, and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to any Target Company pursuant to this Agreement or any Ancillary Document.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Continental” means Continental Stock Transfer & Trust Company.

“Contracts” means all binding contracts, agreements, arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other binding contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means (a) the ownership of, or ability to direct the casting of, more than fifty percent (50%) of the total voting rights conferred by all the share then in issue and conferring the rights to vote at all general meetings of such Person or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings.

“COVID-19” shall mean SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” shall mean any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Laws, guidelines or recommendations promulgated by any applicable Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19 or any other epidemics, pandemics or disease outbreaks, including the CARES Act and Families First Act, for similarly situated companies.

“Data Security Due Diligence” means the due diligence project in respect of the compliance WSEcar and its Affiliates of applicable Privacy and Security Requirements assisted by Beijing Dacheng (Shenzhen) Law Firm or other law firm engaged by any Target Company.

“Earnout Escrow Agreement” has the meaning set forth in Section 1.6(a).

“Earnout Shares” has the meaning set forth in Section 1.6(a).

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“ERISA” means the U.S. Employee Retirement Income Security Act of 1974.

“Escrowed Earnout Shares” has the meaning set forth in Section 1.6(a).

“ES Legislation” means The International Tax Co-operation (Economic Substance) Law 2018.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, all as the same may from time to time be in effect.

“Exchange Ratio” means a number equal to the Merger Consideration divided by $10.00 and divided by the number of Company Ordinary Shares issued and outstanding as of immediately prior to the Merger Effective Date.

“Fifth Ring Fashion Premises” means the leased premises located at 17th or 22nd floor of Building No. 5 of Fifth Ring Fashion Plaza, Dongxihu District, Wuhan City, Hubei Province, PRC.

“Foreign Plan” means any Benefit Plan or other plan, fund (including any superannuation fund) or other similar program or arrangement that is governed by the Laws of a jurisdiction outside of the United States or primarily covers any current or former employee, director, officer, independent contractor, consultant or other individual service provider who is primarily based outside of the United States or with respect to which any Target Company has any liability, contingent or otherwise, as it relates to any individual outside of the United States, in each case, excluding any plan, program, contract or arrangement required by applicable Law or maintained by a Governmental Authority.

“Franchise Business Recordal” means the record of franchise business operations with the competent local counterpart of the PRC Ministry of Commerce in accordance with the Administrative Regulations on Commercial Franchise Operations promulgated by the PRC State Council on February 6, 2007.

“Fraud” means, with respect to a Party, actual fraud by such Party (as determined pursuant to a final, non-appealable order of a court of competent jurisdiction) with regard to the representations and warranties (as modified by the Disclosure Schedules), agreements and covenants made by such Party in this Agreement or schedules and certificates delivered by such Party pursuant to this Agreement, which involves a knowing and intentional misrepresentation by such Party with respect to such representations, warranties, agreements or covenants or a knowing and intentional concealment of facts with respect to such representations, warranties, agreements or covenants, with the intent of inducing any other Party to act or refrain from acting in reliance upon it including entering into this Agreement.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department, division, commission or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute resolving panel or body.

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“Historical Equity Transfer” means any transfer or acquisition in respect of any equity interests of any Company PRC Subs, that have been completed before the execution date of this Agreement.

“Inactive Company PRC Subs” means Shenzhen Wanshun Youpin technology Co., LTD (深圳万顺友品科技有限公司), Wanshun taxi Service (Shenzhen) Co., LTD (万顺叫车劳务（深圳）有限公司), Shenzhen Vansion Full Business Travel Technology Co. LTD (万顺福商旅通科技有限公司) and all non-100% owned Subsidiaries of WSEcar.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than those incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP (as applicable to such Person), (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against and not settled, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person, and (h) all obligations described in clauses (a) through (g) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Indebtedness to Platform Drivers” has the meaning set forth in Section 7.3(d)(xii)(2)A.ii.

“Indemnification Notice” has the meaning set forth in Section 6.3(a).

“Indemnified Party” means, collectively, the shareholders of Purchaser as of immediately prior to the Closing, as represented by the Sponsor.

“Indemnifying Party” has the meaning set forth in Section 6.1.

“Indemnity Escrow Account” has the meaning set forth in Section 6.2.

“Indemnity Escrow Agent” has the meaning set forth in Section 6.2.

“Indemnity Escrow Cash” has the meaning set forth in Section 6.2.

“Indemnity Escrow Shares” has the meaning set forth in Section 6.2.

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“Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) patents, industrial designs, and utility models and applications for any of the foregoing, including all provisionals, divisionals, continuations, continuations-in-part, requests for continuing examination, reissues, reexaminations, renewals and extensions of any of the foregoing and all rights to claim priority of any of the foregoing; (ii) trademarks, service marks, certification marks, trade names, trade dress, logos, slogans, tag lines, fictitious business names, uniform resource locators, internet domain names, social media accounts and handles, and all other source or business identifiers or designators of origin (whether registered or unregistered), registrations and applications, for registration of, and renewals and extensions of, any of the foregoing, and all common law rights in and goodwill associated with any of the foregoing (collectively, “Trademarks”); (iii) works of authorship, websites, copyrights, mask work rights, database rights, and design rights (all whether registered or unregistered); registrations and applications for registration of, and all renewals and extensions of, any of the foregoing and all moral rights associated with any of the foregoing; (iv) all economic rights of authors and inventors, however denominated; (v) computer software, firmware, databases, data collections and related documentation and materials, including source code, object code, code repositories, development tools, application programming interfaces, user interfaces, WeChat mini programs, architecture, files, manuals, programmers’ notes, derivative works, foreign language versions, fixes, upgrades, updates, enhancements, current and prior versions and releases (collectively, “Software”); (vi) artificial intelligence technologies, machine learning technologies and deep learning technologies including any and all proprietary algorithms, software or systems that make use of or employ neural networks, statistical learning algorithms, or reinforcement learning, and proprietary embodied artificial intelligence and related hardware or equipment; (vii) trade secrets and other proprietary and confidential information and data, including inventions (whether or not patentable or reduced to practice), invention disclosures, ideas, developments, improvements, know-how, designs, drawings, algorithms, source code, methods, tools, processes, techniques, formulae, research and development, compilations, compositions, manufacturing processes, production processes, devices, specifications, reports, analyses, data, data analytics, customer lists, supplier lists, pricing information, cost information, business plans, business proposals, marketing plans, and marketing proposals; (viii) any rights recognized under applicable Law that are equivalent or similar to any of the foregoing; and (ix) all rights to sue and collect damages for past, present and future infringement of and other violations of any of the foregoing.

“Interim Financial Statements” means the unaudited consolidated financial statements of the Target Companies consisting of the consolidated balance sheets of the Target Companies as of the Interim Balance Sheet Date and the related consolidated income statements for the four months then ended.

“Interim Balance Sheet Date” means March 31, 2023.

“Investment Company Act” means the U.S. Investment Company Act of 1940.

“IPO” means the initial public offering of Purchaser Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of Purchaser, dated as of December 19, 2022, and filed with the SEC on December 20, 2022.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

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“Knowledge” means, with respect to (i) the Company, the actual knowledge of the individuals set forth on Schedule 11.1 of the Company Disclosure Schedules or the knowledge that any of them would have actually had following a reasonable inquiry with his or her direct reports directly responsible for the applicable subject matter, (ii) Purchaser, the actual knowledge of the individuals set forth on Schedule 11.1 of the Purchaser Disclosure Schedules or the knowledge that any of them would have actually had following a reasonable inquiry with his or her direct reports directly responsible for the applicable subject matter or (iii) any other Party, (A) if an entity, the actual knowledge of its directors and executive officers or the knowledge that any of them would have actually had following a reasonable inquiry with his or her direct reports directly responsible for the applicable subject matter or (B) if a natural person, the actual knowledge of such Party or the knowledge that any of them would have actually had following a reasonable inquiry with his or her direct reports directly responsible for the applicable subject matter; provided that, for the avoidance of doubt, other than such reasonable inquiry with direct reports, no such individual will be under any express or implied duty to investigate.

“Known Indebtedness to Platform Drivers” has the meaning set forth in Section 7.3(d)(xii)(1).

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (on voting, sale, transfer or disposition), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Losses” has the meaning set forth in Section 6.1.

“Malicious Code” means any (i) back door, time bomb, drop dead device, or other Software routine designed to disable a computer program automatically with the passage of time or under the positive control of a Person other than the user of the program; (ii) virus, Trojan horse, worm, or other Software routine or hardware component designed to permit unauthorized access, to disable, erase, or otherwise harm Software, hardware, or data; and (iii) programs with a similar function or purpose.

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“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect after the date of this Agreement that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations or financial condition of such Person and its Subsidiaries, taken as a whole or (b) the ability of such Person and its Affiliates to consummate the transactions contemplated by this Agreement; provided, however, that any fact, event, occurrence, change or effect directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other facts, events, occurrences, changes or effects) shall not be taken into account when determining whether a Material Adverse Effect pursuant to clause (a) above has occurred: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in GAAP or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by any acts of God, terrorism, war (whether or not declared) or natural disaster or any worsening thereof; (v) any epidemic, pandemic, plague or other outbreak of illness or disease or public health event (including COVID-19) or any COVID-19 Measures or any changes or prospective changes in such COVID-19 Measures or changes or prospective changes in the interpretation, implementation or enforcement thereof; (vi) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); (vii) with respect to Purchaser, the consummation and effects of the Redemption; (viii) the announcement or the existence of, compliance with or performance under, this Agreement or the transactions contemplated hereby, including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, labor unions, works councils or other labor organizations, customers, suppliers or partners; (ix) any actions taken at the written request (including e-mail or other forms of electronic communications) or with the written consent of Purchaser (including e-mail or other forms of electronic communications); (x) any changes or prospective changes after the date of this Agreement in applicable Law (or interpretations, implementation or enforcement thereof), excluding GAAP or any other accounting principles (or authoritative interpretations thereof); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i), (ii), (iii), (iv), and (v) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries and geographic location in which such Person or any of its Subsidiaries primarily conducts and operates its businesses. Notwithstanding the foregoing, with respect to Purchaser, the amount of the Redemption or failure to obtain the Required Purchaser Shareholder Approval shall not be deemed to be a Material Adverse Effect on or with respect to Purchaser.

“Merger Consideration” means an aggregate value equal to $300,000,000 less any amounts properly owed to holders of Dissenting Company Shares.

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“Merger Sub Ordinary Shares” means the ordinary shares, par value $1.00 per share, of Merger Sub.

“NASDAQ” means the NASDAQ Stock Market LLC.

“Ordinary Course of Business” means actions that are consistent with the past practices of the Target Companies, taken in the ordinary course of the normal operations of the Target Companies.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other Action that is or has been entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person, its articles of association, its memorandum and articles of association or similar organizational documents, in each case, as amended. With respect to Purchaser, Organizational Documents shall also include the Trust Agreement.

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by a Target Company.

“Owned Software” means all Software that is Owned Intellectual Property.

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“PCAOB Audited Financial Statements” means the audited consolidated financial statements of the Target Companies (including, in each case, any related notes thereto), consisting of the audited consolidated balance sheets of the Target Companies as of the Balance Sheet Date and the related consolidated audited income statements, changes in shareholder equity and statements of cash flows for the year then ended, each audited in accordance with PCAOB auditing standards by a PCAOB qualified auditor.

“PCI-DSS” means the Payment Card Industry Data Security Standard issued by the PCI Security Standards Council, as it may be amended from time to time.

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

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“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business, (b) Liens for Taxes or assessments and similar governmental charges or levies that either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not prohibit or materially interfere with any of the Target Companies’ use or occupancy of such real property for the operation of their business, (d) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (e) licenses of Intellectual Property in the ordinary course of business, or (f) Liens arising under this Agreement or any Ancillary Document, in each case other than such encumbrances or restrictions that are the direct and intended result of the affirmative vote or action occurring after the date of this Agreement by a Target Company.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Information” means any data that constitutes personal information, personal data, or similar term under any Contract, Law or written policy applicable to the Target Companies.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Platform Driver” means any driver who has signed up on or used any Wanshun Apps for rendering ride-hailing, carpooling, designated driver, or enterprise-level mobility services.

“PRC” means the People’s Republic of China, which, for all purposes of this Agreement, shall not include Hong Kong Special Administrative Region, Macau Special Administrative Region, and Taiwan.

“Principal Shareholder” means Mr. Zhou Zhengqing, a PRC citizen.

“Privacy and Security Requirements” means, to the extent applicable to any Target Company, (a) any Laws regulating the Processing of Protected Data; (b) the PCI DSS, the Cybersecurity Law of the PRC, the Personal Information Protection Law of the PRC, the Data Security Law of the PRC and any other privacy- or data security- related industry standards to which any Target Company is legally or contractually bound or has publicly represented with which it complies; (c) all Contracts between a Target Company and any Person that are applicable to the Processing of Protected Data; and (d) all policies and procedures applicable to any Target Company relating to the Processing of Protected Data, including without limitation all website and mobile application privacy policies and internal information security procedures.

“Pro Rata Portion” has the meaning set forth in Section 1.6(a).

“Process” means the creation, collection, use (including, without limitation, for the purposes of sending telephone calls, text messages and emails), storage, maintenance, processing, recording, distribution, transfer, transmission, receipt, import, export, protection, safeguarding, access, disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

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“Protected Data” means data regulated by the PCI-DSS, Personal Information and all data for which any Target Company is required by Law, Contract or written policy to safeguard and/or keep confidential or private.

“Publicly Available Software” means (i) any Software that is distributed as free software or open source software (including Software distributed under the GNU General Public License, the GNU Lesser General Public License, the Affero General Public License, any Creative Commons “ShareAlike” license, the Server Side Public License, or the Apache Software License), or pursuant to open source, copyleft, or similar licensing and distribution models; and (ii) any Software that requires as a condition of use, modification, and/or distribution of such Software that such Software or other Software incorporated into, linked to, derived from, or distributed with such Software (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no or minimal charge.

“Purchaser Charter” means the Amended and Restated Memorandum and Articles of Association of Purchaser in effect under the Cayman Act; provided, that references herein to the Purchaser Charter for periods after the Merger Effective Date shall mean the Amended Purchaser Charter.

“Purchaser Confidential Information” means all confidential or proprietary documents and information concerning Purchaser or any of its Representatives; provided, however, that Purchaser Confidential Information shall not include any information which, (i) at the time of disclosure by the Company or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by Purchaser or its Representatives to the Company or its Representatives, was previously known by such receiving party, other than from Purchaser or its Representatives, without violation of Law or any confidentiality obligation by the Person receiving such Purchaser Confidential Information. For the avoidance of doubt, from and after the Closing, Purchaser Confidential Information will include the confidential or proprietary information of the Target Companies.

“Purchaser Fundamental Representations” means the representations and warranties contained in Sections 2.1 (Organization and Standing), 2.2 (Authorization; Binding Agreement), 2.5 (Capitalization), 2.16 (Finders and Brokers), 3.1 (Organization and Standing), 3.2 (Authorization; Binding Agreement), 3.5 (Capitalization) and 3.10 (Finders and Brokers).

“Purchaser Ordinary Shares” means the ordinary shares, par value $0.0001 per share, of Purchaser, with such rights as fully described in the Purchaser Charter.

“Purchaser Rights” means the rights that were included as part of each Purchaser Unit, entitling the holder thereof to receive one-tenth of one (1/10) Purchaser Ordinary Share upon the consummation of Purchaser’s initial business combination.

“Purchaser Shares” means, collectively, the Purchaser Ordinary Shares and the Purchaser Preference Shares.

“Purchaser Securities” means the Purchaser Units, the Purchaser Shares and the Purchaser Rights, as appropriate.

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“Purchaser Transaction Expenses” means all fees and expenses of Purchaser and Merger Sub (and not otherwise expressly allocated to any of the Target Companies pursuant to the terms of this Agreement or any Ancillary Document) incurred or payable as of the Closing Date in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Document, the performance of their covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby along with any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO payable upon consummation of the Business Combination, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, financial printer, proxy solicitor, or other agents or service providers of Purchaser and Merger Sub, and Merger Sub, and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to Purchaser and Merger Sub pursuant to this Agreement or any Ancillary Document.

“Purchaser Units” means the units issued in the IPO (including overallotment units acquired by Purchaser’s underwriters) consisting of one (1) Purchaser Ordinary Share and one (1) Purchaser Right.

“Quarterly Financials” has the meaning set forth in Section 5.21(b).

“Quarterly Shortfall” has the meaning set forth in Section 5.23.

“Reference Time” means the close of business of the Company on the Business Day prior to the Closing Date (but without giving effect to the transactions contemplated by this Agreement, including any payments by Purchaser hereunder to occur at the Closing, but treating any obligations in respect of Indebtedness or other liabilities that are contingent upon the consummation of the Closing as currently due and owing without contingency as of the Reference Time).

“Regulatory Delay” has the meaning set forth in Section 5.23.

“Registered Intellectual Property” means all of the Owned Intellectual Property that is the subject of an application, certificate, filing, registration, or other document issued by, filed with, or recorded by any Governmental Authority, quasi-governmental authority, or registrar.

“Related Person” has the meaning under Item 404 of Regulation S-K promulgated under the Securities Act.

“Release Date” has the meaning set forth in Section 6.4(d).

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“Required Purchaser Shareholder Approval” means the approval by the requisite majorities of the issued and outstanding shares of Purchaser in accordance with the Organizational Documents of Purchaser.

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“Revenue Target” shall mean RMB 4,500,000,000 of the Company’s revenue (reported on the top line of the Company’s profit and loss statement), calculated by the aggregate of (i) the Company’s revenue for the period from January 1, 2023 to September 30, 2023 reflected in the Company’s audited consolidated financial statements for the fiscal year ending September 30, 2023; and (ii) the Company’s revenue for the period from October 1, 2023 to December 31, 2023 reflected in the Company’s reviewed consolidated financial statements.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the U.S. Securities Act of 1933.

“Security Breach” means any (i) security breach or breach of Protected Data under applicable Privacy and Security Requirements or any unauthorized access, acquisition, use, disclosure, modification, deletion, or destruction of Protected Data or a Target Company’s own confidential information; or (ii) unauthorized interference with system operations or security safeguards of the Target Companies’ information systems, including any phishing incident or ransomware attack.

“Software” has the meaning set forth in the definition of Intellectual Property.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002.

“Sponsor” means AlphaVest Holding, LP, a Delaware limited partnership.

“Sponsor Promote” means $17,250,000.

“Sponsor Promote Escrow Agent” has the meaning set forth in Section 5.25.

“Sponsor Promote Escrow Agreement” has the meaning set forth in Section 5.25.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of capital shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include (i) any variable interest entity which is consolidated with such Person under applicable accounting rules and (ii) any registered branches of such Person.

“Survival Period” has the meaning set forth in Section 6.7.

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“SZFull” means Shenzhen Vansion Full Intelligent Living Services Limited (深圳万顺福智慧生活服务有限公司), a PRC limited liability company.

“Target Company” means the Company and each of its direct and indirect Subsidiaries (excluding Purchaser and Merger Sub), including, without limitation: (i) Wanshun Technology Industrial Group Limited, a Hong Kong limited company, (ii) Vansion Technology Industrial (Shenzhen) Group Co., Limited (万顺科技产业(深圳)集团有限公司), a PRC limited liability company, (iii) Shenzhen Vansion Full Intelligent Living Services Limited (深圳万顺福智慧生活服务有限公司), a PRC limited liability company, (iv) Shenzhen Wanshun eCar Cloud Tech & Information Co., Ltd. (深圳万顺叫车云信息技术有限公司), a PRC limited liability company, and (v) Vansion New Energy Vehicle Technology Wuhan Limited (万顺新能源汽车科技(武汉)有限公司), a PRC limited liability company.

“Tax” means any U.S. federal, state, local or non-United States income, gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, value added, excise, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), capital stock, social security, unemployment, payroll, wage, employment, severance, occupation, registration, environmental, communication, mortgage, profits, license, lease, service, goods and services, withholding, premium, unclaimed property, escheat, turnover, windfall profits or other taxes of any kind whatever, whether computed on a separate or combined, unitary or consolidated basis or in any other manner, together with any interest, deficiencies, penalties, additions to tax, or additional amounts imposed by any Governmental Authority with respect thereto, whether disputed or not, and including any secondary liability for any of the aforementioned.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Termination Fee” means $12,075,000.

“Termination Escrow Agent” has the meaning set forth in Section 5.24.

“Termination Fee Escrow Agreement” has the meaning set forth in Section 5.24.

“Third-Party Claim” has the meaning set forth in Section 6.3(a).

“TIA” means the Cayman Islands Tax Information Authority.

“Trademarks” has the meaning set forth in the definition of Intellectual Property.

“Transaction Expenses” means, collectively, the Purchaser Transaction Expenses and the Company Transaction Expenses.

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“Trust Account” means the trust account established by Purchaser with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of December 19, 2022, as it may be amended (including to accommodate the Merger), by and between Purchaser and the Trustee.

“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.

“Wanshun Apps” means any and all mobile applications, web-based platform and mini programs operated by any Target Company, including Wanshun Jiaoche (万顺叫车), Wanshun Jiaoche Chezhu (万顺叫车车主端), and Wanshun Daijia Driver (万顺代驾司机端).

“Wanshun Offshore HoldCos” means all of the following entities: (i) Wanshun Technology Industrial Group Limited, a Hong Kong limited company, (ii) the Company, (iii) Tian Ye Limited, a BVI company, (iv) WS Yun Li Limited, a BVI company, (v) SZ Yi Lu Yun Limited, a BVI company, (vi) WS Ju Zheng Limited, a BVI company, (vii) WS Jie Ying Limited, a BVI company, (viii)WS Han Cheng Limited, a BVI company, (ix) WS Ding Sheng Limited, a BVI company, (x) WS Bo Yuan Limited, a BVI company, (xi) WS Ben Yuan Limited, a BVI company, (xii) Zhou Xuan Limited, a BVI company, (xiii) Zhou Cheng Limited, a BVI company, (xiv) Liao Jia Ru Limited, a BVI company, and (xv) Guo Shi Bing Limited a BVI company.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 or any similar state, local or foreign Law or regulation.

“WSEcar” or “Wanshun eCar” means Shenzhen Wanshun eCar Cloud Tech & Information Co., Ltd. (深圳万顺叫车云信息技术有限公司), a PRC limited liability company.

“Wuhan Fifth Ring Fashion Office Lease” means the lease agreements executed by and between Wuhan HoldCo, as lessee, and Dongxihu New and Technology Development Zone of Wuhan City (武汉市东西湖城市建设投资发展有限公司), as lessor, in respect of the premises located at 17th or 22nd floor of Building No. 5 of Fifth Ring Fashion Plaza, Dongxihu District, Wuhan City, Hubei Province, PRC.

“Wuhan HoldCo” means Wanshun Jiaoche (Wuhan) Holding Group Co., Ltd. /万顺叫车(武汉)控股集团有限公司, a PRC limited liability company.

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11.2 Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section
Acquisition Proposal	5.5(a)
Agreement	Preamble
Alternative Transaction	5.5(a)
Amended Purchaser Charter	7.2(c)
Antitrust Laws	5.8(b)
Business Combination	9.1
Claim	5.17(a)
Closing	1.1(a)
Closing Date	1.1(a)
Closing Filing	5.13(b)
Closing Press Release	5.13(b)
Company	Preamble
Company Benefit Plan	4.18(a)
Company Ordinary Shares	4.3(a)
Company Closing Statement	1.2(b)
Company Disclosure Schedules	Article IV
Company Letter of Transmittal	1.5(a)
Company Material Contract	4.12(a)
Company Permits	4.10
Company Ordinary Shares	4.3(a)
Company Real Property Leases	4.16(b)
Company Registered IP	4.13(a)
D&O Indemnified Parties	5.17(a)
Dissenting Company Shares	1.4
Enforceability Exceptions	2.2
Exchange Agent	1.5(a)
Federal Securities Laws	5.6
Intended Tax Treatment	5.20(a)
Interim Period	5.1(a)
IRS	4.18(b)
JunHe	10.3
Labor Laws	4.17(a)
Letter of Transmittal	1.5(a)
Lost Certificate Affidavit	1.5(e)
Merger	Recitals
Merger Documents	1.1(b)
Merger Effective Date	1.1(b)
Merger Sub	Preamble
Non-Recourse Parties	10.13
OFAC	2.17(c)
Outside Date	8.1(b)
Party(ies)	Preamble
PII	4.14(a)
Post-Closing Purchaser Board	5.15(a)
Proxy Statement	5.10(a)
Purchaser	Preamble
Purchaser Equity Plan	5.10(a)
Public Certifications	2.6(a)
Public Shareholders	9.1
Purchaser Closing Statement	1.2(a)

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Term	Section
Purchaser Disclosure Schedules	Article II
Purchaser Financials	2.6(c)
Purchaser Material Contracts	2.13(a)
Purchaser Recommendation	2.2
Purchaser Shareholder Approval Matters	5.10(a)
Redemption	5.10(a)
Registration Statement	5.10(a)
Released Claims	9.1
Registration Rights Agreement	Recitals
Required Purchaser Shareholder Approval Matters	5.10(a)
SEC Reports	2.6(a)
Shareholder Certificates	1.5(c)
Signing Filing	5.13(b)
Signing Press Release	5.13(b)
Special Meeting	5.10(a)
Specified Courts	10.4
Sponsor Support Agreement	Recitals
Surviving Company	1.1(a)
Transactions	Recitals
Transmittal Documents	1.5(c)
Winston	10.3
Withholding Party	1.3

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IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first written above.

Purchaser:

ALPHAVEST ACQUISITION CORP

By:
Name:
Title:

Merger Sub:

AV MERGER SUB

By:
Name:
Title:

The Company:

WANSHUN TECHNOLOGY INDUSTRIAL GROUP LMITED

By:
Name:
Title:

Principal Shareholder:
Zhou Zhengqing (周正清)

EXHIBIT A-1

FORM OF

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [ ], 2023, is made and entered into by and among AlphaVest Acquisition Corp, a Cayman Islands exempted company (the “Company”), AlphaVest Holding LP, a Delaware limited partnership (the “Sponsor”), EarlyBirdCapital, Inc. (“EBC”), a Delaware corporation, and each of the other undersigned parties listed as Existing Holders on the signature pages hereto (each such party, together with the Sponsor and any person or entity deemed an “Existing Holder” who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, an “Existing Holder” and, collectively, the “Existing Holders”) and the undersigned parties listed as New Holders on the signature pages hereto (each such party, together with any person or entity deemed a “New Holder” who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, a “New Holder” and collectively the “New Holders”). Existing Holders, collectively with New Holders, are referred to herein as “Holders.” Capitalized terms used but not otherwise defined in this Agreement shall have the meaning ascribed to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, on December 19, 2022, the Company, the Sponsor, EBC and certain other parties thereto entered into that certain Registration Rights Agreement (the “Existing Registration Rights Agreement”), pursuant to which the Company granted the Existing Holders certain registration rights with respect to its certain securities;

WHEREAS, Wanshun Technology Industrial Group Limited, a Cayman Islands exempted company (the “Wanshun”), the Company, AV Merger Sub, a Cayman Islands exempted company and a direct wholly owned subsidiary of Purchaser (“Merger Sub”), have entered into a Business Combination Agreement (as the same may be amended, restated or supplemented, the “Business Combination Agreement”) pursuant to which, among other things, Merger Sub will merge with and into Wanshun, with Wanshun continuing as the surviving entity and a wholly-owned subsidiary of the Company (the “Merger”);

WHEREAS, in connection with the Merger contemplated by the Business Combination Agreement and subject to the terms and conditions set forth therein, the New Holders shall be issued ordinary shares, par value $0.0001 per share, of the Company (“Ordinary Shares”), in each case, in such amounts and subject to such terms and conditions as set forth in the Business Combination Agreement;

WHEREAS, pursuant to Section 5.5 of the Existing Registration Rights Agreement, the Existing Registration Rights Agreement may be amended by written consent of the Company and the Existing Holders constituting at least a majority in interest of the then outstanding Registrable Securities as defined in the Existing Registration Rights Agreement (which majority interest must include EBC if such amendment or modification affects in any way the rights of EBC thereunder); provided, however, that notwithstanding the foregoing, any amendment thereto that adversely affects one Existing Holder, solely in its capacity as a holder of capital shares of the Company, in a manner that is materially different from the other Existing Holders (in such capacity) shall require the consent of the Holder so affected; and

WHEREAS, in connection with the Merger, the Company, Sponsor and the other parties to the Existing Registration Rights Agreement desire to amend and restate the Existing Registration Rights Agreement in order to provide the Existing Holders and the New Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or principal financial officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble.

“Board” shall mean the Board of Directors of the Company.

“Business Combination” shall mean any merger, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses, involving the Company.

“Commission” shall mean the United States Securities and Exchange Commission.

“Company” shall have the meaning given in the Preamble.

“Demand Registration” shall have the meaning given in subsection 2.1.1.

“Demanding Holder” shall have the meaning given in subsection 2.1.1.

“EBC” shall have the meaning given in the Preamble.

“EBC Founder Shares” shall mean 125,000 shares of the Company’s Ordinary Shares purchased by EBC and its designees.

“EBC Founder Shares Lock-up Period” shall mean, with respect to the EBC Founder Shares, the period as described in the registration statement in connection with the Company’s initial public offering.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Existing Holders” shall have the meaning given in the Preamble.

“Form F-1” shall have the meaning given in subsection 2.1.1.

“Form F-3” shall have the meaning given in section 2.3.

“Founder Shares” shall mean 1,725,000 shares of the Company’s Ordinary Shares purchased by the Sponsor.

“Founder Shares Lock-up Period” shall mean, with respect to the Founder Shares, six months after the consummation of the Company’s initial Business Combination, or earlier if, subsequent to the initial Business Combination, the Company consummate a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s shareholders having the right to exchange their Founder Shares for cash, securities or other property.

“Holders” shall have the meaning given in the Preamble.

“Insider Letter” shall mean that certain letter agreement, dated as of the date of the Existing Registration Rights Agreement, by and among the Company, the Sponsor, each of the Company’s officers, directors and director nominees.

“Maximum Number of Securities” shall have the meaning given in subsection 2.1.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the light of the circumstances under which they were made) not misleading.

“New Holder Lock-up Period” shall mean, with respect to the Ordinary Shares issued to the New Holders at or in connection with Closing, the period ending one hundred eighty (180) days after the Closing Date of the Merger.

“New Holders” shall have the meaning given in the Preamble.

Ordinary Shares” shall have the meaning given in the Recitals hereto.

“Permitted Transferees” shall mean (a) any person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the Founder Shares Lock-up Period, the EBC Founder Shares Lock-up Period, the New Holder Lock-up Period or Private Placement Lock-up Period, as the case may be, under the Insider Letter, the Private Placement Units Purchase Agreements, this Agreement, and any other applicable agreement between such Holder and the Company, and to any transferee thereafter and (b) with respect to a New Holder, any of such New Holder’s Affiliates or any fund or investment account managed by such New Holder or the same management company that manages such New Holder; provided, that such transferee to which a transfer is being made pursuant to clause (a) or (b) above, if not a Holder, enters into a written agreement with the Company agreeing to be bound to the restrictions set forth herein.

“Piggyback Registration” shall have the meaning given in subsection 2.2.1.

“Private Placement Lock-up Period” shall mean, with respect to Private Placement Units that are held by the initial purchasers of such Private Placement Units or their Permitted Transferees, and any of the Ordinary Shares issued or issuable upon the exercise or conversion of the Private Placement Units and that are held by the initial purchasers of the Private Placement Units or their Permitted Transferees, the period ending after the completion of the SPAC’s initial Business Combination.

“Private Placement Units” shall mean the units that the Sponsor and EBC purchased, at a price of $10.00 per unit pursuant to the Private Placement Units Purchase Agreements (as defined below).

“Private Placement Units Purchase Agreements” shall mean the Private Placement Units Purchase Agreement entered by the Company and the Sponsor and the Private Placement Units Purchase Agreement entered by the Company and EBC for the Private Placement Units dated December 19, 2022.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) the Founder Shares, (b) the EBC Founder Shares, (c) the Private Placement Units (including any Ordinary Shares issued or issuable upon the exercise of the Private Placement Units), (d) any outstanding Ordinary Shares or any other equity security (including the Ordinary Shares issued or issuable upon the exercise or conversion of any other equity security) of the Company held by a Holder immediately following the Closing (including, for avoidance of doubt, all Ordinary Shares to be issued to the New Holders and the Existing Holders at the Merger Effective Date pursuant to the Business Combination Agreement), (e) any equity securities (including the Ordinary Shares issued or issuable upon the exercise of any such equity security) of the Company issuable upon conversion of any working capital loans in an amount up to $150,000 made to the Company by a Holder (including the Working Capital Units and any Shares issued or issuable upon the exercise of the Working Capital Units) and (f) any other equity security of the Company issued or issuable with respect to any of the securities described in the foregoing clauses (a) – (d) by way of a share dividend or share split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Security, such security shall cease to be a Registrable Security when: (A) a Registration Statement with respect to the sale of such security shall have become effective under the Securities Act and such security shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such security shall have been otherwise transferred, a new certificate for such security not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such security shall not require registration under the Securities Act; (C) such security shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (but with no volume or other restrictions or limitations); or (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Ordinary Shares are then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F) reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration to be registered for offer and sale in the applicable Registration.

“Registration Statement” shall mean any registration statement filed by the Company with the Commission in compliance with the Securities Act and the rules and regulations promulgated thereunder (other than a Registration Statement on Form S-4/F-4 or Form S-8, or their successors), which registration statement covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holder” shall have the meaning given in subsection 2.1.1.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Sponsor” shall have the meaning given in the Recitals hereto.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Working Capital Unit” shall mean private placement-equivalent units to be issued to the Sponsor, its affiliates of any of the Company’s officers and directors to the Company in connection with the search and consummation of the initial Business Combination of the Company.

ARTICLE II

REGISTRATIONS

2.1 Demand Registration.

2.1.1 Request for Registration. Subject to the provisions of subsection 2.1.4 and Section 2.4 hereof, at any time and from time to time on or after the date the Company consummates a Business Combination, either (i) the holders of a majority-in-interest of the Registrable Securities held by the Existing Holders, their affiliates and transferees, or (ii) the holders of a majority-in-interest of the Registrable Securities held by the New Holders, their affiliates and transferees (the “Demanding Holders”) may make a written demand for Registration of all or part of their Registrable Securities, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). The Company shall, within ten (10) days of the Company’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company, in writing, within five (5) days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s), such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall file , as soon thereafter as practicable, but not more than forty five (45) days immediately after the Company’s receipt of the Demand Registration, the Registration of all Registrable Securities requested by the Demanding Holders and Requesting Holders pursuant to such Demand Registration. Under no circumstances shall the Company be obligated to file more than an aggregate of three (3) Registrations pursuant to a Demand Registration under this subsection 2.1.1 with respect to any or all Registrable Securities; provided, however, that a Registration shall not be counted for such purposes unless a Form F-1 or any similar long-form registration statement that may be available at such time (“Form F-1”) has become effective and all of the Registrable Securities requested by the Requesting Holders to be registered on behalf of the Requesting Holders in such Form F-1 Registration have been sold, in accordance with Section 3.1 of this Agreement.

2.1.2 Effective Registration. Notwithstanding the provisions of subsection 2.1.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (i) the Registration Statement filed with the Commission with respect to a Registration pursuant to the Demand Registration has been declared effective by the Commission and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, further, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency, the Registration Statement with respect to such Demand Registration shall be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days, of such election; and provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated.

2.1.3 Underwritten Offering. Subject to the provisions of subsection 2.1.4 and Section 2.4 hereof, if a majority-in-interest of the Demanding Holders so advise the Company as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.1.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the majority-in-interest of the Demanding Holders initiating the Demand Registration.

2.1.4 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Registration pursuant to a Demand Registration, in good faith, advises the Company, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Ordinary Shares or other equity securities that the Company desires to sell and the Ordinary Shares, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other shareholders of the Company who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of the Underwritten Offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Registration) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of Holders (pro rata based on the respective number of Registrable Securities that each Holder has so requested) exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof, without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Ordinary Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the Ordinary Shares or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

2.1.5 Demand Registration Withdrawal. A majority-in-interest of the Demanding Holders initiating a Demand Registration or a majority-in-interest of the Requesting Holders (if any), pursuant to a Registration under subsection 2.1.1 shall have the right to withdraw from a Registration pursuant to such Demand Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration prior to its withdrawal under this subsection 2.1.5.

2.2 Piggyback Registration.

2.2.1 Piggyback Rights. If, at any time on or after the date the Company consummates a Business Combination, the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, for its own account or for the account of shareholders of the Company (or by the Company and by the shareholders of the Company including, without limitation, pursuant to Section 2.1 hereof), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing shareholders, (iii) for an offering of debt that is convertible into equity securities of the Company or (iv) for a dividend reinvestment plan, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such Registration a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.2.1 to be included in such Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Piggyback Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of the securities that the Company desires to sell, taken together with (i) the Ordinary Shares or other equity securities, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the Ordinary Shares or other equity securities, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other shareholders of the Company, exceeds the Maximum Number of Securities, then:

(a) If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, the Ordinary Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof (pro rata based on the respective number of Registrable Securities that such Holder has requested be included in such Registration), which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Ordinary Shares, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other shareholders of the Company, which can be sold without exceeding the Maximum Number of Securities;

(b) If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, the Ordinary Shares or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1, pro rata based on the number of Registrable Securities that each Holder has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Registration, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Ordinary Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Ordinary Shares or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration (or, in the case of an Underwritten Registration pursuant to Rule 415 under the Securities Act, at least two (2) business days prior to the time of pricing of the applicable offering). The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.2 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.1 hereof.

2.3 Registrations on Form F-3. Any Holder of Registrable Securities may at any time, and from time to time, request in writing that the Company, pursuant to Rule 415 under the Securities Act (or any successor rule promulgated thereafter by the Commission), register the resale of any or all of their Registrable Securities on Form F-3 or any similar short form registration statement that may be available at such time (“Form F-3”); provided, however, that the Company shall not be obligated to effect such request through an Underwritten Offering. Within five (5) days of the Company’s receipt of a written request from a Holder or Holders of Registrable Securities for a Registration on Form F-3, the Company shall promptly give written notice of the proposed Registration on Form F-3 to all other Holders of Registrable Securities, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in such Registration on Form F-3 shall so notify the Company, in writing, within ten (10) days after the receipt by the Holder of the notice from the Company. As soon as practicable thereafter, but not more than thirty (30) days after the Company’s initial receipt of such written request for a Registration on Form F-3, the Company shall register all or such portion of such Holder’s Registrable Securities as are specified in such written request, together with all or such portion of Registrable Securities of any other Holder or Holders joining in such request as are specified in the written notification given by such Holder or Holders; provided, however, that the Company shall not be obligated to effect any such Registration pursuant to Section 2.3 hereof if (i) a Form F-3 is not available for such offering; or (ii) the Holders of Registrable Securities, together with the Holders of any other equity securities of the Company entitled to inclusion in such Registration, propose to sell the Registrable Securities and such other equity securities (if any) at any aggregate price to the public of less than $10,000,000.

2.4 Restrictions on Registration Rights. If (A) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to subsection 2.1.1 and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; (B) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (C) in the good faith judgment of the Board such Registration would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be seriously detrimental to the Company for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement. In such event, the Company shall have the right to defer such filing for a period of not more than thirty (30) days; provided, however, that the Company shall not defer its obligation in this manner more than once in any 12-month period.

2.5 Limitations on Registration Rights. Notwithstanding anything to the contrary herein, EBC shall not be entitled to more than one (1) demand registration right at the Company’s expense, be entitled to exercise any demand registration right herein more than five (5) years following commencement of sales of the public offering and may not exercise any piggyback registration rights herein more than seven (7) years from the commencement of sales of the public offering, in each case as set forth in FINRA Rule 5110(g)(8) as in effect on the date of this Agreement.

ARTICLE III

COMPANY PROCEDURES

3.1 General Procedures. If at any time on or after the date the Company consummates an initial Business Combination the Company is required to effect the Registration of Registrable Securities, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as soon as reasonably practicable:

3.1.1 prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the majority-in-interest of the Holder or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3 prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and each Holder of Registrable Securities included in such Registration, and each such Holder’s legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and each Holder of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as any Holder of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document to be incorporated by reference therein, furnish a copy thereof to each seller of such Registrable Securities and its counsel, including, without limitation, providing copies promptly upon receipt of any comment letters received with respect to any such Registration Statement or Prospectus;

3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.10 permit a representative of the Holders (such representative to be selected by a majority of the participating Holders), the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information; and provided further, the Company may not include the name of any Holder or Underwriter or any information regarding any Holder or Underwriter in any Registration Statement or Prospectus, any amendment or supplement to such Registration Statement or Prospectus, any document that is to be incorporated by reference into such Registration Statement or Prospectus, or any response to any comment letter, without the prior written consent of such Holder or Underwriter and providing each such Holder or Underwriter a reasonable amount of time to review and comment on such applicable document, which comments the Company shall include unless contrary to applicable law;

3.1.11 obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration which the participating Holders may rely on, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12 on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders;

3.1.13 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.15 if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $25,000,000, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

3.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.

Notwithstanding the forgoing, the Company shall not be required to provide any documents or information to an Underwriter, sales agent or placement agent if such Underwriter, sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other offering involving a Registration as an Underwriter, sales agent or placement agent, as applicable.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3 Requirements for Participation in Underwritten Offerings. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

3.4 Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as reasonably practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than thirty (30) days, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Ordinary Shares held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission, including providing any legal opinions). Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including reasonable attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and out-of-pocket expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3 Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (plus local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE V

MISCELLANEOUS

5.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail, telecopy, telegram or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail, telecopy, telegram or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to 420 Lexington Ave, Suite 2446, New York, NY 10170, and, if to any Holder, at such Holder’s address or contact information as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2 Prior to the expiration of the Founder Shares Lock-up Period, the EBC Founder Shares Lock-up Period, the New Holder Lock-up Period or the Private Placement Lock-up Period, as the case may be, no Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee but only if such Permitted Transferee agrees to become bound by the transfer restrictions set forth in this Agreement, the Insider Letter, the Private Placement Units Purchase Agreements and other applicable agreements (but only to the extent such Holder is a party thereto).

5.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.4 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

5.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.4 Electronic Signatures. The words “execution,” signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

5.5 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (I) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION AND (II) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF DELAWARE.

5.6 Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.6 Other Registration Rights. Other than registration rights granted under the Private Placement Units Purchase Agreements, the Company represents and warrants that no person, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. Further, other than registration rights granted under the Private Placement Units Purchase Agreements, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

5.7 Term. This Agreement shall terminate upon the earlier of (i) the tenth anniversary of the date of this Agreement or (ii) the date as of which (A) all of the Registrable Securities have been sold pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)) or (B) the Holders of all Registrable Securities are permitted to sell the Registrable Securities under Rule 144 (or any similar provision) under the Securities Act without limitation on the amount of securities sold or the manner of sale and without compliance with the current public reporting requirements set forth under Rule 144(i)(2). The provisions of Section 3.5 and Article IV shall survive any termination.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

ALPHAVEST ACQUISITION CORP,
a Cayman Islands exempted company

By:
Name:
Title:

SPONSOR:

ALPHAVEST HOLDING LP,
a Cayman Islands Limited Partnership

By:
Name:
Title:

EBC:

EARLYBIRDCAPITAL, INC.,
a Delaware corporation

By:
Name:
Title:

[Signature Page to Amended and Restated Registration Rights Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

EXISTING HOLDERS:

[Signature Page to Amended and Restated Registration Rights Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

NEW HOLDERS:

[Signature Page to Amended and Restated Registration Rights Agreement]

EXHIBIT A-2

FORM OF

COMPANY LOCK-UP AGREEMENT

LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is dated as of [●], 2023, by and among (i) Wanshun Technology Industrial Group Limited, a Cayman Islands exempted company (“Company”), (ii) AlphaVest Acquisition Corp, a Cayman Islands exempted company (“Purchaser”), and (iii) the undersigned shareholders of the Company (each, a “Holder”). Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the Business Combination Agreement (as defined below).

BACKGROUND

A. Company, Purchaser, and AV Merger Sub, a Cayman Islands exempted company and a direct wholly owned subsidiary of Purchaser (“Merger Sub”), have entered into that certain Business Combination Agreement (as amended from time to time in accordance with the terms thereof, the “Business Combination Agreement”), pursuant to which, among other matters, upon the consummation of the transactions contemplated thereby (the “Closing”), Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity (the “Transaction” or “Merger”), and as a result of which all of the issued and outstanding Company Ordinary Shares shall be converted automatically into such number of newly issued Purchaser Ordinary Shares that is equal to the Exchange Ratio.

B. As of the date hereof, each Holder is a holder of Company Ordinary Shares, in such amounts as set forth underneath such Holder’s name on such Holder’s signature page hereto. Such Holder does not beneficially own any securities exercisable for or convertible into Company Ordinary Shares except as indicated on the signature page hereto.

C. Pursuant to the Business Combination Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce Purchaser to enter into the Business Combination Agreement and to proceed with the Merger, the parties desire to enter into this Agreement, pursuant to which the Purchaser Ordinary Shares to be received by each Holder as consideration in the Merger, and further including any other securities held by each Holder immediately following the Merger which are convertible into, or exercisable, or exchangeable for, Purchaser Ordinary Shares (all such securities, together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Restricted Securities”) shall become subject to limitations on disposition as set forth herein.

D. As a condition of, and as a material inducement for the Company to enter into and consummate the Transaction, the Holder has agreed to execute and deliver this Agreement.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

AGREEMENT

1. Lock-Up.

(a) During the Lock-up Period (as defined below), each Holder irrevocably agrees that, without the prior written consent of Purchaser, it, he or she will not offer, sell, contract to sell, pledge, assign, lend, offer, donate, hypothecate or otherwise transfer or dispose of, directly or indirectly, any of the Lock-up Shares (as defined below), enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such Lock-up Shares, whether any such transaction is to be settled by delivery of any such Lock-up Shares, in cash or otherwise, publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, or engage in any Short Sales (as defined below) with respect to any of the Lock-Up Shares.

(b) In furtherance of the foregoing, Purchaser will (i) place an irrevocable stop order on all Lock-up Shares, including those which may be covered by a registration statement, and (ii) notify Purchaser’s transfer agent (or its successor) in writing of the stop order and the restrictions on such Lock-up Shares under this Agreement and direct Purchaser’s transfer agent (or its successor) not to process any attempts by any Holder to resell or transfer any Lock-up Shares, except in compliance with this Agreement.

(c) For purposes hereof, “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-US broker dealers or foreign regulated brokers.

(d) For purpose of this Agreement, the “Lock-up Period” means the period commencing on the Closing Date and ending on the earlier of (i) six-month anniversary of the date of the Closing; and (ii) subsequent to the Closing, the date on which Purchaser consummates a Change of Control (as defined below).

(e) The restrictions set forth herein shall not apply to: (i) transfers or distributions to any Holder’s current or former general or limited partners, managers or members, stockholders, other equityholders or direct or indirect affiliates (within the meaning of Rule 405 under the Securities Act of 1933, as amended) or to the estates of any of the foregoing; (ii) transfers by bona fide gift to a member of a Holder’s immediate family or to a trust, the beneficiary of which is such Holder or a member of such Holder’s immediate family for estate planning purposes; (iii) by virtue of the laws of descent and distribution upon death of a Holder; or (iv) pursuant to a qualified domestic relations order, in each case where such transferee enters into a written agreement in form and substance reasonably satisfactory to Purchaser, agreeing to be bound by the terms of this Agreement. For purposes of this paragraph, “immediate family” shall mean a spouse, domestic partner, child (including by adoption), father, mother, brother or sister of a Holder, and lineal descendant (including by adoption) of such Holder or of any of the foregoing persons.

In addition, after the Closing Date, if there is a Change of Control, then upon the consummation of such Change of Control, all Lock-up Shares shall be released from the restrictions contained herein. A “Change of Control” means: (a) the sale of all or substantially all of the consolidated assets of Purchaser and Purchaser subsidiaries to a third-party purchaser; (b) a sale resulting in no less than a majority of the voting power of the Purchaser being held by person that did not own a majority of the voting power prior to such sale; or (c) a merger, consolidation, recapitalization or reorganization of Purchaser with or into a third-party purchaser that results in the inability of the pre-transaction equity holders to designate or elect a majority of the board of directors (or its equivalent) of the resulting entity or its parent company.

2. Representations and Warranties. Each of the parties hereto, by their respective execution and delivery of this Agreement, hereby represents and warrants to the other, severally and not jointly, that (a) such party has the full right, capacity and authority to enter into, deliver and perform its respective obligations under this Agreement, (b) this Agreement has been duly executed and delivered by such party and is the binding and enforceable obligation of such party, enforceable against such party in accordance with the terms of this Agreement, and (c) the execution, delivery and performance of such party’s obligations under this Agreement will not conflict with or breach the terms of any other agreement, contract, commitment or understanding to which such party is a party or to which the assets or securities of such party are bound.

3. Beneficial Ownership. Each Holder hereby represents and warrants that it does not beneficially own, directly or through its nominees (as determined in accordance with Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder), any shares of capital stock of the Company, or any economic interest in or derivative of such stock, other than those securities specified on such Holder’s signature page hereto. For purposes of this Agreement, the ordinary shares of the Company beneficially owned by a Holder as specified on such Holder’s signature page hereto, together with the Restricted Securities to be received by such Holder in connection with the Transaction (subject to the consummation of the Merger), are collectively referred to as the “Lock-up Shares”.

4. No Additional Fees/Payment. Other than the consideration specifically referenced herein, the parties hereto agree that no fee, payment or additional consideration in any form has been or will be paid to the Holder in connection with this Agreement.

5. Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (a) in person, (b) by facsimile or other electronic means, with confirmation of receipt, (c) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (d) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice):

(i)	If to Purchaser prior to the Closing, to:

AlphaVest Holding, LP

420 Lexington Ave, Suite 2446

New York, New York 10170

(347) 627-0058

[__@____.com]

with a copy (which shall not constitute notice) to:

Michael J. Blankenship

Winston & Strawn LLP

800 Capitol Street, Suite 2400

Houston, Texas 77002

Tel: (713) 651-2678

mblankenship@winston.com

(ii)	If to the Company at or prior to the Closing, or Purchaser or the Company after the Closing, to:

[Company to provide Company notice information]

with a copy (which shall not constitute notice) to:

Jun He Law Offices LLC

Suite 1919, 630 Fifth Avenue

(45 Rockefeller Plaza)

New York, NY 10111

Attention: Lan Lou

Email: loul@junhe.com

(iii)	If to any Holder, to the address set forth on such Holder’s signature page hereto;

or to such other address as any party may have furnished to the others in writing in accordance herewith.

6. Enumeration and Headings. The enumeration and headings contained in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

7. Counterparts. This Agreement may be executed in facsimile and in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all of which shall together constitute one and the same agreement.

8. Successors and Assigns. This Agreement and the terms, covenants, provisions and conditions hereof shall be binding upon, and shall inure to the benefit of, the respective heirs, successors and permitted assigns of the parties hereto. Each Holder hereby acknowledges and agrees that this Agreement is entered into for the benefit of and is enforceable by Purchaser and its successors and assigns.

9. Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision will be conformed to prevailing law rather than voided, if possible, in order to achieve the intent of the parties and, in any event, the remaining provisions of this Agreement shall remain in full force and effect and shall be binding upon the parties hereto.

10. Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

11. No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

12. Dispute Resolution. Section 10.4 and Section 10.5 of the Business Combination Agreement regarding jurisdiction and waiver of jury trial are incorporated by reference herein to apply with full force to any dispute arising under this Agreement.

13. Governing Law. The terms and provisions of this Agreement shall be construed in accordance with the laws of the State of New York.

14. Controlling Agreement. To the extent the terms of this Agreement (as amended, supplemented, restated or otherwise modified from time to time) directly conflict with a provision in the Business Combination Agreement, the terms of this Agreement shall control.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

WANSHUN TECHNOLOGY INDUSTRIAL GROUP LIMITED

By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

ALPHAVEST ACQUISITION CORP

By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

[COMPANY SHAREHOLDER]

By:
Name:
Title:

Address:

NUMBER OF Lock-up Shares:

[Signature Page to Lock-Up Agreement]

EXHIBIT B

FORM OF AMENDED PURCHASER CHARTER

Companies Act (Revised)

Company Limited By Shares

SECOND AMENDED AND RESTATED

MEMORANDUM of association

of

AlphaVest Acquisition Corp

(Adopted by special resolution passed on [●] 2023)

Companies Act (Revised)

Company Limited by Shares

Second Amended and Restated
Memorandum of Association

of

AlphaVest Acquisition Corp

(Adopted by special resolution passed on [●] 2023)

1	The name of the Company is AlphaVest Acquisition Corp.

2	The Company’s registered office will be situated at the office of Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands, or at such other place in the Cayman Islands as the Directors may at any time decide.

3	The Company’s objects are unrestricted. As provided by section 7(4) of the Companies Act (Revised), the Company has full power and authority to carry out any object not prohibited by any law of the Cayman Islands.

4	The Company has unrestricted corporate capacity. Without limitation to the foregoing, as provided by section 27 (2) of the Companies Act (Revised), the Company has and is capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit.

5	Nothing in any of the preceding paragraphs permits the Company to carry on any of the following businesses without being duly licensed, namely:

(a)	the business of a bank or trust company without being licensed in that behalf under the Banks and Trust Companies Act (Revised); or

(b)	insurance business from within the Cayman Islands or the business of an insurance manager, agent, sub-agent or broker without being licensed in that behalf under the Insurance Act (Revised);or

(c)	the business of company management without being licensed in that behalf under the Companies Management Act (Revised).

6	The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of its business carried on outside the Cayman Islands. Despite this, the Company may effect and conclude contracts in the Cayman Islands and exercise in the Cayman Islands any of its powers necessary for the carrying on of its business outside the Cayman Islands.

1

7	The Company is a company limited by shares and accordingly the liability of each Member is limited to the amount (if any) unpaid on that Member’s shares.

8	The share capital of the Company is US$20,200 divided into 2,000,000 Preference Shares of par value US$0.0001 each and 200,000,000 Ordinary Shares of par value US$0.0001 each. Subject to the Companies Act (Revised) and the Company’s articles of association, the Company has power to do any one or more of the following:

(a)	to redeem or repurchase any of its shares; and

(b)	to increase or reduce its capital; and

(c)	to issue any part of its capital (whether original, redeemed, increased or reduced):

(i)	with or without any preferential, deferred, qualified or special rights, privileges or conditions; or

(ii)	subject to any limitations or restrictions

and unless the condition of issue expressly declares otherwise, every issue of shares (whether declared to be ordinary, preference or otherwise) is subject to this power; or

(d)	to alter any of those rights, privileges, conditions, limitations or restrictions.

9	The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

2

Companies Act (Revised)

Company Limited By Shares

SECOND AMENDED AND RESTATED
articles of association
of

AlphaVest Acquisition Corp

(Adopted by special resolution passed on [●])

3

Contents

1	Definitions, interpretation and exclusion of Table A	8

Definitions		8
Interpretation		11
Exclusion of Table A Articles		12

2	Commencement of Business	12

3	Shares	13
Power to issue Shares and options, with or without special rights		13
Power to pay commissions and brokerage fees		13
Trusts not recognised		14
Security interests		14
Power to vary class rights		14
Effect of new Share issue on existing class rights		15
Capital contributions without issue of further Shares		15
No bearer Shares or warrants		15
Treasury Shares		15
Rights attaching to Treasury Shares and related matters		16

4	Register of Members	17

5	Share certificates	18
Issue of share certificates		18
Renewal of lost or damaged share certificates		18

6	Lien on Shares	19
Nature and scope of lien		19
Company may sell Shares to satisfy lien		19
Authority to execute instrument of transfer		19
Consequences of sale of Shares to satisfy lien		19
Application of proceeds of sale		20

7	Calls on Shares and forfeiture	20
Power to make calls and effect of calls		20
Time when call made		21
Liability of joint holders		21
Interest on unpaid calls		21
Deemed calls		21
Power to accept early payment		21
Power to make different arrangements at time of issue of Shares		21
Notice of default		21
Forfeiture or surrender of Shares		22
Disposal of forfeited or surrendered Share and power to cancel forfeiture or surrender		22
Effect of forfeiture or surrender on former Member		22
Evidence of forfeiture or surrender		23
Sale of forfeited or surrendered Shares		23

8	Transfer of Shares	23
Form of transfer		23
Power to suspend registration of transfers		24
Notice of refusal to register		24

9	Transmission of Shares	25
Persons entitled on death of a Member		25
Registration of transfer of a Share following death or bankruptcy		25

4

Indemnity		25
Rights of person entitled to a Share following death or bankruptcy		26

10	Alteration of capital	26
Increasing, consolidating, converting, dividing and cancelling share capital		26
Dealing with fractions resulting from consolidation of Shares		26
Reducing share capital		27

11	Redemption and purchase of own Shares	27
Power to issue redeemable Shares and to purchase own Shares		27
Power to pay for redemption or purchase in cash or in specie		27
Effect of redemption or purchase of a Share		28

12	Meetings of Members	28
Annual and extraordinary general meetings		28
Power to call meetings		28
Content of notice		29
Period of notice		30
Persons entitled to receive notice		30
Publication of notice on a website		31
Time a website notice is deemed to be given		31
Required duration of publication on a website		31
Accidental omission to give notice or non-receipt of notice		31

13	Proceedings at meetings of Members	32
Quorum		32
Lack of quorum		32
Chairman		32
Right of a Director to attend and speak		32
Accommodation of Members at meeting and Virtual Meeting		33
Security		33
Adjournment		33
Method of voting		33
[Outcome of vote by show of hands		34
[Withdrawal of demand for a poll		34
Taking of a poll		34
Chairman’s casting vote		34
Amendments to resolutions		34
Written resolutions		35
Sole-Member Company		35

14	Voting rights of Members	36
Right to vote		36
Rights of joint holders		36
Representation of corporate Members		36
Member with mental disorder		37
Objections to admissibility of votes		37
Form of proxy		37
How and when proxy is to be delivered		38
Voting by proxy		40

15	Number of Directors	40

16	Appointment, disqualification and removal of Directors	40
No age limit		40
Corporate Directors		40
No shareholding qualification		40

5

Appointment of Directors		40
Board’s power to appoint Directors		41
Appointment at annual general meeting		41
Removal of Directors		41
Resignation of Directors		41
Termination of the office of Director		41

17	Alternate Directors	42
Appointment and removal		42
Notices		43
Rights of alternate Director		43
Appointment ceases when the appointor ceases to be a Director		43
Status of alternate Director		43
Status of the Director making the appointment		44

18	Powers of Directors	44
Powers of Directors		44
Directors below the minimum number		44
Appointments to office		44
Provisions for employees		45
Exercise of voting rights		45
Remuneration		45
Disclosure of information		46

19	Delegation of powers	46
Power to delegate any of the Directors’ powers to a committee		46
Power to appoint an agent of the Company		47
Power to appoint an attorney or authorised signatory of the Company		47
Borrowing Powers		48
Corporate Governance		48

20	Meetings of Directors	48
Regulation of Directors’ meetings		48
Calling meetings		48
Notice of meetings		48
Use of technology		49
Quorum		49
Chairman or deputy to preside		49
Voting		49
Validity		49
Recording of dissent		49
Written resolutions		50
Validity of acts of Directors in spite of formal defect		50

21	Permissible Directors’ interests and disclosure	50

22	Minutes	51

23	Accounts and audit	52
Sending of accounts and reports		52
Auditors		52

24	Financial year	53

25	Record dates	53

26	Dividends	54
Declaration of dividends by Members		54

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Payment of interim dividends and declaration of final dividends by Directors		54
Apportionment of dividends		55
Right of set off		55
Power to pay other than in cash		56
How payments may be made		56
Dividends or other monies not to bear interest in absence of special rights		57
Dividends unable to be paid or unclaimed		57

27	Capitalisation of profits	57
Capitalisation of profits or of any share premium account or capital redemption reserve;		57
Applying an amount for the benefit of Members		57

28	Share Premium Account	58
Directors to maintain share premium account		58
Debits to share premium account		58

29	Seal	58
Company seal		58
Duplicate seal		58
When and how seal is to be used		58
If no seal is adopted or used		59
Power to allow non-manual signatures and facsimile printing of seal		59
Validity of execution		59

30	Indemnity	59
Release		60
Insurance		60

31	Notices	61
Form of notices		61
Electronic communications		61
Persons authorised to give notices		62
Delivery of written notices		62
Joint holders		62
Signatures		62
Giving notice to a deceased or bankrupt Member		63
Date of giving notices		63
Saving provision		64

32	Authentication of Electronic Records	64
Application of Articles		64
Authentication of documents sent by Members by Electronic means		64
Authentication of document sent by the Secretary or Officers of the Company by Electronic means		64
Manner of signing		65
Saving provision		65

33	Transfer by way of continuation	65

34	Winding up	66
Distribution of assets in specie		66
No obligation to accept liability		66
The Directors are authorised to present a winding up petition		66

35	Amendment of Memorandum and Articles	66
Power to change name or amend Memorandum		66
Power to amend these Articles		67

36	Mergers and Consolidations	66

37	Annual Return	66

7

Companies Act (Revised)

Company Limited by Shares

Second Amended and Restated
Articles of Association

of

AlphaVest Acquisition Corp

(Adopted by special resolution passed on [●] 2023)

1	Definitions, interpretation and exclusion of Table A

Definitions

1.1	In these Articles, the following definitions apply:

Act means the Companies Act (Revised) of the Cayman Islands, including any statutory modification or re-enactment thereof for the time being in force;

Applicable Law means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person;

Articles means, as appropriate:

(a)	these articles of association as amended from time to time: or

(b)	two or more particular articles of these Articles;

and Article refers to a particular article of these Articles;

Audit Committee means the audit committee of the Board of the Company established pursuant to the Articles, or any successor committee;

Auditors means the auditor or auditors for the time being of the Company;

Board means the board of Directors from time to time;

Business Day means a day when banks in Grand Cayman, the Cayman Islands are open for the transaction of normal banking business and for the avoidance of doubt, shall not include a Saturday, Sunday or public holiday in the Cayman Islands;

Cayman Islands means the British Overseas Territory of the Cayman Islands;

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Clear Days, in relation to a period of notice, means that period excluding:

(a)	the day when the notice is given or deemed to be given; and

(b)	the day for which it is given or on which it is to take effect;

Clearing House means a clearing house recognised by the laws of the jurisdiction in which the Shares (or other Company securities) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction;

Commission means Securities and Exchange Commission of the United States of America or other federal agency for the time being administering the U.S. Securities Act;

Company means the above-named company;

Compensation Committee means the compensation committee of the Board of the Company established pursuant to the Articles, or any successor committee;

Default Rate means 10% (ten per cent) per annum;

Designated Stock Exchanges means United States national securities exchange, including the Nasdaq Stock Market LLC, the NYSE American LLC or The New York Stock Exchange LLC or any OTC market on which the Shares are listed for trading;

Designated Stock Exchange Rules means the relevant code, rules and regulations, as amended, from time to time, applicable as a result of the original and continued listing of any Shares on the Designated Stock Exchanges;

Directors means the directors for the time being of the Company and the expression Director shall be construed accordingly;

Electronic has the meaning given to that term in the Electronic Transactions Act (Revised) of the Cayman Islands;

Electronic Communication Facilities means video, video-conferencing, internet or online conferencing applications, telephone or tele-conferencing and/or any other video-communications, internet or online conferencing application or telecommunications facilities by means of which all persons participating in a meeting are capable of hearing and being heard by each other;

Electronic Record has the meaning given to that term in the Electronic Transactions Act (Revised) of the Cayman Islands;

Electronic Signature has the meaning given to that term in the Electronic Transactions Act (Revised) of the Cayman Islands;

Fully Paid Up means:

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(a)	in relation to a Share with par value, means that the par value for that Share and any premium payable in respect of the issue of that Share, has been fully paid or credited as paid in money or money’s worth; and

(b)	in relation to a Share without par value, means that the agreed issue price for that Share has been fully paid or credited as paid in money or money’s worth;

General Meeting means a general meeting of the Company duly constituted in accordance with the Articles;

Independent Director means a Director who is an independent director as defined in the Designated Stock Exchange Rules as determined by the Board;

Member means any person or persons entered on the register of Members from time to time as the holder of a Share;

Memorandum means the memorandum of association of the Company as amended from time to time;

month means a calendar month;

Nominating Committee means the nominating committee of the Board of the Company established pursuant to the Articles, or any successor committee;

Officer means a person appointed to hold an office in the Company including a Director, alternate Director or liquidator and excluding the Secretary;

Ordinary Resolution means a resolution of a General Meeting passed by a simple majority of the votes cast by, or on behalf of, the Members entitled to vote thereon at that meeting. The expression includes a unanimous written resolution;

Ordinary Share means an ordinary share in the capital of the Company;

Partly Paid Up means:

(a)	in relation to a Share with par value, that the par value for that Share and any premium payable in respect of the issue of that Share, has not been fully paid or credited as paid in money or money’s worth; and

(b)	in relation to a Share without par value, means that the agreed issue price for that Share has not been fully paid or credited as paid in money or money’s worth;

Preference Share means a preference share of a par value of US$0.0001 in the share capital of the Company;

Register of Members means the register of Members maintained in accordance with the Act and includes (except where otherwise stated) any branch or duplicate register of Members;

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Secretary means a person appointed to perform the duties of the secretary of the Company, including a joint, assistant or deputy secretary;

Share means an Ordinary Share or a Preference Share in the share capital of the Company and the expression:

(a)	includes stock (except where a distinction between shares and stock is expressed or implied); and

(b)	where the context permits, also includes a fraction of a Share;

Special Resolution has the meaning given to that term in the Act; and the expression includes a unanimous written resolution;

Treasury Shares means Shares held in treasury pursuant to the Act and Article 3.15; and

U.S. Securities Act means the Securities Act of 1933 of the United States of America, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

Virtual Meeting means any General Meeting of the Members at which the Members (and any other permitted participants of such meeting, including without limitation the chairman of the meeting and any Directors) are permitted to attend and participate solely by means of Electronic Communication Facilities.

Interpretation

1.2	In the interpretation of these Articles, the following provisions apply unless the context otherwise requires:

(a)	A reference in these Articles to a statute is a reference to a statute of the Cayman Islands as known by its short title, and includes:

(i)	any statutory modification, amendment or re-enactment; and

(ii)	any subordinate legislation or regulations issued under that statute.

Without limitation to the preceding sentence, a reference to a revised Act of the Cayman Islands is taken to be a reference to the revision of that Act in force from time to time as amended from time to time.

(b)	Headings are inserted for convenience only and do not affect the interpretation of these Articles, unless there is ambiguity.

(c)	If a day on which any act, matter or thing is to be done under these Articles is not a Business Day, the act, matter or thing must be done on the next Business Day.

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(d)	A word which denotes the singular also denotes the plural, a word which denotes the plural also denotes the singular, and a reference to any gender also denotes the other genders.

(e)	A reference to a person includes, as appropriate, a company, trust, partnership, joint venture, association, body corporate or government agency.

(f)	Where a word or phrase is given a defined meaning another part of speech or grammatical form in respect to that word or phrase has a corresponding meaning.

(g)	All references to time are to be calculated by reference to time in the place where the Company’s registered office is located.

(h)	The words written and in writing include all modes of representing or reproducing words in a visible form, but do not include an Electronic Record where the distinction between a document in writing and an Electronic Record is expressed or implied.

(i)	The words including, include and in particular or any similar expression are to be construed without limitation.

(j)	Any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an Electronic Signature.

(k)	The term “present” means, in respect of any person attending a meeting, such person’s presence at a General Meeting of Members (or any meeting of the holders of any class of Shares), which may be satisfied by means of such person or, if a corporation or other non-natural person, its duly authorized representative (or, in the case of any Member, a proxy which has been validly appointed by such Member in accordance with these Articles), being: (a) physically present at the meeting; or (b) in the case of any meeting at which Electronic Communication Facilities are permitted in accordance with these Articles, including any Virtual Meeting, connected by means of the use of such Electronic Communication Facilities.

1.3	The headings in these Articles are intended for convenience only and shall not affect the interpretation of these Articles.

Exclusion of Table A Articles

1.4	The regulations contained in Table A in the First Schedule of the Act and any other regulations contained in any statute or subordinate legislation are expressly excluded and do not apply to the Company.

2	Commencement of Business

2.1	The business of the Company may be commenced as soon after incorporation of the Company as the Directors see fit.

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2.2	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3	Shares

Power to issue Shares and options, with or without special rights

3.1	Subject to the provisions of the Act, the Memorandum (and to any direction that may be given by the Company in general meeting), these Articles and, where applicable, the rules and regulations of the Designated Stock Exchange, the Commission and/or any other competent regulatory authority or otherwise under Applicable Law, and without prejudice to any rights attached to any existing Shares, the Directors have general and unconditional authority to allot (with or without confirming rights of renunciation), issue, grant options over or otherwise deal with any unissued Shares to such persons, at such times and on such terms and conditions as they may decide. No Share may be issued at a discount except in accordance with the provisions of the Act.

3.2	Without limitation to the preceding Article, the Directors may so deal with the unissued Shares:

(a)	either at a premium or at par; or

(b)	with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise.

3.3	The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company at such times and on such terms and conditions as the Directors may decide.

3.4	Without limitation to the two preceding Articles, the Directors may refuse to accept any application for Shares, and may accept any application in whole or in part, for any reason or for no reason.

Power to issue fractions of a Share

3.5	Subject to the Act, the Company may issue fractions of a Share of any class. A fraction of a Share shall be subject to and carry the corresponding fraction of liabilities (whether with respect to calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights and other attributes of a Share of that class of Shares.

Power to pay commissions and brokerage fees

3.6	The Company may pay a commission to any person in consideration of that person:

(a)	subscribing or agreeing to subscribe, whether absolutely or conditionally; or

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(b)	procuring or agreeing to procure subscriptions, whether absolute or conditional,

for any Shares. That commission may be satisfied by the payment of cash or the allotment of Fully Paid Up or Partly Paid Up Shares or partly in one way and partly in another.

3.7	The Company may employ a broker in the issue of its capital and pay him any proper commission or brokerage.

Trusts not recognised

3.8	Except as required by Applicable Law:

(a)	the Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by these Articles or the Act) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder; and

(b)	no person other than the Member shall be recognised by the Company as having any right in a Share.

Security interests

3.9	Notwithstanding the preceding Article, the Company may (but shall not be obliged to) recognise a security interest of which it has actual notice over shares. The Company shall not be treated as having recognised any such security interest unless it has so agreed in writing with the secured party.

Power to vary class rights

3.10	If the share capital is divided into different classes of Shares then, unless the terms on which a class of Shares was issued state otherwise, the rights attaching to a class of Shares may only be varied if one of the following applies:

(a)	the Members holding not less than two-thirds of the issued Shares of that class consent in writing to the variation; or

(b)	the variation is made with the sanction of a Special Resolution passed at a separate general meeting of the Members holding the issued Shares of that class.

3.11	For the purpose of Article 3.10(b), all the provisions of these Articles relating to general meetings apply, mutatis mutandis, to every such separate meeting except that:

(a)	the necessary quorum shall be one or more persons holding, or representing by proxy, not less than one third of the issued Shares of the class; and

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(b)	any Member holding issued Shares of the class, present in person or by proxy or, in the case of a corporate Member, by its duly authorised representative, at the meeting may demand a poll.

Effect of new Share issue on existing class rights

3.12	Unless the terms on which a class of Shares was issued state otherwise, the rights conferred on the Member holding Shares of any class shall not be deemed to be varied by the creation or issue of further Shares ranking pari passu with the existing Shares of that class. For the avoidance of doubt, the creation, designation or issuance of any Preference Shares with rights and privileges ranking in priority to any existing class of Shares pursuant to Article 3.20 shall not be deemed to be a variation of the rights of such existing class.

Capital contributions without issue of further Shares

3.13	With the consent of a Member, the Directors may accept a voluntary contribution to the capital of the Company from that Member without issuing Shares in consideration for that contribution. In that event, the contribution shall be dealt with in the following manner:

(a)	It shall be treated as if it were a share premium.

(b)	Unless the Member agrees otherwise:

(i)	if the Member holds Shares in a single class of Shares, it shall be credited to the share premium account for that class of Shares;

(ii)	if the Member holds Shares of more than one class, it shall be credited rateably to the share premium accounts for those classes of Shares (in the proportion that the sum of the issue prices for each class of Shares that the Member holds bears to the total issue prices for all classes of Shares that the Member holds).

(c)	It shall be subject to the provisions of the Act and these Articles applicable to share premiums.

No bearer Shares or warrants

3.14	The Company shall not issue Shares or warrants to bearers.

Treasury Shares

3.15	Shares that the Company purchases, redeems or acquires by way of surrender in accordance with the Act shall be held as Treasury Shares and not treated as cancelled if:

(a)	the Directors so determine prior to the purchase, redemption or surrender of those shares; and

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(b)	the relevant provisions of the Memorandum and Articles and the Act are otherwise complied with.

Rights attaching to Treasury Shares and related matters

3.16	No dividend may be declared or paid, and no other distribution (whether in cash or otherwise) of the Company’s assets (including any distribution of assets to Members on a winding up) may be made to the Company in respect of a Treasury Share.

3.17	The Company shall be entered in the register of Members as the holder of the Treasury Shares. However:

(a)	the Company shall not be treated as a Member for any purpose and shall not exercise any right in respect of the Treasury Shares, and any purported exercise of such a right shall be void; and

(b)	a Treasury Share shall not be voted, directly or indirectly, at any meeting of the Company and shall not be counted in determining the total number of issued shares at any given time, whether for the purposes of these Articles or the Act.

3.18	Nothing in Article 3.17 prevents an allotment of Shares as Fully Paid Up bonus shares in respect of a Treasury Share and Shares allotted as Fully Paid Up bonus shares in respect of a Treasury Share shall be treated as Treasury Shares.

3.19	Treasury Shares may be disposed of by the Company in accordance with the Act and otherwise on such terms and conditions as the Directors determine.

Designation of Preference Shares Rights

3.20	Before any Preference Shares of any series are issued, the Directors shall fix, by resolution or resolutions, the following provisions of such series:

(a)	the designation of such series and the number of Preference Shares to constitute such series;

(b)	whether the shares of such series shall have voting rights, in addition to any voting rights provided by the Act, and, if so, the terms of such voting rights, which may be general or limited;

(c)	the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any Shares of any other class of Shares or any other series of Preference Shares;

(d)	whether the Preference Shares or such series shall be subject to redemption by the Company, and, if so, the times, prices and other conditions of such redemption;

16

(e)	the amount or amounts payable upon Preference Shares of such series upon, and the rights of the holders of such series in, a voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Company;

(f)	whether the Preference Shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the Preference Shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation of the retirement or sinking fund;

(g)	whether the Preference Shares of such series shall be convertible into, or exchangeable for, Shares of any other class of Shares or any other series of Preference Shares or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

(h)	the limitations and restrictions, if any, to be effective while any Preference Shares or such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Company of, the existing Shares or Shares of any other class of Shares or any other series of Preference Shares;

(i)	the conditions or restrictions, if any, upon the creation of indebtedness of the Company or upon the issue of any additional Shares, including additional shares of such series or of any other class of Shares or any other series of Preference Shares; and

(j)	any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions of any other class of Shares or any other series of Preference Shares.

4	Register of Members

4.1	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Act.

4.2	The Directors may cause the Company to maintain one or more branch registers as contemplated by the Act, provided that where the Company is maintaining one or more branch registers, the Directors shall ensure that a duplicate of each branch register is kept with the Company’s principal register of Members and updated within such number of days of any amendment having been made to such branch register as may be required by the Act.

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5	Share certificates

Issue of share certificates

5.1	A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. If the Directors resolve that share certificates shall be issued, upon being entered in the register of Members as the holder of a Share, the Directors may issue to any Member:

(a)	without payment, one certificate for all the Shares of each class held by that Member (and, upon transferring a part of the Member’s holding of Shares of any class, to a certificate for the balance of that holding); and

(b)	upon payment of such reasonable sum as the Directors may determine for every certificate after the first, several certificates each for one or more of that Member’s Shares.

5.2	Every certificate shall specify the number, class and distinguishing numbers (if any) of the Shares to which it relates and whether they are Fully Paid Up or Partly Paid Up. A certificate may be executed under seal or executed in such other manner as the Directors determine.

5.3	Every certificate shall bear legends required under the Applicable Laws, including the U.S. Securities Act.

5.4	The Company shall not be bound to issue more than one certificate for Shares held jointly by several persons and delivery of a certificate for a Share to one joint holder shall be a sufficient delivery to all of them.

Renewal of lost or damaged share certificates

5.5	If a share certificate is defaced, worn-out, lost or destroyed, it may be renewed on such terms (if any) as to:

(a)	evidence;

(b)	indemnity;

(c)	payment of the expenses reasonably incurred by the Company in investigating the evidence; and

(d)	payment of a reasonable fee, if any for issuing a replacement share certificate,

as the Directors may determine, and (in the case of defacement or wearing-out) on delivery to the Company of the old certificate.

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6	Lien on Shares

Nature and scope of lien

6.1	The Company has a first and paramount lien on all Shares (whether Fully Paid Up or not) registered in the name of a Member (whether solely or jointly with others). The lien is for all monies payable to the Company by the Member or the Member’s estate:

(a)	either alone or jointly with any other person, whether or not that other person is a Member; and

(b)	whether or not those monies are presently payable.

6.2	At any time the Board may declare any Share to be wholly or partly exempt from the provisions of this Article.

Company may sell Shares to satisfy lien

6.3	The Company may sell any Shares over which it has a lien if all of the following conditions are met:

(a)	the sum in respect of which the lien exists is presently payable;

(b)	the Company gives notice to the Member holding the Share (or to the person entitled to it in consequence of the death or bankruptcy of that Member) demanding payment and stating that if the notice is not complied with the Shares may be sold; and

(c)	that sum is not paid within fourteen (14) Clear Days after that notice is deemed to be given under these Articles,

and Shares to which this Article 6.3 applies shall be referred to as Lien Default Shares.

6.4	The Lien Default Shares may be sold in such manner as the Board determines.

6.5	To the maximum extent permitted by Applicable Law, the Directors shall incur no personal liability to the Member concerned in respect of the sale.

Authority to execute instrument of transfer

6.6	To give effect to a sale, the Directors may authorise any person to execute an instrument of transfer of the Lien Default Shares sold to, or in accordance with the directions of, the purchaser. The title of the transferee of the Lien Default Shares shall not be affected by any irregularity or invalidity in the proceedings in respect of the sale.

Consequences of sale of Shares to satisfy lien

6.7	On a sale pursuant to the preceding Articles:

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(a)	the name of the Member concerned shall be removed from the Register of Members as the holder of those Lien Default Shares; and

(b)	that person shall deliver to the Company for cancellation the certificate (if any) for those Lien Default Shares.

6.8	Notwithstanding the provisions of Article 6.7, such person shall remain liable to the Company for all monies which, at the date of sale, were presently payable by him to the Company in respect of those Lien Default Shares. That person shall also be liable to pay interest on those monies from the date of sale until payment at the rate at which interest was payable before that sale or, failing that, at the Default Rate. The Board may waive payment wholly or in part or enforce payment without any allowance for the value of the Lien Default Shares at the time of sale or for any consideration received on their disposal.

Application of proceeds of sale

6.9	The net proceeds of the sale, after payment of the costs, shall be applied in payment of so much of the sum for which the lien exists as is presently payable. Any residue shall be paid to the person whose Lien Default Shares have been sold:

(a)	if no certificate for the Lien Default Shares was issued, at the date of the sale; or

(b)	if a certificate for the Lien Default Shares was issued, upon surrender to the Company of that certificate for cancellation but, in either case, subject to the Company retaining a like lien for all sums not presently payable as existed on the Lien Default Shares before the sale.

7	Calls on Shares and forfeiture

Power to make calls and effect of calls

7.1	Subject to the terms of allotment, the Board may make calls on the Members in respect of any monies unpaid on their Shares including any premium. The call may provide for payment to be by instalments. Subject to receiving at least fourteen (14) Clear Days’ notice specifying when and where payment is to be made, each Member shall pay to the Company the amount called on his Shares as required by the notice.

7.2	Before receipt by the Company of any sum due under a call, that call may be revoked in whole or in part and payment of a call may be postponed in whole or in part. Where a call is to be paid in instalments, the Company may revoke the call in respect of all or any remaining instalments in whole or in part and may postpone payment of all or any of the remaining instalments in whole or in part.

7.3	A Member on whom a call is made shall remain liable for that call notwithstanding the subsequent transfer of the Shares in respect of which the call was made. He shall not be liable for calls made after he is no longer registered as Member in respect of those Shares.

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Time when call made

7.4	A call shall be deemed to have been made at the time when the resolution of the Directors authorising the call was passed.

Liability of joint holders

7.5	Members registered as the joint holders of a Share shall be jointly and severally liable to pay all calls in respect of the Share.

Interest on unpaid calls

7.6	If a call remains unpaid after it has become due and payable the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due and payable until it is paid:

(a)	at the rate fixed by the terms of allotment of the Share or in the notice of the call; or

(b)	if no rate is fixed, at the Default Rate.

The Directors may waive payment of the interest wholly or in part.

Deemed calls

7.7	Any amount payable in respect of a Share, whether on allotment or on a fixed date or otherwise, shall be deemed to be payable as a call. If the amount is not paid when due the provisions of these Articles shall apply as if the amount had become due and payable by virtue of a call.

Power to accept early payment

7.8	The Company may accept from a Member the whole or a part of the amount remaining unpaid on Shares held by him although no part of that amount has been called up.

Power to make different arrangements at time of issue of Shares

7.9	Subject to the terms of allotment, the Directors may make arrangements on the issue of Shares to distinguish between Members in the amounts and times of payment of calls on their Shares.

Notice of default

7.10	If a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen (14) Clear Days’ notice requiring payment of:

(a)	the amount unpaid;

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(b)	any interest which may have accrued;

(c)	any expenses which have been incurred by the Company due to that person’s default.

7.11	The notice shall state the following:

(a)	the place where payment is to be made; and

(b)	a warning that if the notice is not complied with the Shares in respect of which the call is made will be liable to be forfeited.

Forfeiture or surrender of Shares

7.12	If the notice given pursuant to Article 7.10 is not complied with, the Directors may, before the payment required by the notice has been received, resolve that any Share the subject of that notice be forfeited. The forfeiture shall include all dividends or other monies payable in respect of the forfeited Share and not paid before the forfeiture. Despite the foregoing, the Board may determine that any Share the subject of that notice be accepted by the Company as surrendered by the Member holding that Share in lieu of forfeiture.

7.13	The Directors may accept the surrender for no consideration of any Fully Paid Share.

Disposal of forfeited or surrendered Share and power to cancel forfeiture or surrender

7.14	A forfeited or surrendered Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Board determine either to the former Member who held that Share or to any other person. The forfeiture or surrender may be cancelled on such terms as the Directors think fit at any time before a sale, re-allotment or other disposition. Where, for the purposes of its disposal, a forfeited or surrendered Share is to be transferred to any person, the Directors may authorise some person to execute an instrument of transfer of the Share to the transferee.

Effect of forfeiture or surrender on former Member

7.15	On forfeiture or surrender:

(a)	the name of the Member concerned shall be removed from the Register of Members as the holder of those Shares and that person shall cease to be a Member in respect of those Shares; and

(b)	that person shall surrender to the Company for cancellation the certificate (if any) for the forfeited or surrendered Shares.

7.16	Despite the forfeiture or surrender of his Shares, that person shall remain liable to the Company for all monies which at the date of forfeiture or surrender were presently payable by him to the Company in respect of those Shares together with:

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(a)	all expenses; and

(b)	interest from the date of forfeiture or surrender until payment:

(i)	at the rate of which interest was payable on those monies before forfeiture; or

(ii)	if no interest was so payable, at the Default Rate.

The Directors, however, may waive payment wholly or in part.

Evidence of forfeiture or surrender

7.17	A declaration, whether statutory or under oath, made by a Director or the Secretary shall be conclusive evidence of the following matters stated in it as against all persons claiming to be entitled to forfeited Shares:

(a)	that the person making the declaration is a Director or Secretary of the Company, and

(b)	that the particular Shares have been forfeited or surrendered on a particular date.

Subject to the execution of an instrument of transfer, if necessary, the declaration shall constitute good title to the Shares.

Sale of forfeited or surrendered Shares

7.18	Any person to whom the forfeited or surrendered Shares are disposed of shall not be bound to see to the application of the consideration, if any, of those Shares nor shall his title to the Shares be affected by any irregularity in, or invalidity of the proceedings in respect of, the forfeiture, surrender or disposal of those Shares.

8	Transfer of Shares

Form of transfer

8.1	Subject to the following Articles about the transfer of Shares, and provided that such transfer complies with the rules and regulations of the Designated Stock Exchange, the Commission and/or any other competent regulatory authority or otherwise under Applicable Law, a Member may transfer Shares to another person by completing an instrument of transfer in a common form or in a form prescribed by the rules and regulations of the Designated Stock Exchange, the Commission and/or any other competent regulatory authority or otherwise under Applicable Law or in any other form approved by the Directors, executed:

(a)	where the Shares are Fully Paid, by or on behalf of that Member; and

(b)	where the Shares are partly paid, by or on behalf of that Member and the transferee.

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The transferor shall be deemed to remain a Member until the name of the transferee is entered in the register of Members in respect of the relevant Shares.

Power to refuse registration

8.2	The Directors may in their absolute discretion decline to register any transfer of Shares which is not Fully Paid Up or on which the Company has a lien.

8.3	The Directors may also, but are not required to, decline to register any transfer of any Share unless:

(a)	the instrument of transfer is lodged with the Company, accompanied by the certificate (if any) for the Shares to which it relates and such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer;

(b)	the instrument of transfer is in respect of only one class of Shares;

(c)	the instrument of transfer is properly stamped, if required;

(d)	in the case of a transfer to joint holders, the number of joint holders to whom the Share is to be transferred does not exceed four;

(e)	the Shares transferred are Fully Paid Up and free of any lien in favour of the Company; and

(f)	any applicable fee of such maximum sum as the Designated Stock Exchanges may determine to be payable, or such lesser sum as the Board may from time to time require, related to the transfer is paid to the Company.

Power to suspend registration of transfers

8.4	The registration of transfers may, on fourteen (14) days’ notice being given by advertisement in such one or more newspapers or by Electronic means, be suspended and the register of Members closed at such times and for such periods as the Directors may, in their absolute discretion, from time to time determine, provided always that such registration of transfer shall not be suspended nor the register of Members closed for more than thirty (30) days in any year.

Notice of refusal to register

8.5	If the Directors refuse to register a transfer of any Shares, they shall within three months after the date on which the instrument of transfer was lodged with the Company send to each of the transferor and the transferee notice of the refusal.

8.6	The Company shall be entitled to retain any instrument of transfer which is registered; but an instrument of transfer which the Directors refuse to register shall be returned to the person lodging it when notice of refusal is given.

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9	Transmission of Shares

Persons entitled on death of a Member

9.1	If a Member dies, the only persons recognised by the Company as having any title to the deceased Members’ interest are the following:

(a)	where the deceased Member was a joint holder, the survivor or survivors; and

(b)	where the deceased Member was a sole holder, that Member’s personal representative or representatives.

9.2	Nothing in these Articles shall release the deceased Member’s estate from any liability in respect of any Share, whether the deceased was a sole holder or a joint holder.

Registration of transfer of a Share following death or bankruptcy

9.3	A person becoming entitled to a Share in consequence of the death or bankruptcy of a Member may elect to do either of the following:

(a)	to become the holder of the Share; or

(b)	to transfer the Share to another person.

9.4	That person must produce such evidence of his entitlement as the Directors may properly require.

9.5	If the person elects to become the holder of the Share, he must give notice to the Company to that effect. For the purposes of these Articles, that notice shall be treated as though it were an executed instrument of transfer.

9.6	If the person elects to transfer the Share to another person then:

(a)	if the Share is Fully Paid Up, the transferor must execute an instrument of transfer; and

(b)	if the Share is nil or Partly Paid Up, the transferor and the transferee must execute an instrument of transfer.

9.7	All the Articles relating to the transfer of Shares shall apply to the notice or, as appropriate, the instrument of transfer.

Indemnity

9.8	A person registered as a Member by reason of the death or bankruptcy of another Member shall indemnify the Company and the Directors against any loss or damage suffered by the Company or the Directors as a result of that registration.

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Rights of person entitled to a Share following death or bankruptcy

9.9	A person becoming entitled to a Share by reason of the death or bankruptcy of a Member shall have the rights to which he would be entitled if he were registered as the holder of the Share. However, until he is registered as Member in respect of the Share, he shall not be entitled to attend or vote at any meeting of the Company or at any separate meeting of the holders of that class of Shares.

10	Alteration of capital

Increasing, consolidating, converting, dividing and cancelling share capital

10.1	To the fullest extent permitted by the Act, the Company may by Ordinary Resolution do any of the following and amend its Memorandum for that purpose:

(a)	increase its share capital by new Shares of the amount fixed by that Ordinary Resolution and with the attached rights, priorities and privileges set out in that Ordinary Resolution;

(b)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)	convert all or any of its Paid Up Shares into stock, and reconvert that stock into Paid Up Shares of any denomination;

(d)	sub-divide its Shares or any of them into Shares of an amount smaller than that fixed by the Memorandum, so, however, that in the sub-division, the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in case of the Share from which the reduced Share is derived; and

(e)	cancel Shares which, at the date of the passing of that Ordinary Resolution, have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the Shares so cancelled or, in the case of Shares without nominal par value, diminish the number of Shares into which its capital is divided.

Dealing with fractions resulting from consolidation of Shares

10.2	Whenever, as a result of a consolidation of Shares, any Members would become entitled to fractions of a Share the Directors may on behalf of those Members deal with the fractions as it thinks fit, including (without limitation):

(a)	sell the Shares representing the fractions for the best price reasonably obtainable to any person (including, subject to the provisions of the Act, the Company); and

(b)	distribute the net proceeds in due proportion among those Members.

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10.3	For the purposes of Article 10.2, the Directors may authorise some person to execute an instrument of transfer of the Shares to, in accordance with the directions of, the purchaser. The transferee shall not be bound to see to the application of the purchase money nor shall the transferee’s title to the Shares be affected by any irregularity in, or invalidity of, the proceedings in respect of the sale.

Reducing share capital

10.4	Subject to the Act and to any rights for the time being conferred on the Members holding a particular class of Shares, the Company may, by Special Resolution, reduce its share capital in any way.

11	Redemption and purchase of own Shares

Power to issue redeemable Shares and to purchase own Shares

11.1	Subject to the Act and to any rights for the time being conferred on the Members holding a particular class of Shares, and, where applicable, the Designated Stock Exchange Rules, the Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may by its Directors:

(a)	issue Shares that are to be redeemed or liable to be redeemed, at the option of the Company or the Member holding those redeemable Shares, on the terms and in the manner its Directors determine before the issue of those Shares;

(b)	with the consent by Special Resolution of the Members holding Shares of a particular class, vary the rights attaching to that class of Shares so as to provide that those Shares are to be redeemed or are liable to be redeemed at the option of the Company on the terms and in the manner which the Directors determine at the time of such variation; and

(c)	purchase all or any of its own Shares of any class including any redeemable Shares on the terms and in the manner which the Directors determine at the time of such purchase.

The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner authorised by the Act, including out of any combination of the following: capital, its profits and the proceeds of a fresh issue of Shares.

Power to pay for redemption or purchase in cash or in specie

11.2	When making a payment in respect of the redemption or purchase of Shares, the Directors may make the payment in cash or in specie (or partly in one and partly in the other) if so authorised by the terms of the allotment of those Shares or by the terms applying to those Shares in accordance with Article 11.1, or otherwise by agreement with the Member holding those Shares.

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Effect of redemption or purchase of a Share

11.3	Upon the date of redemption or purchase of a Share:

(a)	the Member holding that Share shall cease to be entitled to any rights in respect of the Share other than the right to receive:

(i)	the price for the Share; and

(ii)	any dividend declared in respect of the Share prior to the date of redemption or purchase;

(b)	the Member’s name shall be removed from the Register of Members with respect to the Share; and

(c)	the Share shall be cancelled or held as a Treasury Share, as the Directors may determine.

11.4	For the purpose of Article 11.3, the date of redemption or purchase is the date when the Member’s name is removed from the Register of Members with respect to the Shares the subject of the redemption or purchase.

12	Meetings of Members

Annual and extraordinary general meetings

12.1	The Company may, but shall not (unless required by the Designated Stock Exchange Rules, the Commission and/or any other competent regulatory authority or otherwise under Applicable Law) be obligated to, in each year hold a general meeting as an annual general meeting, which, if held, shall be convened by the Board, in accordance with these Articles.

12.2	The agenda of the annual general meeting shall be set by the Directors and shall include the presentation of the Company’s annual accounts and the report of the Directors (if any).

12.3	Annual general meetings shall be held in New York, USA or in such other places as the Directors may determine.

12.4	All general meetings other than annual general meetings shall be called extraordinary general meetings.

Power to call meetings

12.5	The Directors may call a general meeting at any time.

12.6	If there are insufficient Directors to constitute a quorum and the remaining Directors are unable to agree on the appointment of additional Directors, the Directors must call a general meeting for the purpose of appointing additional Directors.

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12.7	The Directors must also call a general meeting if requisitioned in the manner set out in the next two Articles.

12.8	The requisition must be in writing and given by one or more Members who together hold at least [forty per cent (40%)] of the rights to vote at such general meeting.

12.9	The requisition must also:

(a)	specify the purpose of the meeting.

(b)	be signed by or on behalf of each requisitioner (and for this purpose each joint holder shall be obliged to sign). The requisition may consist of several documents in like form signed by one or more of the requisitioners; and

(c)	be delivered in accordance with the notice provisions.

12.10	Should the Directors fail to call a general meeting within twenty-one (21) Clear Days’ from the date of receipt of a requisition, the requisitioners or any of them may call a general meeting within three months after the end of that period.

12.11	Without limitation to the foregoing, if there are insufficient Directors to constitute a quorum and the remaining Directors are unable to agree on the appointment of additional Directors, any one or more Members who together hold at least [forty per cent (40%)] of the rights to vote at a general meeting may call a general meeting for the purpose of considering the business specified in the notice of meeting which shall include as an item of business the appointment of additional Directors. If the Members call a meeting under the above provisions, the Company shall reimburse their reasonable expenses.

12.12	Members seeking to bring business before the annual general meeting or to nominate candidates for election as Directors at the annual general meeting must deliver notice to the principal executive offices of the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the scheduled date of the annual general meeting.

Content of notice

12.13	Notice of a general meeting shall specify each of the following:

(a)	the place, the date and the hour of the meeting;

(b)	if the meeting is to be held in two or more places, or any meeting at which Electronic Communication Facilities will be utilized (including any Virtual Meeting), the Electronic Communication Facilities that will be used to facilitate the meeting, including the procedures to be followed by any Member or other participant of the meeting who wishes to utilise such Electronic Communication Facilities for the purposes of attending and participating in such meeting;

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(c)	subject to paragraph (d) and the requirements of (to the extent applicable) the Designated Stock Exchange Rules, the general nature of the business to be transacted; and

(d)	if a resolution is proposed as a Special Resolution, the text of that resolution.

12.14	In each notice there shall appear with reasonable prominence the following statements:

(a)	that a Member who is entitled to attend and vote is entitled to appoint one or more proxies to attend and vote instead of that Member; and

(b)	that a proxyholder need not be a Member.

Period of notice

12.15	At least ten (10) days’ notice of an annual general meeting must be given to Members, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of these Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)	in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding [not less than 90% in par value of the Shares giving that right].

Persons entitled to receive notice

12.16	Subject to the provisions of these Articles and to any restrictions imposed on any Shares, the notice shall be given to the following people:

(a)	the Members

(b)	persons entitled to a Share in consequence of the death or bankruptcy of a Member;

(c)	the Directors; and

(d)	the Auditors.

12.17	The Board may determine that the Members entitled to receive notice of a meeting are those persons entered on the Register of Members at the close of business on a day determined by the Board.

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Publication of notice on a website

12.18	Subject to the Act or the Designated Stock Exchange Rules, the Commission and/or any other competent regulatory authority or otherwise under Applicable Law, a notice of a general meeting may be published on a website providing the recipient is given separate notice of:

(a)	the publication of the notice on the website;

(b)	the place on the website where the notice may be accessed;

(c)	how it may be accessed; and

(d)	the place, date and time of the general meeting.

12.19	If a Member notifies the Company that he is unable for any reason to access the website, the Company must as soon as practicable give notice of the meeting to that Member by any other means permitted by these Articles. This will not affect when that Member is deemed to have received notice of the meeting.

Time a website notice is deemed to be given

12.20	A website notice is deemed to be given when the Member is given notice of its publication.

Required duration of publication on a website

12.21	Where the notice of meeting is published on a website, it shall continue to be published in the same place on that website from the date of the notification until at least the conclusion of the meeting to which the notice relates.

Accidental omission to give notice or non-receipt of notice

12.22	Proceedings at a meeting shall not be invalidated by the following:

(a)	an accidental failure to give notice of the meeting to any person entitled to notice; or

(b)	non-receipt of notice of the meeting by any person entitled to notice.

12.23	In addition, where a notice of meeting is published on a website, proceedings at the meeting shall not be invalidated merely because it is accidentally published:

(a)	in a different place on the website; or

(b)	for part only of the period from the date of the notification until the conclusion of the meeting to which the notice relates.

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13	Proceedings at meetings of Members

Quorum

13.1	Save as provided in the following Article, no business shall be transacted at any meeting unless a quorum is present in person or by proxy at the meeting. A quorum is as follows:

(a)	if the Company has only one Member: that Member;

(b)	if the Company has more than one Member: one or more Members holding Shares that represent not less than one-third of the outstanding Shares entitled to vote at such meeting being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy.

Lack of quorum

13.2	If a quorum is not present at the meeting within fifteen (15) minutes of the time appointed for the meeting, or if at any time during the meeting it becomes inquorate, then the following provisions apply:

(a)	If the meeting was requisitioned by Members, it shall be cancelled.

(b)	In any other case, the meeting shall stand adjourned to the same time and place seven days hence, or to such other time or place as is determined by the Directors. If a quorum is not present at the meeting within fifteen (15) minutes of the time appointed for the adjourned meeting, then [the meeting shall be dissolved].

Chairman

13.3	The chairman of a General Meeting (including any Virtual Meeting) shall be the chairman of the Board or such other Director as the Directors have nominated to chair Board meetings in the absence of the chairman of the Board. Absent any such person being present at the meeting within fifteen (15) minutes of the time appointed for the meeting, the Directors present shall elect one of their number to chair the meeting. The chairman of the meeting shall be entitled to attend and participate at any such General Meeting by means of Electronic Communication Facilities, and to act as the chairman of such General Meeting, in which event the chairman of the meeting shall be deemed to be present at the meeting.

13.4	If no Director is present within fifteen (15) minutes of the time appointed for the meeting, or if no Director is willing to act as chairman, the Members present in person or by proxy and entitled to vote shall choose one of their number to chair the meeting.

Right of a Director to attend and speak

13.5	Even if a Director is not a Member, he shall be entitled to attend and speak at any General Meeting and at any separate meeting of Members holding a particular class of Shares.

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Accommodation of Members at meeting and Virtual Meeting

13.6	lf it appears to the chairman of the meeting that the meeting place specified in the notice convening the meeting is inadequate to accommodate all Members entitled and wishing to attend, the meeting will be duly constituted and its proceedings valid if the chairman is satisfied that adequate facilities are available to ensure that a Member who is unable to be accommodated is able (whether at the meeting place or elsewhere):

(a)	to participate in the business for which the meeting has been convened;

(b)	to hear and see all persons present who speak (whether by the use of microphones, loud-speakers, audio-visual communications equipment or otherwise); and

(c)	to be heard and seen by all other persons present in the same way.

Without limiting the generality of the foregoing, the Directors may determine that any General Meeting may be held as a Virtual Meeting.

Security

13.7	In addition to any measures which the Board may be required to take due to the location or venue of the meeting, the Board may make any arrangement and impose any restriction it considers appropriate and reasonable in the circumstances to ensure the security of a meeting including, without limitation, the searching of any person attending the meeting and the imposing of restrictions on the items of personal property that may be taken into the meeting place. The Board may refuse entry to, or eject from, a meeting a person who refuses to comply with any such arrangements or restrictions.

Adjournment

13.8	The chairman may at any time adjourn a meeting with the consent of the Members constituting a quorum. The chairman must adjourn the meeting if so directed by the meeting. No business, however, can be transacted at an adjourned meeting other than business which might properly have been transacted at the original meeting.

13.9	Should a meeting be adjourned for more than twenty (20) Clear Days, whether because of a lack of quorum or otherwise, Members shall be given at least five (5) Clear Days’ notice of the date, time and place of the adjourned meeting and the general nature of the business to be transacted. Otherwise it shall not be necessary to give any notice of the adjournment.

Method of voting

13.10	A resolution put to the vote of the meeting shall be decided on [a poll.]

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[Outcome of vote by show of hands

13.11	Unless a poll is duly demanded, a declaration by the chairman as to the result of a resolution and an entry to that effect in the minutes of the meeting shall be conclusive evidence of the outcome of a show of hands without proof of the number or proportion of the votes recorded in favour of or against the resolution.]

[Withdrawal of demand for a poll

13.12	The demand for a poll may be withdrawn before the poll is taken, but only with the consent of the chairman. The chairman shall announce any such withdrawal to the meeting and, unless another person forthwith demands a poll, any earlier show of hands on that resolution shall be treated as the vote on that resolution; if there has been no earlier show of hands, then the resolution shall be put to the vote of the meeting.]

Taking of a poll

13.13	A poll demanded on the question of adjournment shall be taken immediately.

13.14	A poll demanded on any other question shall be taken either immediately or at an adjourned meeting at such time and place as the chairman directs, not being more than thirty (30) Clear Days after the poll was demanded.

13.15	The demand for a poll shall not prevent the meeting continuing to transact any business other than the question on which the poll was demanded.

13.16	A poll shall be taken in such manner as the chairman directs. He may appoint scrutineers (who need not be Members) and fix a place and time for declaring the result of the poll. If, through the aid of technology, the meeting is held in more than place, the chairman may appoint scrutineers in more than place; but if he considers that the poll cannot be effectively monitored at that meeting, the chairman shall adjourn the holding of the poll to a date, place and time when that can occur.

Amendments to resolutions

13.17	An Ordinary Resolution to be proposed at a General Meeting may be amended by Ordinary Resolution if:

(a)	not less than 48 hours before the meeting is to take place (or such later time as the chairman of the meeting may determine), notice of the proposed amendment is given to the Company in writing by a Member entitled to vote at that meeting; and

(b)	the proposed amendment does not, in the reasonable opinion of the chairman of the meeting, materially alter the scope of the resolution.

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13.18	A Special Resolution to be proposed at a General Meeting may be amended by Ordinary Resolution, if:

(a)	the chairman of the meeting proposes the amendment at the General Meeting at which the resolution is to be proposed, and

(b)	the amendment does not go beyond what the chairman considers is necessary to correct a grammatical or other non-substantive error in the resolution.

13.19	If the chairman of the meeting, acting in good faith, wrongly decides that an amendment to a resolution is out of order, the chairman’s error does not invalidate the vote on that resolution.

Written resolutions

13.20	Members may pass a resolution in writing without holding a meeting if the following conditions are met:

(a)	all Members entitled to vote are given notice of the resolution as if the same were being proposed at a meeting of Members;

(b)	all Members entitled so to vote;

(i)	sign a document; or

(ii)	sign several documents in the like form each signed by one or more of those Members; and

(c)	the signed document or documents is or are delivered to the Company, including, if the Company so nominates, by delivery of an Electronic Record by Electronic means to the address specified for that purpose.

Such written resolution shall be as effective as if it had been passed at a meeting of the Members entitled to vote duly convened and held.

13.21	If a written resolution is described as a Special Resolution or as an Ordinary Resolution, it has effect accordingly.

13.22	The Directors may determine the manner in which written resolutions shall be put to Members. In particular, they may provide, in the form of any written resolution, for each Member to indicate, out of the number of votes the Member would have been entitled to cast at a meeting to consider the resolution, how many votes he wishes to cast in favour of the resolution and how many against the resolution or to be treated as abstentions. The result of any such written resolution shall be determined on the same basis as on a poll.

Sole-Member Company

13.23	If the Company has only one Member, and the Member records in writing his decision on a question, that record shall constitute both the passing of a resolution and the minute of it.

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14	Voting rights of Members

Right to vote

14.1	Subject to any rights or restrictions attached to any Member’s Shares, or unless a call or other amount presently payable has not been paid, all Members are entitled to vote at a General Meeting, [whether on show of hands or on a poll] and all Members holding Shares of a particular class of Shares are entitled to vote at a meeting of the holders of that class of Shares.

14.2	Members may vote in person or by proxy.

14.3	[On a show of hands, every Member shall have one vote. For the avoidance of doubt, an individual who represents two or more Members, including a Member in that individual’s own right, that individual shall be entitled to a separate vote for each Member.]

14.4	Every Member shall have one vote for each Share he holds, unless any Share carries special voting rights.

14.5	A fraction of a Share shall entitle its holder to an equivalent fraction of one vote.

14.6	No Member is bound to vote on his Shares or any of them; nor is he bound to vote each of his Shares in the same way.

Rights of joint holders

14.7	If Shares are held jointly, only one of the joint holders may vote. If more than one of the joint holders tenders a vote, the vote of the holder whose name in respect of those Shares appears first in the Register of Members shall be accepted to the exclusion of the votes of the other joint holder.

Representation of corporate Members

14.8	Save where otherwise provided, a corporate Member must act by a duly authorised representative.

14.9	A corporate Member wishing to act by a duly authorised representative must identify that person to the Company by notice in writing.

14.10	The authorisation may be for any period of time, and must be delivered to the Company not less than two hours before the commencement of the meeting at which it is first used.

14.11	The Directors of the Company may require the production of any evidence which they consider necessary to determine the validity of the notice.

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14.12	Where a duly authorised representative is present at a meeting that Member is deemed to be present in person; and the acts of the duly authorised representative are personal acts of that Member.

14.13	A corporate Member may revoke the appointment of a duly authorised representative at any time by notice to the Company; but such revocation will not affect the validity of any acts carried out by the duly authorised representative before the Directors of the Company had actual notice of the revocation.

14.14	If a Clearing House (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the Clearing House (or its nominee(s)) as if such person was the registered holder of such Shares held by the Clearing House (or its nominee(s)).

Member with mental disorder

14.15	A Member in respect of whom an order has been made by any court having jurisdiction (whether in the Cayman Islands or elsewhere) in matters concerning mental disorder may vote[, whether on a show of hands or on a poll,] by that Member’s receiver, curator bonis or other person authorised in that behalf appointed by that court.

14.16	For the purpose of the preceding Article, evidence to the satisfaction of the Directors of the authority of the person claiming to exercise the right to vote must be received not less than 24 hours before holding the relevant meeting or the adjourned meeting in any manner specified for the delivery of forms of appointment of a proxy, whether in writing or by Electronic means. In default, the right to vote shall not be exercisable.

Objections to admissibility of votes

14.17	An objection to the validity of a person’s vote may only be raised at the meeting or at the adjourned meeting at which the vote is sought to be tendered. Any objection duly made shall be referred to the chairman whose decision shall be final and conclusive.

Form of proxy

14.18	An instrument appointing a proxy shall be in any common form or in any other form approved by the Directors.

14.19	The instrument must be in writing and signed in one of the following ways:

(a)	by the Member; or

(b)	by the Member’s authorised attorney; or

(c)	if the Member is a corporation or other body corporate, under seal or signed by an authorised officer, Secretary or attorney.

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If the Directors so resolve, the Company may accept an Electronic Record of that instrument delivered in the manner specified below and otherwise satisfying the Articles about authentication of Electronic Records.

14.20	The Directors may require the production of any evidence which they consider necessary to determine the validity of any appointment of a proxy.

14.21	A Member may revoke the appointment of a proxy at any time by notice to the Company duly signed in accordance with Article 14.19.

14.22	No revocation by a Member of the appointment of a proxy made in accordance with Article 14.21 will affect the validity of any acts carried out by the relevant proxy before the Directors of the Company had actual notice of the revocation.

How and when proxy is to be delivered

14.23	Subject to the following Articles, the Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the form of appointment of a proxy and any authority under which it is signed (or a copy of the authority certified notarially or in any other way approved by the Directors) must be delivered so that it is received by the Company not less than 48 hours before the time for holding the meeting or adjourned meeting at which the person named in the form of appointment of proxy proposes to vote. They must be delivered in either of the following ways:

(a)	In the case of an instrument in writing, it must be left at or sent by post:

(i)	to the registered office of the Company; or

(ii)	to such other place specified in the notice convening the meeting or in any form of appointment of proxy sent out by the Company in relation to the meeting.

(b)	If, pursuant to the notice provisions, a notice may be given to the Company in an Electronic Record, an Electronic Record of an appointment of a proxy must be sent to the address specified pursuant to those provisions unless another address for that purpose is specified:

(i)	in the notice convening the meeting; or

(ii)	in any form of appointment of a proxy sent out by the Company in relation to the meeting; or

(iii)	in any invitation to appoint a proxy issued by the Company in relation to the meeting.

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(c)	Notwithstanding Article 14.23(a) and Article 14.23(b), the chairman of the Company may, in any event at his discretion, direct that an instrument of proxy shall be deemed to have been duly deposited.

14.24	Where a poll is taken:

(a)	if it is taken more than seven (7) Clear Days after it is demanded, the form of appointment of a proxy and any accompanying authority (or an Electronic Record of the same) must be delivered in accordance with Article 14.23 not less than 24 hours before the time appointed for the taking of the poll; and

(b)	if it to be taken within seven (7) Clear Days after it was demanded, the form of appointment of a proxy and any accompanying authority (or an Electronic Record of the same) must be delivered in accordance with Article 14.23 not less than two hours before the time appointed for the taking of the poll.

14.25	If the form of appointment of proxy is not delivered on time, it is invalid.

14.26	When two or more valid but differing appointments of proxy are delivered or received in respect of the same Share for use at the same meeting and in respect of the same matter, the one which is last validly delivered or received (regardless of its date or of the date of its execution) shall be treated as replacing and revoking the other or others as regards that Share. lf the Company is unable to determine which appointment was last validly delivered or received, none of them shall be treated as valid in respect of that Share.

14.27	The Board may at the expense of the Company send forms of appointment of proxy to the Members by post (that is to say, pre-paying and posting a letter), or by Electronic communication or otherwise (with or without provision for their return by pre-paid post) for use at any General Meeting or at any separate meeting of the holders of any class of Shares, either blank or nominating as proxy in the alternative any one or more of the Directors or any other person. lf for the purpose of any meeting invitations to appoint as proxy a person or one of a number of persons specified in the invitations are issued at the Company’s expense, they shall be issued to all (and not to some only) of the Members entitled to be sent notice of the meeting and to vote at it. The accidental omission to send such a form of appointment or to give such an invitation to, or the non-receipt of such form of appointment by, any Member entitled to attend and vote at a meeting shall not invalidate the proceedings at that meeting

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Voting by proxy

14.28	A proxy shall have the same voting rights at a meeting or adjourned meeting as the Member would have had except to the extent that the instrument appointing him limits those rights. Notwithstanding the appointment of a proxy, a Member may attend and vote at a meeting or adjourned meeting. If a Member votes on any resolution a vote by his proxy on the same resolution, unless in respect of different Shares, shall be invalid.

14.29	[The instrument appointing a proxy to vote at a meeting shall be deemed also to confer authority to demand or join in demanding a poll and, for the purposes of Article 13.12, a demand by a person as proxy for a Member shall be the same as a demand by a Member. Such appointment shall not confer any further right to speak at the meeting, except with the permission of the chairman of the meeting.]

15	Number of Directors

15.1	There shall be a Board consisting of five (5) Directors, provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors.

15.2	For so long as Shares are listed on a Designated Stock Exchange, the Directors shall include at least such number of Independent Directors as Applicable Law and/or the Designated Stock Exchange Rules require as determined by the Board.

16	Appointment, disqualification and removal of Directors

No age limit

16.1	There is no age limit for Directors save that they must be at least eighteen years of age.

Corporate Directors

16.2	Unless prohibited by law, a body corporate may be a Director. If a body corporate is a Director, the Articles about representation of corporate Members at General Meetings apply, mutatis mutandis, to the Articles about Directors’ meetings.

No shareholding qualification

16.3	Unless a shareholding qualification for Directors is fixed by Ordinary Resolution, no Director shall be required to own Shares as a condition of his appointment.

Appointment of Directors

16.4	A Director may be appointed by Ordinary Resolution or by the Directors. Any appointment may be to fill a vacancy or as an additional Director.

16.5	A remaining Director may appoint a Director even though there is not a quorum of Directors.

16.6	No appointment can cause the number of Directors to exceed the maximum (if one is set); and any such appointment shall be invalid.

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Board’s power to appoint Directors

16.7	Without prejudice to the Company’s power to appoint a person to be a Director pursuant to these Articles, the Board shall have power at any time to appoint any person who is willing to act as a Director, either to fill a vacancy or as an addition to the existing Board, subject to the total number of Directors not exceeding any maximum number fixed by or in accordance with these Articles.

16.8	Any Director so appointed shall, if still a Director, retire at the next annual general meeting after his appointment and be eligible to stand for election as a Director at such meeting.

Appointment at annual general meeting

16.9	[Unless appointed pursuant to the provisions of Article 16.4 or removed from office pursuant to the provisions of Article 16.10, each Director shall be appointed for a term expiring at the next-following annual general meeting of the Company. At any such annual general meeting, Directors will be elected by Ordinary Resolution. At each annual general meeting of the Company, each Director elected at such meeting shall be elected to hold office for a one-year term and until the election of their respective successors in office or removal pursuant to Articles 16.4 and 16.10].

Removal of Directors

16.10	A Director may be removed by Ordinary Resolution.

Resignation of Directors

16.11	A Director may at any time resign office by giving to the Company notice in writing or, if permitted pursuant to the notice provisions, in an Electronic Record delivered in either case in accordance with those provisions.

16.12	Unless the notice specifies a different date, the Director shall be deemed to have resigned on the date that the notice is delivered to the Company.

Termination of the office of Director

16.13	Without prejudice to the provisions in these Articles for retirement (by resignation, rotation or otherwise), a Director’s office shall be terminated forthwith if:

(a)	he is prohibited by the law of the Cayman Islands from acting as a Director; or

(b)	he is made bankrupt or makes an arrangement or composition with his creditors generally; or

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(c)	in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a Director; or

(d)	he is made subject to any law relating to mental health or incompetence, whether by court order or otherwise; or

(e)	without the consent of the other Directors, he is absent from meetings of Directors for a continuous period of six months; or

(f)	all of the other Directors (being not less than two in number) determine that he should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with these Articles or by a resolution in writing signed by all of the other Directors.

17	Alternate Directors

Appointment and removal

17.1	Any Director may appoint any other person, including another Director, to act in his place as an alternate Director. No appointment shall take effect until the Director has given notice of the appointment to the Board.

17.2	A Director may revoke his appointment of an alternate at any time. No revocation shall take effect until the Director has given notice of the revocation to the Board.

17.3	The notice of appointment or removal of an alternate Director shall be effective only if given to the Company by one or more of the following methods:

(a)	by notice in writing in accordance with the notice provisions contained in these Articles;

(b)	if the Company has a facsimile address for the time being, by sending by facsimile transmission to that facsimile address a facsimile copy or, otherwise, by sending by facsimile transmission to the facsimile address of the Company’s registered office a facsimile copy (in either case, the facsimile copy being deemed to be the notice unless Article 32.7 applies), in which event notice shall be taken to be given on the date of an error-free transmission report from the sender’s fax machine;

(c)	if the Company has an email address for the time being, by emailing to that email address a scanned copy of the notice as a PDF attachment or, otherwise, by emailing to the email address provided by the Company’s registered office a scanned copy of the notice as a PDF attachment (in either case, the PDF version being deemed to be the notice unless Article 32.7 applies), in which event notice shall be taken to be given on the date of receipt by the Company or the Company’s registered office (as appropriate) in readable form; or

(d)	if permitted pursuant to the notice provisions, in some other form of approved Electronic Record delivered in accordance with those provisions in writing.

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Notices

17.4	All notices of meetings of Directors shall continue to be given to the appointing Director and not to the alternate.

Rights of alternate Director

17.5	An alternate Director shall be entitled to attend and vote at any Board meeting or meeting of a committee of the Directors at which the appointing Director is not personally present, and generally to perform all the functions of the appointing Director in his absence.

17.6	For the avoidance of doubt:

(a)	if another Director has been appointed an alternate Director for one or more Directors, he shall be entitled to a separate vote in his own right as a Director and in right of each other Director for whom he has been appointed an alternate; and

(b)	if a person other than a Director has been appointed an alternate Director for more than one Director, he shall be entitled to a separate vote in right of each Director for whom he has been appointed an alternate.

17.7	An alternate Director, however, is not entitled to receive any remuneration from the Company for services rendered as an alternate Director.

Appointment ceases when the appointor ceases to be a Director

17.8	An alternate Director shall cease to be an alternate Director if:

(a)	the Director who appointed him ceases to be a Director; or

(b)	the Director who appointed him revokes his appointment by notice delivered to the Board or to the registered office of the Company or in any other manner approved by the Board; or

(c)	in any event happens in relation to him which, if he were a Director of the Company, would cause his office as Director to be vacated.

Status of alternate Director

17.9	An alternate Director shall carry out all functions of the Director who made the appointment.

17.10	Save where otherwise expressed, an alternate Director shall be treated as a Director under these Articles.

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17.11	An alternate Director is not the agent of the Director appointing him.

17.12	An alternate Director is not entitled to any remuneration for acting as alternate Director.

Status of the Director making the appointment

17.13	A Director who has appointed an alternate is not thereby relieved from the duties which he owes the Company.

18	Powers of Directors

Powers of Directors

18.1	Subject to the provisions of the Act, the Memorandum and these Articles the business of the Company shall be managed by the Directors who may for that purpose exercise all the powers of the Company.

18.2	No prior act of the Directors shall be invalidated by any subsequent alteration of the Memorandum or these Articles. However, to the extent allowed by the Act, Members may, by Special Resolution, validate any prior or future act of the Directors which would otherwise be in breach of their duties.

Directors below the minimum number

18.3	lf the number of Directors is less than the number prescribed in accordance with these Articles, the remaining Director or Directors shall act only for the purposes of appointing an additional Director or Directors to make up such number or of convening a general meeting of the Company for the purpose of making such appointment. lf there are no Director or Directors able or willing to act, any two Members may summon a general meeting for the purpose of appointing Directors. Any additional Director so appointed shall hold office (subject to these Articles) only until the dissolution of the annual general meeting next following such appointment unless he is re-elected during such meeting.

Appointments to office

18.4	The Directors may appoint a Director:

(a)	as chairman of the Board;

(b)	as vice-chairman of the Board;

(c)	as managing Director;

(d)	to any other executive office,

for such period, and on such terms, including as to remuneration as they think fit.

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18.5	The appointee must consent in writing to holding that office.

18.6	Where a chairman is appointed he shall, unless unable to do so, preside at every meeting of Directors.

18.7	If there is no chairman, or if the chairman is unable to preside at a meeting, that meeting may select its own chairman; or the Directors may nominate one of their number to act in place of the chairman should he ever not be available.

18.8	Subject to the provisions of the Act, the Directors may also appoint and remove any person, who need not be a Director:

(a)	as Secretary; and

(b)	to any office that may be required (including, for the avoidance of doubt, one or more chief executive officers, presidents, a chief financial officer, a treasurer, vice-presidents, one or more assistant vice-presidents, one or more assistant treasurers and one or more assistant secretaries), for such period and on such terms, including as to remuneration, as they think fit. In the case of an Officer, that Officer may be given any title the Directors decide.

18.9	The Secretary or Officer must consent in writing to holding that office.

18.10	A Director, Secretary or other Officer of the Company may not the hold the office, or perform the services, of Auditor.

Provisions for employees

18.11	The Board may make provision for the benefit of any persons employed or formerly employed by the Company or any of its subsidiary undertakings (or any member of his family or any person who is dependent on him) in connection with the cessation or the transfer to any person of the whole or part of the undertaking of the Company or any of its subsidiary undertakings.

Exercise of voting rights

18.12	The Board may exercise the voting power conferred by the Shares in any body corporate held or owned by the Company in such manner in all respects as it thinks fit (including, without limitation, the exercise of that power in favour of any resolution appointing any Director as a Director of such body corporate, or voting or providing for the payment of remuneration to the Directors of such body corporate).

Remuneration

18.13	Every Director may be remunerated by the Company for the services he provides for the benefit of the Company, whether as Director, employee or otherwise, and shall be entitled to be paid for the expenses incurred in the Company’s business including attendance at Directors’ meetings.

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18.14	Until otherwise determined by the Company by Ordinary Resolution, the Directors (other than alternate Directors) shall be entitled to such remuneration by way of fees for their services in the office of Director as the Directors may determine.

18.15	Remuneration may take any form and may include arrangements to pay pensions, health insurance, death or sickness benefits, whether to the Director or to any other person connected to or related to him.

18.16	Unless his fellow Directors determine otherwise, a Director is not accountable to the Company for remuneration or other benefits received from any other company which is in the same group as the Company or which has common shareholdings.

Disclosure of information

18.17	The Directors may release or disclose to a third party any information regarding the affairs of the Company, including any information contained in the Register of Members relating to a Member, (and they may authorise any Director, Officer or other authorised agent of the Company to release or disclose to a third party any such information in his possession) if:

(a)	the Company or that person, as the case may be, is lawfully required to do so under the laws of any jurisdiction to which the Company is subject; or

(b)	such disclosure is in compliance with the Designated Stock Exchange Rules; or

(c)	such disclosure is in accordance with any contract entered into by the Company; or

(d)	the Directors are of the opinion such disclosure would assist or facilitate the Company’s operations.

19	Delegation of powers

Power to delegate any of the Directors’ powers to a committee

19.1	The Directors may delegate any of their powers to any committee consisting of one or more persons who need not be Members (including, without limitation, the Audit Committee, the Compensation Committee and the Nominating Committee). Persons on the committee may include non-Directors so long as the majority of those persons are Directors.

19.2	The delegation may be collateral with, or to the exclusion of, the Directors’ own powers.

19.3	The delegation may be on such terms as the Directors think fit, including provision for the committee itself to delegate to a sub-committee; save that any delegation must be capable of being revoked or altered by the Directors at will.

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19.4	Unless otherwise permitted by the Directors, a committee must follow the procedures prescribed for the taking of decisions by Directors.

19.5	The Directors may adopt formal written charters for committees and, if so adopted, shall review and assess the adequacy of such formal written charters on an annual basis. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in these Articles and shall have such powers as the Board may delegate pursuant to the Articles and as required by the Designated Stock Exchange Rules, the Commission and/or any other competent regulatory authority or otherwise under these Applicable Laws. Each of the Audit Committee, the Compensation Committee and the Nominating Committee, if established, shall consist of such number of Directors as the Board shall from time to time determine (or such minimum number as may be required from time to time by the Designated Stock Exchange Rules, the Commission and/or any other competent regulatory authority or otherwise under Applicable Law). The Audit Committee, the Compensation Committee and the Nominating Committee shall be made up of such number of Independent Directors as is required from time to time by the Designated Stock Exchange Rules, the Commission and/or any other competent regulatory authority or otherwise under Applicable Law.

Power to appoint an agent of the Company

19.6	The Directors may appoint any person, either generally or in respect of any specific matter, to be the agent of the Company with or without authority for that person to delegate all or any of that person’s powers. The Directors may make that appointment:

(a)	by causing the Company to enter into a power of attorney or agreement; or

(b)	in any other manner they determine.

Power to appoint an attorney or authorised signatory of the Company

19.7	The Directors may appoint any person, whether nominated directly or indirectly by the Directors, to be the attorney or the authorised signatory of the Company. The appointment may be:

(a)	for any purpose;

(b)	with the powers, authorities and discretions;

(c)	for the period; and

(d)	subject to such conditions

as they think fit. The powers, authorities and discretions, however, must not exceed those vested in, or exercisable, by the Directors under these Articles. The Directors may do so by power of attorney or any other manner they think fit.

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19.8	Any power of attorney or other appointment may contain such provision for the protection and convenience for persons dealing with the attorney or authorised signatory as the Directors think fit. Any power of attorney or other appointment may also authorise the attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in that person.

19.9	The Board may remove any person appointed under Article 19.7 and may revoke or vary the delegation.

Borrowing Powers

19.10	The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets both present and future and uncalled capital, or any part thereof, and to issue debentures and other securities, whether outright or as collateral security for any debt, liability or obligation of the Company or its parent undertaking (if any) or any subsidiary undertaking of the Company or of any third party.

Corporate Governance

19.11	The Board may, from time to time, and except as required by applicable law or the Designated Stock Exchange Rules, adopt, institute, amend, modify or revoke the corporate governance policies or initiatives of the Company, which shall be intended to set forth the guiding principles and policies of the Company and the Board on various corporate governance related matters as the Board shall determine by resolution from time to time.

20	Meetings of Directors

Regulation of Directors’ meetings

20.1	Subject to the provisions of these Articles, the Directors may regulate their proceedings as they think fit.

Calling meetings

20.2	Any Director may call a meeting of Directors at any time. The Secretary, if any, must call a meeting of the Directors if requested to do so by a Director.

Notice of meetings

20.3	Every Director shall be given notice of a meeting, although a Director may waive retrospectively the requirement to be given notice. Notice may be oral. Attendance at a meeting without written objection shall be deemed to be a waiver of such notice requirement. A Director may waive his right to receive notice of any meeting either prospectively or retrospectively.

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Period of notice

20.4	At least five (5) Clear Days’ notice of a meeting of Directors must be given to Directors. A meeting may be convened on shorter notice with the consent of all Directors.

Use of technology

20.5	A Director may participate in a meeting of Directors through the medium of conference telephone, video or any other form of communications equipment providing all persons participating in the meeting are able to hear and speak to each other throughout the meeting.

20.6	A Director participating in this way is deemed to be present in person at the meeting.

Place of meetings

20.7	If all the Directors participating in a meeting are not in the same place, they may decide that the meeting is to be treated as taking place wherever any of them is.

Quorum

20.8	The quorum for the transaction of business at a meeting of Directors shall be two unless the Directors fix some other number.

Chairman or deputy to preside

20.9	The Board may appoint a chairman and one or more deputy chairman or chairmen and may at any time revoke any such appointment.

20.10	The chairman, or failing him any deputy chairman (the longest in office taking precedence if more than one is present), shall preside at all Board meetings. If no chairman or deputy chairman has been appointed, or if he is not present within five (5) minutes after the time fixed for holding the meeting, or is unwilling to act as chairman of the meeting, the Directors present shall choose one of their number to act as chairman of the meeting.

Voting

20.11	A question which arises at a Board meeting shall be decided by a majority of votes. If votes are equal the chairman may, if he wishes, exercise a casting vote.

Validity

20.12	Anything done at a meeting of Directors is unaffected by the fact that it is later discovered that any person was not properly appointed, or had ceased to be a Director, or was otherwise not entitled to vote.

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Recording of dissent

20.13	A Director present at a meeting of Directors shall be presumed to have assented to any action taken at that meeting unless:

(a)	his dissent is entered in the minutes of the meeting; or

(b)	he has filed with the meeting before it is concluded signed dissent from that action; or

(c)	he has forwarded to the Company as soon as practical following the conclusion of that meeting signed dissent.

A Director who votes in favour of an action is not entitled to record his dissent to it.

Written resolutions

20.14	The Directors may pass a resolution in writing without holding a meeting if all Directors sign a document or sign several documents in the like form each signed by one or more of those Directors.

20.15	Despite the foregoing, a written resolution signed by a validly appointed alternate Director need not also be signed by the appointing Director. A written resolution signed personally by the appointing Director need not also be signed by his alternate.

20.16	A resolution in writing passed pursuant to Article 20.14 and/or Article 20.15 shall be as effective as if it had been passed at a meeting of the Directors duly convened and held; and it shall be treated as having been passed on the day and at the time that the last Director signs (and for the avoidance of doubt, such day may or may not be a Business Day).

Validity of acts of Directors in spite of formal defect

20.17	All acts done by a meeting of the Board, or of a committee of the Board, or by any person acting as a Director or an alternate Director, shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director or alternate Director or member of the committee, or that any of them were disqualified or had vacated office or were not entitled to vote, be as valid as if every such person had been duly appointed and qualified and had continued to be a Director or alternate Director and had been entitled to vote.

21	Permissible Directors’ interests and disclosure

21.1	A Director shall not, as a Director, vote in respect of any contract, transaction, arrangement or proposal in which he has an interest which (together with any interest of any person connected with him) is a material interest (otherwise then by virtue of his interests, direct or indirect, in Shares or debentures or other securities of, or otherwise in or through, the Company) and if he shall do so his vote shall not be counted, nor in relation thereto shall he be counted in the quorum present at the meeting, but (in the absence of some other material interest than is mentioned below) none of these prohibitions shall apply to:

(a)	the giving of any security, guarantee or indemnity in respect of:

(i)	money lent or obligations incurred by him or by any other person for the benefit of the Company or any of its subsidiaries; or

(ii)	a debt or obligation of the Company or any of its subsidiaries for which the Director himself has assumed responsibility in whole or in part and whether alone or jointly with others under a guarantee or indemnity or by the giving of security;

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(b)	where the Company or any of its subsidiaries is offering securities in which offer the Director is or may be entitled to participate as a holder of securities or in the underwriting or sub-underwriting of which the Director is to or may participate;

(c)	any contract, transaction, arrangement or proposal affecting any other body corporate in which he is interested, directly or indirectly and whether as an officer, shareholder, creditor or otherwise howsoever, provided that he (together with persons connected with him) does not to his knowledge hold an interest representing one per cent or more of any class of the equity share capital of such body corporate (or of any third body corporate through which his interest is derived) or of the voting rights available to members of the relevant body corporate (any such interest being deemed for the purposes of this Article 21.1 to be a material interest in all circumstances);

(d)	any act or thing done or to be done in respect of any arrangement for the benefit of the employees of the Company or any of its subsidiaries under which he is not accorded as a Director any privilege or advantage not generally accorded to the employees to whom such arrangement relates; or

(e)	any matter connected with the purchase or maintenance for any Director of insurance against any liability or (to the extent permitted by the Act) indemnities in favour of Directors, the funding of expenditure by one or more Directors in defending proceedings against him or them or the doing of any thing to enable such Director or Directors to avoid incurring such expenditure.

21.2	A Director may, as a Director, vote (and be counted in the quorum) in respect of any contract, transaction, arrangement or proposal in which he has an interest which is not a material interest or which falls within Article 21.1.

22	Minutes

22.1	The Company shall cause minutes to be made in books of:

(a)	all appointments of Officers and committees made by the Board and of any such Officer’s remuneration; and

(b)	the names of Directors present at every meeting of the Directors, a committee of the Board, the Company or the holders of any class of shares or debentures, and all orders, resolutions and proceedings of such meetings.

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22.2	Any such minutes, if purporting to be signed by the chairman of the meeting at which the proceedings were held or by the chairman of the next succeeding meeting or the Secretary, shall be prima facie evidence of the matters stated in them.

23	Accounts and audit

Accounting and other records

23.1	The Directors must ensure that proper accounting and other records are kept, and that accounts and associated reports are distributed in accordance with the requirements of the Act.

No automatic right of inspection for members

23.2	The books of account shall be kept at the registered office of the Company and shall always be open to inspection by the Directors. No Member (other than a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by the Act or as authorised by the Directors or by Ordinary Resolution.

Sending of accounts and reports

23.3	The Company’s accounts and associated directors’ report or auditor’s report that are required or permitted to be sent to any person pursuant to any law shall be treated as properly sent to that person if:

(a)	they are sent to that person in accordance with the notice provisions: or

(b)	they are published on a website providing that person is given separate notice of:

(i)	the fact that publication of the documents has been published on the website;

(ii)	the address of the website; and

(iii)	the place on the website where the documents may be accessed; and

(iv)	how they may be accessed.

23.4	If, for any reason, a person notifies the Company that he is unable to access the website, the Company must, as soon as practicable, send the documents to that person by any other means permitted by these Articles. This, however, will not affect when that person is taken to have received the documents.

Auditors

23.5	The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine. The Directors may also remove an Auditor as it sees fit.

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23.6	At any General Meeting convened and held at any time in accordance with these Articles, the Members may, by Ordinary Resolution, remove the Auditor before the expiration of his term of office. If they do so, the Members shall, by Ordinary Resolution, at that meeting appoint another Auditor in his stead for the remainder of his term.

23.7	Without prejudice to the freedom of the Directors to establish any other committee, if the Shares are listed or quoted on the Designated Stock Exchange, and if required by the Designated Stock Exchange, the Directors shall establish and maintain an Audit Committee as a committee of the Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the Commission and the Designated Stock Exchange. The Audit Committee shall meet at least once every financial quarter, or more frequently as circumstances dictate.

23.8	If the Shares are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.

23.9	The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).

23.10	If the office of Auditor becomes vacant by resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.

23.11	Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall examine such books, accounts and vouchers; as may be necessary for the performance of their duties.

23.12	The Auditors shall, if so requested by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment, and at any time during their term of office, upon request of the Directors or any General Meeting of the Company.

24	Financial year

24.1	Unless the Directors otherwise specify, the financial year of the Company:

(a)	shall end on [31st December] in the year of its incorporation and each following year; and

(b)	shall begin when it was incorporated and on [1st January] each following year.

25	Record dates

25.1	Except to the extent of any conflicting rights attached to Shares, the Directors may fix any time and date as the record date for:

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(a)	calling a General Meeting;

(b)	declaring or paying a dividend;

(c)	making or issuing an allotment of Shares; or

(d)	conducting any other business required pursuant to these Articles.

The record date may be before or after the date on which a dividend, allotment or issue is declared, paid or made.

25.2	If the resolution does so specify, the dividend shall be payable or distributable to the persons registered as the holders of those Shares at the close of business on the specified date in accordance with their respective holdings so registered, but without prejudice to the rights inter se in respect of the dividend of transferors and transferees of any of those Shares.

25.3	The provisions of this Article apply, mutatis mutandis, to bonuses, capitalisation issues, distributions of realised capital profits or offers or grants made by the Company to the Members.

26	Dividends

Declaration of dividends by Members

26.1	Dividends may be declared and paid out of any funds of the Company lawfully available for distribution.

26.2	Subject to the requirements of the Act regarding the application of a company’s Share premium account and with the sanction of an Ordinary Resolution, dividends may also be declared and paid out of any share premium account.

26.3	Subject to the provisions of the Act, the Company may by Ordinary Resolution declare dividends in accordance with the respective rights of the Members but no dividend shall exceed the amount recommended by the Directors.

Payment of interim dividends and declaration of final dividends by Directors

26.4	The Directors may declare and pay interim dividends or recommend final dividends in accordance with the respective rights of the Members if it appears to them that they are justified by the financial position of the Company and that such dividends may lawfully be paid.

26.5	Subject to the provisions of the Act, in relation to the distinction between interim dividends and final dividends, the following applies:

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(a)	Upon determination to pay a dividend or dividends described as interim by the Directors in the dividend resolution, no debt shall be created by the declaration until such time as payment is made.

(b)	Upon declaration of a dividend or dividends described as final by the Directors in the dividend resolution, a debt shall be created immediately following the declaration, the due date to be the date the dividend is stated to be payable in the resolution.

If the resolution fails to specify whether a dividend is final or interim, it shall be assumed to be interim.

26.6	In relation to Shares carrying differing rights to dividends or rights to dividends at a fixed rate, the following applies:

(a)	If the share capital is divided into different classes, the Directors may pay dividends on Shares which confer deferred or non-preferred rights with regard to dividends as well as on Shares which confer preferential rights with regard to dividends but no dividend shall be paid on Shares carrying deferred or non-preferred rights if, at the time of payment, any preferential dividend is in arrears.

(b)	The Directors may also pay, at intervals settled by them, any dividend payable at a fixed rate if it appears to them that there are sufficient funds of the Company lawfully available for distribution to justify the payment.

(c)	If the Directors act in good faith, they shall not incur any liability to the Members holding Shares conferring preferred rights for any loss those Members may suffer by the lawful payment of the dividend on any Shares having deferred or non-preferred rights.

Apportionment of dividends

26.7	Except as otherwise provided by the rights attached to Shares all dividends shall be declared and paid according to the amounts Paid Up on the Shares on which the dividend is paid. All dividends shall be apportioned and paid proportionately to the amount Paid Up on the Shares during the time or part of the time in respect of which the dividend is paid. But if a Share is issued on terms providing that it shall rank for dividend as from a particular date, that Share shall rank for dividend accordingly.

Right of set off

26.8	The Directors may deduct from a dividend or any other amount payable to a person in respect of a Share any amount due by that person to the Company on a call or otherwise in relation to a Share.

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Power to pay other than in cash

26.9	If the Directors so determine, any resolution declaring a dividend may direct that it shall be satisfied wholly or partly by the distribution of assets. If a difficulty arises in relation to the distribution, the Directors may settle that difficulty in any way they consider appropriate. For example, they may do any one or more of the following:

(a)	issue fractional Shares;

(b)	fix the value of assets for distribution and make cash payments to some Members on the footing of the value so fixed in order to adjust the rights of Members; and

(c)	vest some assets in trustees.

How payments may be made

26.10	A dividend or other monies payable on or in respect of a Share may be paid in any of the following ways:

(a)	if the Member holding that Share or other person entitled to that Share nominates a bank account for that purpose - by wire transfer to that bank account; or

(b)	by cheque or warrant sent by post to the registered address of the Member holding that Share or other person entitled to that Share.

26.11	For the purposes of Article 26.10(a), the nomination may be in writing or in an Electronic Record and the bank account nominated may be the bank account of another person. For the purposes of Article 26.10(b), subject to any Applicable Law or regulation, the cheque or warrant shall be made to the order of the Member holding that Share or other person entitled to the Share or to his nominee, whether nominated in writing or in an Electronic Record, and payment of the cheque or warrant shall be a good discharge to the Company.

26.12	If two or more persons are registered as the holders of the Share or are jointly entitled to it by reason of the death or bankruptcy of the registered holder (Joint Holders), a dividend (or other amount) payable on or in respect of that Share may be paid as follows:

(a)	to the registered address of the Joint Holder of the Share who is named first on the Register of Members or to the registered address of the deceased or bankrupt holder, as the case may be; or

(b)	to the address or bank account of another person nominated by the Joint Holders, whether that nomination is in writing or in an Electronic Record.

26.13	Any Joint Holder of a Share may give a valid receipt for a dividend (or other amount) payable in respect of that Share.

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Dividends or other monies not to bear interest in absence of special rights

26.14	Unless provided for by the rights attached to a Share, no dividend or other monies payable by the Company in respect of a Share shall bear interest.

Dividends unable to be paid or unclaimed

26.15	If a dividend cannot be paid to a Member or remains unclaimed within six weeks after it was declared or both, the Directors may pay it into a separate account in the Company’s name. If a dividend is paid into a separate account, the Company shall not be constituted trustee in respect of that account and the dividend shall remain a debt due to the Member.

26.16	A dividend that remains unclaimed for a period of six years after it became due for payment shall be forfeited to, and shall cease to remain owing by, the Company.

27	Capitalisation of profits

Capitalisation of profits or of any share premium account or capital redemption reserve;

27.1	The Directors may resolve to capitalise:

(a)	any part of the Company’s profits not required for paying any preferential dividend (whether or not those profits are available for distribution); or

(b)	any sum standing to the credit of the Company’s share premium account or capital redemption reserve, if any.

27.2	The amount resolved to be capitalised must be appropriated to the Members who would have been entitled to it had it been distributed by way of dividend and in the same proportions. The benefit to each Member so entitled must be given in either or both of the following ways::

(a)	by paying up the amounts unpaid on that Member’s Shares;

(b)	by issuing Fully Paid Up Shares, debentures or other securities of the Company to that Member or as that Member directs. The Directors may resolve that any Shares issued to the Member in respect of Partly Paid Up Shares (Original Shares) rank for dividend only to the extent that the Original Shares rank for dividend while those Original Shares remain Partly Paid Up.

Applying an amount for the benefit of Members

27.3	The amount capitalised must be applied to the benefit of Members in the proportions to which the Members would have been entitled to dividends if the amount capitalised had been distributed as a dividend.

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27.4	Subject to the Act, if a fraction of a Share, a debenture or other security is allocated to a Member, the Directors may issue a fractional certificate to that Member or pay him the cash equivalent of the fraction.

28	Share Premium Account

Directors to maintain share premium account

28.1	The Directors shall establish a share premium account in accordance with the Act. They shall carry to the credit of that account from time to time an amount equal to the amount or value of the premium paid on the issue of any Share or capital contributed or such other amounts required by the Act.

Debits to share premium account

28.2	The following amounts shall be debited to any share premium account:

(a)	on the redemption or purchase of a Share, the difference between the nominal value of that Share and the redemption or purchase price; and

(b)	any other amount paid out of a share premium account as permitted by the Act.

28.3	Notwithstanding the preceding Article, on the redemption or purchase of a Share, the Directors may pay the difference between the nominal value of that Share and the redemption purchase price out of the profits of the Company or, as permitted by the Act, out of capital.

29	Seal

Company seal

29.1	The Company may have a seal if the Directors so determine.

Duplicate seal

29.2	Subject to the provisions of the Act, the Company may also have a duplicate seal or seals for use in any place or places outside the Cayman Islands. Each duplicate seal shall be a facsimile of the original seal of the Company. However, if the Directors so determine, a duplicate seal shall have added on its face the name of the place where it is to be used.

When and how seal is to be used

29.3	A seal may only be used by the authority of the Directors. Unless the Directors otherwise determine, a document to which a seal is affixed must be signed in one of the following ways:

(a)	by a Director (or his alternate) and the Secretary; or

(b)	by a single Director (or his alternate).

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If no seal is adopted or used

29.4	If the Directors do not adopt a seal, or a seal is not used, a document may be executed in the following manner:

(a)	by a Director (or his alternate) or any Officer to which authority has been delegated by resolution duly adopted by the Directors; or

(b)	by a single Director (or his alternate); or

(c)	in any other manner permitted by the Act.

Power to allow non-manual signatures and facsimile printing of seal

29.5	The Directors may determine that either or both of the following applies:

(a)	that the seal or a duplicate seal need not be affixed manually but may be affixed by some other method or system of reproduction;

(b)	that a signature required by these Articles need not be manual but may be a mechanical or Electronic Signature.

Validity of execution

29.6	If a document is duly executed and delivered by or on behalf of the Company, it shall not be regarded as invalid merely because, at the date of the delivery, the Secretary, or the Director, or other Officer or person who signed the document or affixed the seal for and on behalf of the Company ceased to be the Secretary or hold that office and authority on behalf of the Company.

30	Indemnity

30.1	To the maximum extent permitted by Applicable Law, the Company shall indemnify each existing or former Director (including alternate Director), Secretary and other Officer of the Company (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a)	all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former Director (including alternate Director), Secretary or Officer in or about the conduct of the Company’s business or affairs or in the execution or discharge of the existing or former Director’s (including alternate Director’s), Secretary’s or Officer’s duties, powers, authorities or discretions; and

(b)	without limitation to paragraph (a), all costs, expenses, losses or liabilities incurred by the existing or former Director (including alternate Director), Secretary or Officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning the Company or its affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

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Such indemnity only applies if the Directors are of the view that, in the absence of fraud, wilful default or wilful neglect, such existing or former Secretary, Director (including alternate Director) or Officer acted honestly and in good faith with a view to what the person believes is in the best interests of the Company and, in the case of criminal proceedings, such person had no reasonable cause to believe that their conduct was unlawful. No such existing or former Secretary, Director (including alternate Director) or Officer, however, shall be indemnified in respect of any matter arising out of his own actual fraud, wilful default or wilful neglect.

30.2	To the extent permitted by Act, the Company may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former Director (including alternate Director), Secretary or Officer of the Company in respect of any matter identified in Article 30.1 on condition that the Director (including alternate Director), Secretary or Officer must repay the amount paid by the Company to the extent that it is ultimately found not liable to indemnify the Director (including alternate Director), Secretary or that Officer for those legal costs.

Release

30.3	To the extent permitted by Act, the Company may by Special Resolution release any existing or former Director (including alternate Director), Secretary or other Officer of the Company from liability for any loss or damage or right to compensation which may arise out of or in connection with the execution or discharge of the duties, powers, authorities or discretions of his office; but there may be no release from liability arising out of or in connection with that person’s own actual fraud, wilful default or wilful neglect.

Insurance

30.4	To the extent permitted by Applicable Law, the Company may pay, or agree to pay, a premium in respect of a contract insuring each of the following persons against risks determined by the Directors, other than liability arising out of that person’s own dishonesty:

(a)	an existing or former Director (including alternate Director), Secretary or Officer or auditor of:

(i)	the Company;

(ii)	a company which is or was a subsidiary of the Company;

(iii)	a company in which the Company has or had an interest (whether direct or indirect); and

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(b)	a trustee of an employee or retirement benefits scheme or other trust in which any of the persons referred to in paragraph (a) is or was interested.

31	Notices

Form of notices

31.1	Save where these Articles provide otherwise, and subject to the Designated Stock Exchange Rules, any notice to be given to or by any person pursuant to these Articles shall be:

(a)	in writing signed by or on behalf of the giver in the manner set out below for written notices; or

(b)	subject to the next Article, in an Electronic Record signed by or on behalf of the giver by Electronic Signature and authenticated in accordance with Articles about authentication of Electronic Records; or

(c)	where these Articles expressly permit, by the Company by means of a website.

Electronic communications

31.2	Without limitation to Article 17.3 (relating to the appointment and removal by Directors of alternate Directors), a notice may only be given to the Company in an Electronic Record if:

(a)	the Directors so resolve;

(b)	the resolution states how an Electronic Record may be given and, if applicable, specifies an email address for the Company; and

(c)	the terms of that resolution are notified to the Members for the time being and, if applicable, to those Directors who were absent from the meeting at which the resolution was passed.

If the resolution is revoked or varied, the revocation or variation shall only become effective when its terms have been similarly notified.

31.3	A notice may not be given by Electronic Record to a person other than the Company unless the recipient has notified the giver of an Electronic address to which notice may be sent.

31.4	Subject to the Act, the Designated Stock Exchange Rules and to any other rules which the Company is bound to follow, the Company may also send any notice or other document pursuant to these Articles to a Member by publishing that notice or other document on a website where:

(a)	the Company and the Member have agreed to his having access to the notice or document on a website (instead of it being sent to him);

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(b)	the notice or document is one to which that agreement applies;

(c)	the Member is notified (in accordance with any requirements laid down by the Act and, in a manner for the time being agreed between him and the Company for the purpose) of:

(i)	the publication of the notice or document on a website;

(ii)	the address of that website; and

(iii)	the place on that website where the notice or document may be accessed, and how it may be accessed; and

(d)	the notice or document is published on that website throughout the publication period, provided that, if the notice or document is published on that website for a part, but not all of, the publication period, the notice or document shall be treated as being published throughout that period if the failure to publish that notice of document throughout that period is wholly attributable to circumstances which it would not be reasonable to have expected the Company to prevent or avoid. For the purposes of this Article 31.4 “publication period” means a period of not less than twenty-one days, beginning on the day on which the notification referred to in Article 31.4(c) is deemed sent.

Persons authorised to give notices

31.5	A notice by either the Company or a Member pursuant to these Articles may be given on behalf of the Company or a Member by a Director or Secretary of the Company or a Member.

Delivery of written notices

31.6	Save where these Articles provide otherwise, a notice in writing may be given personally to the recipient, or left at (as appropriate) the Member’s or Director’s registered address or the Company’s registered office, or posted to that registered address or registered office.

Joint holders

31.7	Where Members are joint holders of a Share, all notices shall be given to the Member whose name first appears in the Register of Members.

Signatures

31.8	A written notice shall be signed when it is autographed by or on behalf of the giver, or is marked in such a way as to indicate its execution or adoption by the giver.

31.9	An Electronic Record may be signed by an Electronic Signature.

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Evidence of transmission

31.10	A notice given by Electronic Record shall be deemed sent if an Electronic Record is kept demonstrating the time, date and content of the transmission, and if no notification of failure to transmit is received by the giver.

31.11	A notice given in writing shall be deemed sent if the giver can provide proof that the envelope containing the notice was properly addressed, pre-paid and posted, or that the written notice was otherwise properly transmitted to the recipient.

31.12	A Member present, either in person or by proxy, at any meeting of the Company or of the holders of any class of Shares shall be deemed to have received due notice of the meeting and, where requisite, of the purposes for which it was called.

Giving notice to a deceased or bankrupt Member

31.13	A notice may be given by the Company to the persons entitled to a Share in consequence of the death or bankruptcy of a Member by sending or delivering it, in any manner authorised by these Articles for the giving of notice to a Member, addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt or by any like description, at the address, if any, supplied for that purpose by the persons claiming to be so entitled.

31.14	Until such an address has been supplied, a notice may be given in any manner in which it might have been given if the death or bankruptcy had not occurred.

Date of giving notices

31.15	A notice is given on the date identified in the following table

Method for giving notices	When taken to be given
(A) Personally	At the time and date of delivery
(B) By leaving it at the Member’s registered address	At the time and date it was left
(C) By posting it by prepaid post to the street or postal address of that recipient	48 hours after the date it was posted
(D) By Electronic Record (other than publication on a website), to recipient’s Electronic address	Within 24 hours after the date it was sent
(E) By publication on a website	24 hours after the date on which the Member is deemed to have been notified of the publication of the notice or document on the website

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Saving provision

31.16	None of the preceding notice provisions shall derogate from the Articles about the delivery of written resolutions of Directors and written resolutions of Members.

32	Authentication of Electronic Records

Application of Articles

32.1	Without limitation to any other provision of these Articles, any notice, written resolution or other document under these Articles that is sent by Electronic means by a Member, or by the Secretary, or by a Director or other Officer of the Company, shall be deemed to be authentic if either Article 32.2 or Article 32.4 applies.

Authentication of documents sent by Members by Electronic means

32.2	An Electronic Record of a notice, written resolution or other document sent by Electronic means by or on behalf of one or more Members shall be deemed to be authentic if the following conditions are satisfied:

(a)	the Member or each Member, as the case may be, signed the original document, and for this purpose Original Document includes several documents in like form signed by one or more of those Members; and

(b)	the Electronic Record of the Original Document was sent by Electronic means by, or at the direction of, that Member to an address specified in accordance with these Articles for the purpose for which it was sent; and

(c)	Article 32.7 does not apply.

32.3	For example, where a sole Member signs a resolution and sends the Electronic Record of the original resolution, or causes it to be sent, by facsimile transmission to the address in these Articles specified for that purpose, the facsimile copy shall be deemed to be the written resolution of that Member unless Article 31.6 applies.

Authentication of document sent by the Secretary or Officers of the Company by Electronic means

32.4	An Electronic Record of a notice, written resolution or other document sent by or on behalf of the Secretary or an Officer or Officers of the Company shall be deemed to be authentic if the following conditions are satisfied:

(a)	the Secretary or the Officer or each Officer, as the case may be, signed the original document, and for this purpose Original Document includes several documents in like form signed by the Secretary or one or more of those Officers; and

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(b)	the Electronic Record of the Original Document was sent by Electronic means by, or at the direction of, the Secretary or that Officer to an address specified in accordance with these Articles for the purpose for which it was sent; and

(c)	Article 32.7 does not apply.

This Article 32.4 applies whether the document is sent by or on behalf of the Secretary or Officer in his own right or as a representative of the Company.

32.5	For example, where a sole Director signs a resolution and scans the resolution, or causes it to be scanned, as a PDF version which is attached to an email sent to the address in these Articles specified for that purpose, the PDF version shall be deemed to be the written resolution of that Director unless Article 32.7 applies.

Manner of signing

32.6	For the purposes of these Articles about the authentication of Electronic Records, a document will be taken to be signed if it is signed manually or in any other manner permitted by these Articles.

Saving provision

32.7	A notice, written resolution or other document under these Articles will not be deemed to be authentic if the recipient, acting reasonably:

(a)	believes that the signature of the signatory has been altered after the signatory had signed the original document; or

(b)	believes that the original document, or the Electronic Record of it, was altered, without the approval of the signatory, after the signatory signed the original document; or

(c)	otherwise doubts the authenticity of the Electronic Record of the document and the recipient promptly gives notice to the sender setting the grounds of its objection. If the recipient invokes this Article, the sender may seek to establish the authenticity of the Electronic Record in any way the sender thinks fit.

33	Transfer by way of continuation

33.1	The Company may, by Special Resolution, resolve to be registered by way of continuation in a jurisdiction outside:

(a)	the Cayman Islands; or

(b)	such other jurisdiction in which it is, for the time being, incorporated, registered or existing.

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33.2	To give effect to any resolution made pursuant to the preceding Article, the Directors may cause the following:

(a)	an application be made to the Registrar of Companies of the Cayman Islands to deregister the Company in the Cayman Islands or in the other jurisdiction in which it is for the time being incorporated, registered or existing; and

(b)	all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

34	Winding up

Distribution of assets in specie

34.1	If the Company is wound up the Members may, subject to these Articles and any other sanction required by the Act, pass a Special Resolution allowing the liquidator to do either or both of the following:

(a)	to divide in specie among the Members the whole or any part of the assets of the Company and, for that purpose, to value any assets and to determine how the division shall be carried out as between the Members or different classes of Members; and/or

(b)	to vest the whole or any part of the assets in trustees for the benefit of Members and those liable to contribute to the winding up.

No obligation to accept liability

34.2	No Member shall be compelled to accept any assets if an obligation attaches to them.

The Directors are authorised to present a winding up petition

34.3	The Directors have the authority to present a petition for the winding up of the Company to the Grand Court of the Cayman Islands on behalf of the Company without the sanction of a resolution passed at a General Meeting.

35	Amendment of Memorandum and Articles

Power to change name or amend Memorandum

35.1	Subject to the Act, the Company may, by Special Resolution:

(a)	change its name; or

(b)	change the provisions of its Memorandum with respect to its objects, powers or any other matter specified in the Memorandum.

Power to amend these Articles

35.2	Subject to the Act and as provided in these Articles, the Company may, by Special Resolution, amend these Articles in whole or in part.

36	Mergers and Consolidations

The Company shall have the power to merge or consolidate with one or more constituent companies (as defined in the Act) upon such terms as the Directors may determine and (to the extent required by the Act) with the approval of a Special Resolution.

37	Annual Return

The Directors in each calendar year shall prepare or cause to be prepared an annual return and declaration setting forth the particulars required by the Act and shall deliver a copy thereof to the registrar of companies for the Cayman Islands.

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